     As filed with the Securities and Exchange Commission on July 28, 1995
                                             Registration Statement No. 33-89938

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                              -------------------

                        POST-EFFECTIVE AMENDMENT NO. 1
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                              -------------------

                         CARDIAC CONTROL SYSTEMS, INC.
                         -----------------------------
            (Exact name of registrant as specified in its charter)

          DELAWARE                        3845                   74-2119162
- ----------------------------   -------------------------  ----------------------
(State or Other Jurisdiction       (Primary Standard         (I.R.S. Employer
      of Incorporation         Industrial Classification  Identification Number)
      or Organization)               Code Number)

                             3 Commerce Boulevard
                          Palm Coast, Florida  32164
                                (904) 445-5450
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                              -------------------

                                 Alan J. Rabin
                     President and Chief Executive Officer
                             3 Commerce Boulevard
                          Palm Coast, Florida  32164
                                (904) 445-5450
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                              -------------------

                         Copies of communications to:

                           Randolph H. Fields, P.A.
                               Broad and Cassel
                            390 North Orange Avenue
                                  Suite 1100
                            Orlando, Florida  32801
                                (407) 839-4200
                              -------------------

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box [x].

                              -------------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a), of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

                         CARDIAC CONTROL SYSTEMS, INC.

                             Cross Reference Sheet

        Registration Statement
       Item Number and Caption                     Location in Prospectus
       -----------------------                     ----------------------

1.  Front of Registration Statement and    Outside Front Cover Page of Prospectus
    Outside Front Cover of Prospectus

2.  Inside Front and Outside Back          Inside Front and Outside Back Pages
    Cover Pages of Prospectus              of Prospectus

3.  Summary Information and Risk           Prospectus Summary; Risk Factors
    Factors and Ratio of Earnings to
    Fixed Charges

4.  Use of Proceeds                        Cover Page of Prospectus; Prospectus
                                           Summary; The Offering

5.  Determination of Offering Price        Cover Page of Prospectus; Risk
                                           Factors; Plan of Distribution

6.  Dilution                               Not applicable

7.  Selling Security Holders               Cover Page of Prospectus; Prospectus
                                           Summary; Selling Shareholders

8.  Plan of Distribution                   Outside Front Cover Page of
                                           Prospectus; Prospectus Summary; Plan
                                           of Distribution

9.  Legal Proceedings                      Business of the Company - Legal
                                           Proceedings

10. Directors, Executive Officers,         Management
    Promoters and Control Persons

11. Security Ownership of Certain          Security Ownership of Certain
    Beneficial Owners and Management       Beneficial Owners and Management

12. Description of Securities              Cover Page of Prospectus; Description
                                           of Securities

13. Interest of Named Experts and          Legal Matters; Experts
    Counsel

14. Disclosure of Commission               Description of Securities -
    Position on Indemnification for        Indemnification of Directors and
    Securities Act Liabilities             Officers


15. Organization Within Last Five          Not Applicable
    Years

16. Description of Business                Business of the Company; Risk Factors

17. Management's Discussion and            Management's Discussion and Analysis
    Analysis or Plan of Operation

18. Description of Property                Business of the Company - Property

19. Certain Relationships and              Certain Relationships and Related
    Related Transactions                   Transactions

20. Market Price of and Dividends on       Market Information; Dividends;
    Common Equity and Related              Selling Shareholders
    Stockholder Matters

21. Executive Compensation                 Management

22. Financial Statements                   Prospectus Summary; Financial
                                           Statements

23. Selected Financial Data                Selected Financial Data

24. Supplementary Financial                Not Applicable
    Information

25. Changes In and Disagreements           Change In Independent Accountants
    with Accountants on Accounting and
    Financial Disclosure

                                   PROSPECTUS


                                1,353,469 Shares
                         Cardiac Control Systems, Inc.
                                  Common Stock

    Of the 1,353,469 shares (the "Shares") of Common Stock, $.10 par value (the "Common Stock"), of Cardiac Control Systems, Inc. (the "Company") registered hereunder, 1,133,382 Shares are being registered for resale for the account of the holders of 5% convertible debentures (the "Debentures") into which the Debentures are convertible, 200,000 Shares are registered for resale for the account of a non-affiliated holder of a warrant, and 14,285 and 5,802 Shares are registered for resale for the account of a principal (officer and director) of the Company and a non-affiliated partnership, respectively, subject to exercise of options they hold (the "Selling Shareholders"). Upon conversion of the Debentures and exercise of the warrant and options, the Shares will be owned by the Selling Shareholders named in this Prospectus. See "SELLING SHAREHOLDERS" and "DESCRIPTION OF SECURITIES". Such Shares may be offered for sale by or on behalf of the Selling Shareholders from time to time in or through transactions or distributions in the over-the-counter market, in privately negotiated transactions, on any stock exchange or automated quotation system on which the Company's Common Stock may be listed in the future or otherwise at prices prevailing in such market or exchange or as may be negotiated at the time of sale. See "THE OFFERING", "MARKET INFORMATION", AND "PLAN OF DISTRIBUTION".

    The Selling Shareholders include certain officers and directors of the Company. The Company will receive none of the proceeds from the sale of the Shares of Common Stock registered hereby, when, as and if such Shares are offered for sale. See "THE OFFERING", "SELLING SHAREHOLDERS", and "PLAN OF DISTRIBUTION".

    The expenses in connection with the preparation of this Prospectus and registration of the Shares will be paid by the Company. The Company may also incur further expenses associated with any continuing responsibilities to register the Shares. Such additional expenses are not capable of being estimated, but the Company does not expect them to be material. The expenses to be paid by the Company are estimated at $61,000. The Selling Shareholders will be responsible for payment of transfer taxes and broker/dealer commissions, if any are payable. See "THE OFFERING and "PLAN OF DISTRIBUTION".

    The Common Stock is quoted on the NASD OTC Bulletin Board Service under the symbol CDCS. On July 24, 1995, the average of the bid and asked prices of the Common Stock reported by the NASD OTC Bulletin Board Service were $3 3/8 and
$3 7/8, respectively. See "DESCRIPTION OF SECURITIES", "RISK FACTORS", and "MARKET INFORMATION".

                           -------------------------

   THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY SUCH PERSONS CAPABLE OF BEARING THE ECONOMIC RISK OF SUCH
                                  INVESTMENT.
                              SEE "RISK FACTORS".

                           -------------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.

                           -------------------------

                The date of this Prospectus is July 27, 1995

                             ADDITIONAL INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC" or the "Commission"). Such reports and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and at 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of each such document may be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

    The Company has filed with the Commission a Registration Statement on Form S-1 (collectively with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities being offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement and the schedules and exhibits thereto. For further information with respect to the Company and the Common Stock, reference is hereby made to the Registration Statement and to the exhibits filed as a part thereof. The statements contained in this Prospectus as to the contents of any contract or other document identified as exhibits in this Prospectus are not necessarily complete and, in each instance, reference is made to a copy of such contract or document filed as an exhibit to the Registration Statement, each statement being qualified in any and all respects by such reference. The Registration Statement, including exhibits, may be inspected without charge at the principal reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained upon payment of fees prescribed by the Commission from the Public Reference Section of the Commission at its principal office in Washington, D.C. set forth above.

    The Company's Common Stock is quoted on the NASD OTC Bulletin Board under the symbol "CDCS." All of the reports required to be filed by the Company with NASD, if any, and other information concerning the Company can be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

                               PROSPECTUS SUMMARY

    The following is a summary of certain information contained in this Prospectus. The summary must be read in conjunction with and is qualified in its entirety by reference to the more detailed information and financial statements appearing elsewhere in this Prospectus. Unless the context otherwise requires, all information in this Prospectus has been adjusted to reflect a one-for-seven reverse stock split of the Company's outstanding Common Stock, which reverse stock split was effected on December 13, 1994. For purposes of simplicity, fractional shares resulting from the reverse split have been omitted throughout this Prospectus.

                                  The Company

    The Company was incorporated on June 20, 1980 under the laws of the State of Delaware. The Company is engaged in the design, development, manufacture, marketing, and sale of implantable cardiac pacing systems. These systems consist of single-chamber, dual-chamber and single lead atrial-controlled ventricular cardiac pacemakers together with connecting ventricular electrode leads and equipment for the external programming and monitoring of the pacemakers. The Company has received classification (clearance) from the United States Food and Drug Administration (the "FDA") to distribute commercially a line of single-chamber and dual-chamber pacemaker systems and a single-lead atrial-controlled ventricular cardiac pacing system. The equipment used for the external programming and monitoring of the Company's pacemaker products is usually loaned without charge to physicians and other purchasers of the Company's products. The Company's products are "medical devices" as defined by the FDA and thus are subject to federal regulations enforced by the FDA, including restrictions on the commercial introduction of products and clinical testing requirements. The Company's principal executive offices, production and warehouse facilities are located at 3 Commerce Boulevard, Palm Coast, Florida 32164. The Company's telephone number is (904) 445-5450. See "BUSINESS OF THE COMPANY".

    The Company raised $2,885,000 through a private placement of 5% convertible debentures (the "Debentures") due October 31, 1999. Of the shares of Common Stock subject to sale under this Prospectus, 1,133,382 represent the Common Stock underlying the Debentures. The Debentures may be converted to Common Stock (at a conversion rate of one share of Common Stock for every $2.80 of outstanding principal) at any time at the discretion of the Debenture holders, on or before October 31, 1999. See "DESCRIPTION OF SECURITIES". Concurrently with the issuance of the Debentures, stockholder notes and accrued interest thereon aggregating $615,630 were converted to a $250,000 debenture (said $250,000 being included in the $2,885,000 amount referenced above) and 130,582 shares of Common Stock of the Company (at $2.80 per share). As a result of this financing, Bart C. Gutekunst and Alan J. Rabin, formerly directors and executive officers of R-2 Medical Systems, Inc. (a medical equipment manufacturer which was acquired by Cardiotronics, Inc. in 1994) entered into three-year employment contracts with the Company in October 1994, pursuant to which Mr. Gutekunst was appointed Chairman of the Board and Mr. Rabin was appointed a director of the Company and its President and Chief Executive Officer.

    The Selling Shareholders may sell all or a portion of the Common Stock that is the subject of the Registration Statement filed in connection with this Prospectus.

                                    The Offering

    The Registration Statement of which this Prospectus is a part registers for resale 1,030,352 shares of Common Stock that underlie outstanding 5% convertible debentures (the "Debentures") of the Company and 103,030 additional shares to which the Debenture holders may become entitled if certain conditions are not met by the Company by September 22, 1995. See, "DESCRIPTION OF SECURITIES - 5% Convertible Debentures." It also registers for resale (a) 200,000 shares of Common Stock underlying a warrant granted to Dow Corning Enterprises, Inc., which is not affiliated with the Company, (b) 14,285 shares of Common Stock underlying an option granted to Robert R. Brownlee, Senior Executive Vice President and a Director of the Company, and (c) 5,802 shares underlying options granted to Applied Cardiac Electrophysiology, a California partnership, which is not affiliated with the Company. See, "SELLING SHAREHOLDERS."

    The Selling Shareholders, upon conversion of all or a portion of their Debentures warrant or options, may from time to time offer such shares of Common Stock for sale to the public in the over-the-counter market, in privately negotiated transactions, or on any stock exchange or automated quotation system on which such shares of Common Stock may be listed in the future, or otherwise at prices prevailing in such market or exchange or as may be negotiated at the time of sale. The Selling Shareholders include certain officers and directors of the Company. The Company will receive none of the proceeds from the sale of the shares offered by this Prospectus, when, as and if such shares are offered for sale. See "THE OFFERING", "PLAN OF DISTRIBUTION", "SELLING SHAREHOLDERS" and "MARKET INFORMATION".

    As of the date of this Prospectus, there were 1,342,819 shares of the Company's Common Stock issued and outstanding. See "CAPITALIZATION".

                                NASD OTC Symbol

    The Company's securities are traded in the NASD OTC Bulletin Board Service. The Company's NASD OTC Bulletin Board symbol is "CDCS".

                        Summary of Certain Risk Factors

    Prospective purchasers should carefully consider risks concerning the Company and its business discussed in this Prospectus. Historically, the Company has had losses due to insufficient capital and FDA delays. Further, the Company manufactures medical devices in a highly competitive and regulated industry. For a more comprehensive discussion of these and other risk factors involved in an investment in the Company's shares, see "RISK FACTORS".

                         Summary Financial Information

    The Company had an accumulated deficit of $19,519,472 at March 31, 1995 and had net income for the fiscal year ended March 31, 1995 of $1,374,971 (due in part to an extraordinary gain) as compared to a net loss of ($1,046,657) for the fiscal year ended March 31, 1994. See "RISK FACTORS", "BUSINESS OF THE COMPANY", "MANAGEMENT'S DISCUSSION AND ANALYSIS", and "FINANCIAL STATEMENTS".

    The following selected financial information for each of the fiscal years ended March 31, 1993 through 1995 has been derived from the audited financial statements of the Company appearing elsewhere herein. For a more detailed summary of selected financial data for the past five fiscal years, see "SELECTED FINANCIAL DATA". This information should be read in conjunction with the financial statements and notes thereto appearing elsewhere in this Prospectus. See "FINANCIAL STATEMENTS".

Statement of Operations Data:

                               Year Ended     Year Ended/(1)/     Year Ended
                             March 31, 1995    March 31, 1994   March 31, 1993
                           ---------------------------------------------------
Net Sales                        $4,817,862       $ 4,353,856      $ 4,767,677
Royalty Income                      909,675            81,250           48,750
                           ---------------------------------------------------
Revenues                          5,727,537         4,435,106        4,816,427
Costs and Expenses                5,713,973         5,284,670        6,044,811
                           ---------------------------------------------------
Operating Income (Loss)              13,564          (849,564)      (1,228,384)
Other Income (Expense)             (295,381)         (197,093)        (134,162)
                           ---------------------------------------------------
Net Loss Before
 Extraordinary Gain                (281,817)       (1,046,657)      (1,362,546)

Extraordinary Gain                1,656,788                --               --
                           ---------------------------------------------------
Net Income (Loss)                $1,374,971       $(1,046,657)     $(1,362,546)
                           ===================================================

Earnings per Common and
Common Equivalent Share:/(2)/

Primary:
  Loss before extraordinary
  gain.....................      $     (.21)      $      (.87)     $     (1.24)
  Extraordinary gain.......            1.21                --               --
                           ---------------------------------------------------
  Net income (loss)........      $     1.00       $      (.87)     $     (1.24)
                           ===================================================
Fully diluted:
  Loss before extraordinary
  gain.....................      $     (.11)      $      (.87)     $     (1.24)
  Extraordinary gain.......             .90                --               --
                           ---------------------------------------------------
  Net income (loss)........      $      .79       $      (.87)     $     (1.24)
                           ===================================================
Average Number of
Common Shares and
Equivalents
Outstanding: /(2)(3)/

Primary                           1,372,099         1,206,988        1,102,526
Fully Diluted                     1,834,121         1,206,988        1,102,526
- ------------------------------------------------------------------------------

/(1)/ As a result of recurring losses and cash flow deficits, the accountant's report on the financial statements for the year ended March 31, 1994 contained an explanatory paragraph regarding the Company's ability to continue as a going concern. See Report of Independent Certified Public Accountants of Price Waterhouse LLP, attached to the Financial Statements. Also, see "RISK FACTORS--History of Losses".

/(2)/ Net loss per common share and average number of common shares outstanding for the years ended March 31, 1993 and 1994 have been restated as if the one for seven reverse stock split, effective December 13, 1994, had been effective in these prior periods.

/(3)/ March 31, 1994 and 1993 do not include additional shares which may be issued upon exercise of outstanding stock options or conversion of the Debentures, since inclusion thereof would have an anti-dilutive effect on the loss per share. See "CAPITALIZATION" and "DESCRIPTION OF SECURITIES".

Balance Sheet Data:
                           Year Ended       Year Ended       Year Ended
                         March 31, 1995   March 31, 1994   March 31, 1993
- -------------------------------------------------------------------------
Assets                     $  5,797,938     $  3,381,305     $  3,785,970
Current Assets                3,923,857        2,112,092        2,488,885
Current Liabilities           1,478,555        4,981,617        2,877,229
Working Capital               2,445,302       (2,869,525)        (388,344)
Long-Term Debt                4,119,782            7,546        1,755,968
Accumulated Deficit         (19,519,472)     (20,894,443)     (19,847,786)
Stockholders' Deficit          (659,760)      (2,690,208)      (1,653,858)

                                  RISK FACTORS

  Investment in the Shares is speculative and involves a high degree of risk. Prospective investors should consider carefully the following risk factors, as well as the other information set forth in this Prospectus.

Risks Related to the Company

  History of Losses. The Company had a prior history of net losses and experienced cash-flow deficiencies and had been unable to pay many of its obligations as they became due. The Company's prior auditors had a going concern explanatory paragraph in their report at March 31, 1994. As a result of the Company's improved working capital position from recent financings and a corresponding reduction in current liabilities, the Company's current auditors' report does not contain a going concern explanatory paragraph at March 31, 1995. Although the Company incurred a profit for the fiscal year ended March 31, 1995 as a result of an extraordinary gain, such continued profitability cannot be guaranteed. There are many events and factors in connection with development, production and sales over which the Company has little or no control, including, without limitation, production delays, marketing difficulties, lack of market acceptance, and superior competitive products based on future technological innovation. There can be no assurance that future operations will continue to be profitable or will satisfy future cash-flow requirements. See "BUSINESS OF THE COMPANY" and "FINANCIAL STATEMENTS".

  Adverse Consequences of Constraints Imposed by Debt Obligations. The Company owes a $1.5 million promissory note to Sirrom Capital Corporation ("Sirrom") pursuant to a loan transaction consummated as of March 31, 1995. The $1.5 million promissory note (the "Sirrom Note") is secured by a first mortgage against the Company's premises and by a first lien against all of the Company's personal property and proceeds thereof, including general intangibles such as the Company's patents and royalties, but excluding the Company's inventory and accounts receivable. The Sirrom mortgage against the Company's premises replaces the mortgage previously held by Dow Corning Enterprises, Inc. ("DCE"), which DCE mortgage was satisfied from Sirrom loan proceeds and debt forgiveness by DCE. The Sirrom Note matures March 31, 2,000 and is payable monthly, interest only, commencing May 1, 1995, with a balloon payment of principal and accrued and unpaid interest due on the maturity date. The Company had been in default of the DCE note due to historical cash deficiencies. If the Company becomes in default of the Sirrom note, the Company's operations and assets could be materially and adversely impacted. For a complete discussion of the Sirrom loan transaction, see "BUSINESS OF THE COMPANY - Recent Events."

  The Sirrom loan documents impose certain constraints on the Company's business. Sirrom's consent is required to sell or encumber Sirrom's collateral having an aggregate fair market value exceeding $25,000. The Company may license its intellectual property in the ordinary course of business so long as the Company's interest in the license agreements are freely assignable to Sirrom. The Company may not incur certain additional indebtedness in excess of $200,000 annually without Sirrom's consent (which may not be unreasonably withheld or delayed). Further, under a warrant for Common Stock also given to Sirrom in connection with the loan, the Company must give Sirrom advance notice of certain events, such as dividend payments, certain new stock issues, reorganization, merger, sale of substantially all assets, and advance notice of the record date to be set for determining shareholders entitled to vote on such matters. See, "BUSINESS OF THE COMPANY - Recent Events."

  Such consent and notice requirements could impede the Company's ability to act expeditiously in its operations or corporate matters, which may have an adverse impact on the Company's business and corporate affairs.

  Absence of Dividends. The Company has never paid cash dividends on its Common Stock and has no plans to do so in the foreseeable future. See "DIVIDENDS".

  Dilution from Possible Future Issuance of Additional Shares. The Board of Directors has the power to issue Common Stock without shareholder approval, up to the number of authorized shares set forth in the Company's Certificate of Incorporation, as amended. In addition, as of March 31, 1995, the Company granted options to employees, officers and directors of the Company as well as to certain non-affiliates representing 274,226 shares in the aggregate, of which 173,038 were exercisable as of March 31, 1995. In connection with a recent loan from Sirrom Capital Corporation ("Sirrom") and resulting satisfaction of the Company's obligation to Dow Corning Enterprises, Inc. ("DCE"), the Company issued warrants to Sirrom for a minimum of 100,000 shares (subject to increases of 50,000 shares annually commencing March 31, 1997 so long as the Sirrom loan is still outstanding) and to DCE for 200,000 shares of Common Stock, both of which are exercisable as of March 31, 1995. Further, the Company is currently involved in defending a lawsuit initiated by a financial consulting firm. There, the plaintiff alleges, among other things, that it is entitled to receive warrants to purchase Company common stock which, if exercised, would represent 15% of the outstanding shares of the Company. See "BUSINESS OF THE COMPANY - Legal Proceedings". The issuance of any additional shares by the Company in the future may result in a reduction of the book value or market price, if any, of the then-outstanding Common Stock. Issuance of additional shares of Common Stock may reduce the proportionate ownership and voting power of then-existing shareholders. See "MANAGEMENT - Stock Options" ; "DESCRIPTION OF SECURITIES"; and "BUSINESS OF THE COMPANY - Recent Events, and - Legal Proceedings."

  Furthermore, funds exceeding those funds generated by the Debenture private placement and the Sirrom loan may be required to meet the working capital needs of the Company. If additional funding is required, the Company might seek to issue additional shares of Common Stock to the public or securities convertible into Common Stock. There is no assurance that the Company would be able to arrange alternative financing on advantageous terms, if at all. If the Company were to sell additional securities in the future, the interest of investors who acquired the shares pursuant to this Prospectus could be further diluted.

  Limitations on Use of Net Operating Loss Carryforwards. As of March 31, 1995, the Company had net operating loss carryforwards of approximately $17.9 million. These tax net operating losses may be carried forward and utilized against future taxable income through the year 2009. The availability of these carryforwards to reduce future taxable income of the Company is subject to various limitations under the Internal Revenue Code of 1986, as amended (the "Code"). In particular, the utilization of such carryforwards would be severely restricted upon the occurrence of certain changes during a three-year period resulting in a more than 50% aggregate change in the ownership of the Company. The conversion of the Debentures into Common Stock may result in a change in ownership that could cause these limitations to become applicable to the Company. If the Company becomes subject to these limitations, the annual amount of tax carryforwards that may be utilized against future income will be limited. Because of this annual limitation and the expiration rules described above, assuming conversion of the Debentures into Common Stock, the tax carryforwards may expire prior to the time the Company would be able to fully utilize them against future taxable income, if any.

  Dependence on Key Employees. The Company's future success depends in part upon key managerial, technical and marketing personnel and upon its ability to continue to attract and retain such highly talented individuals. Competition for qualified personnel is intense in the medical device industry. The Company anticipates it will have the financial ability to expand its sales force, and to that goal recently hired a new Vice President of Sales and Marketing. However, there can be no assurance that the Company will retain its key employees or that it will attract and assimilate such employees in the future. To mitigate this risk, the Company entered into employment agreements with certain executive officers. Any of the employment agreements could be terminated prematurely in the event of the resignation, disability or death of such employees. The Company has not obtained policies of key-man life insurance on the lives of any of its key management personnel.

  Prohibition on Sales to European Community Without ISO (CE Mark) Certification. The European Community ("EC") nations have adopted universal standards in order to provide simplified trade among the member nations and to assure free access to trade while maintaining quality standards for products sold. These standards have been developed by the International Organization for Standards ("ISO"). All companies doing business in these nations must be certified to these standards set forth by the EC which is evidenced by being granted the CE Mark. Standards for implantable medical products were implemented January 1, 1993, with a transition period which ended December 31, 1994. In order for the Company to continue to sell its pacemakers in the EC, it must obtain certification, the CE Mark. The Company does not yet have the CE Mark registration and is therefore prohibited from selling its pacemakers to the EC member nations until it is granted the CE Mark. Thus, as of January 1, 1995, the Company ceased selling its pacemakers to its customers in EC nations. Although the Company is preparing for certification, the Company cannot assure when or if the CE Mark will be received. The continued loss of this European market could have a material adverse effect on the Company's business and results of operations.

  Dependence on Certain Patents and Licenses. The medical device industry is highly competitive and manufacturers rely on their trade secrets and intellectual property rights to develop and maintain a competitive edge in the marketplace. The Company manufactures and markets its products pursuant to certain patents it owns and pursuant to certain licenses of patents held by others. The licenses are non-exclusive and thus the technologies that are subject to such licenses are available to the Company's competitors. Further, upon the expiration of a patent, the technology that was subject to the patent also becomes available to the Company's competitors. In the area of intellectual property law, patent infringement claims are common and such a claim could adversely impact the Company's ability to use, in whole or in part, its patented or licensed technologies or processes.

Risks Related to the Medical Device Business

  Technological and Product Obsolescence. The medical device industry is characterized by extensive research and development and rapid technological change. Development by others of new or improved products, processes or technologies may make the Company's current product or any future products obsolete or less competitive. The Company will be required to devote continued resources to enhance its current product and develop new products for the medical marketplace. There are many events and factors in connection with the development, production and sale of such products over which the Company has no control. It is not possible to provide any assurance that the Company's business will be successful.

  Increase in Sales Force Required. Historically, the Company's cash flow deficiencies impeded its ability to hire executive marketing personnel and to increase the size of its independent sales force. The Company's marketing success will depend on its ability to recruit and retain additional sales representatives, which is critical to market acceptance and sales growth.

  Adverse Effect of Government Regulation. The Company's products are classified as medical devices and as such are subject to extensive regulation by the FDA. A medical device must be cleared by the FDA through an extensive application process before it can be commercially marketed by the Company. Any delay of clearance or rejection of an application could have a material adverse effect on the Company's business and results of operations. All of the pacemaker systems marketed by the Company (including related electrode leads and ancillary equipment) are in commercial distribution under the FDA's 510(k) Premarket Notification regulations or Premarket Approval regulations. The Company recently applied for FDA clearance to market its ultra-slim MAESTRO II dual-chamber pulse generator. The Company believes, but cannot assure, that it will receive clearance for commercial distribution of this product by the FDA. Further, the Company cannot predict the timeline to which the clearance would be received. Although the Company's predecessor to the MAESTRO II dual-chamber pulse generator, the MAESTRO dual-chamber device, has been approved by the FDA for commercial distribution in the United States, the Company is no longer selling those devices since it has exhausted its supply of integrated circuits required to manufacture them. Thus, until the Company obtains FDA clearance of its MAESTRO II dual-chamber device, it cannot sell to the dual-chamber market.

  Further, as of January 1, 1995, the Company ceased selling its pacemakers to member nations of the European Community. The Company must first obtain certification from the International Organization for Standards (which is analogous to the FDA in the United States) before it can recommence selling its pacemakers to those European nations. See, " - Absence of ISO Certification and Impact on European Distribution."

  Adverse Effect of Competition. There are a number of established companies engaged in the design, manufacture, marketing and sale of cardiac pacemaker systems which have greater financial resources, research and development facilities, manufacturing capabilities and marketing organizations than the Company. Certain established companies are developing a single-lead atrial-controlled ventricular cardiac pacing system, one of which is Intermedics Inc. Intermedics recently received FDA clearance for such a pacing system and commenced marketing its new system in March 1995. A successful introduction of any such new system could dramatically impact the Company's competitive position and its ability to become a viable entity in the cardiac pacemaker industry.
The Company believes that although the new Intermedics system creates some competition, the Company will benefit through its sales to Intermedics Inc. of the Company's electrode leads which Intermedics uses with its new system. The lead sales to Intermedics Inc. are made pursuant to a supply agreement between the Company and Intermedics, which agreement expires on April 1, 1996, unless renewed for an additional two years by mutual agreement. However, Intermedics Inc. also manufactures leads pursuant to a license agreement with the Company, and there can be no guarantee that its demand for the Company's leads will not decrease.

  Exposure to Claims and Litigation. The nature of the medical device industry subjects participants therein to the risk of litigation in several areas, including claims for personal injuries resulting from the use of products similar to those manufactured by the Company as well as for patent, licensing or trademark infringement. The Company maintains product liability coverage, which it believes is customary in the industry. There can be no assurance, however, that the Company's insurance coverage is adequate to mitigate all costs, expenses and losses which may be incurred in litigation proceedings. In accordance with industry practice, the Company has attempted to limit its product warranty obligations (associated with defective pacemakers) to replacement of any defective pacemakers and some patient out-of-pocket expenses up to $500.00. There can be no assurance that the Company's warranty policy will be adequate to mitigate against all costs, expenses and losses.

  Single Sources of Supplies and Production Risks.   Single sources are relied
upon by the Company for certain critical materials used in the Company's products, including medical adhesives, integrated circuits, hybrid microelectronic circuitry, lithium batteries and a material used to produce

Surethane(TM). A delay in delivery of such critical materials or the loss of one of the suppliers of such materials could have a significant adverse effect on the Company's business. The Company has exhausted its supply of certain components for its FDA-approved dual-chamber devices, resulting in a decline of those sales. Thus, the Company will not be able to manufacture dual-chamber devices until its new dual-chamber device is cleared by the FDA. Further, two of the Company's principal suppliers of materials used primarily in electrode lead production have indicated that they will no longer supply their materials to the medical device industry. The Company believes it has an adequate supply of one such material to meet demand for the next several years and has identified alternate sources for the other materials, which the Company may utilize pending FDA review and approval of those alternate materials.

  Reliance on Third-Party Reimbursement. Hospitals, physicians and other health care providers that purchase medical devices for use in furnishing care to their patients typically rely on third-party payors, principally Medicare, Medicaid, and private health insurance plans, to reimburse all or part of the costs or fees associated with the medical procedures performed with those devices, and of the costs of acquiring those devices. Cost control measures adopted by third-party payors in recent years have had and may continue to have a significant effect on the purchasing practices of many providers, generally causing them to be more selective in the purchase of medical devices. Limitations may be imposed upon the conditions for which procedures may be performed or on the cost of procedures for which third-party reimbursement is available, which could adversely affect the market for the Company's products or any future products.

  Proposed Health Care Reform. The public and the federal government have recently focused significant attention on reforming the health care system in the United States. Recently, numerous legislative proposals have been introduced in Congress that would effect major reforms of the U.S. health care system. The Company cannot predict the health care reforms that may be enacted (i.e, price limitations, reimbursements from third-party payors) nor the effect any such reforms may have on its business.

  Product Recalls. In the event problems arise with the Company's products after commercial introduction, the Company might be required to recall the defective products. In that event, the costs and potential liability to the Company could be significant and would have a material adverse effect on the Company's business and operations. The Company recalled products in September 1990, in August 1991 and in March 1994.

Risks of the Offering

  Limited Market for the Company's Securities. There is currently a limited public market for the Company's Common Stock. The Company's Common Stock had historically been listed in the NASDAQ Market System. Nevertheless, the Company is currently listed on the NASD's OTC Bulletin Board Service. This Service allows market makers to enter quotes and trade securities that do not meet the NASDAQ's qualification requirements. The Company will be using its best efforts to relist its Common Stock on the NASDAQ Small-Cap(SM) Market. However, there is no assurance that the Company will obtain such listing and, in the event its stock is relisted, there is no assurance that the Company will maintain sufficient qualifications to maintain the listing.

  Listing and Maintenance Criteria for NASDAQ System; Disclosure Relating to Low-Priced Stocks. The National Association of Securities Dealers, Inc. (the "NASD"), which administers NASDAQ, requires that, in order for a company's securities to be listed on the NASDAQ Small-Cap(SM) Market, the Company must have $4,000,000 in total assets, a $1,000,000 market value of the public float and $2,000,000 in total capital and surplus. Further, initial listing requires two market makers and a minimum bid price of $3.00 per share. Continued inclusion on the NASDAQ Small-Cap(SM) Market currently requires two market makers and a minimum bid price of $1.00 per share; provided, however, if the Company falls below the minimum bid price, it will remain eligible for continued inclusion if the market value of the public float is at least $1,000,000 and the Company has $2,000,000 in capital and surplus. On August 30, 1991, the Company's Common Stock was deleted from NASDAQ for failing to meet the listing maintenance criteria in effect at that time ($375,000 in capital and surplus). Subsequently, trading in the Company's Common Stock has been in the non-NASDAQ over-the-counter market known as the NASD OTC Bulletin Board, or more commonly referred to as "pink sheets." As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Company's Common Stock. In addition, sales of the Company's Common Stock through the "pink sheets" are subject to rules promulgated by the Commission that impose various sales practice requirements on broker-dealers who sell securities governed by the rule (i.e., "penny stocks") to persons other than established customers and certain accredited investors if the Company fails to meet certain criteria set forth in the rule. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. The rules further require the delivery by the broker dealer of a disclosure schedule prescribed by the Commission relating to the penny stock market. Disclosure must also be made about all commissions and about current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

  The Commission's regulations generally define a "penny stock" as any equity security that has a market price (as defined) of less than $5.00 per share. Although the regulations provide several exceptions to or exemptions from the penny stock rules based on, for example, specified minimum revenues or assets value, the company does not fall within any of the stated exceptions. Thus, a transaction in the Company's securities will subject the broker dealer to sales practice and disclosure requirements required under the penny-stock rules. Such rules cause the trading of the stock to be more cumbersome and could have a material and adverse effect on the marketability of the stock.

  Possible Volatility of Securities Prices. The market price of the Company's securities may be highly volatile, as has been the case with the securities of other companies engaged in high technology research and development. Factors such as announcements by the Company or its competitors concerning technological innovations, new commercial products or procedures, proposed government regulations and developments or disputes relating to patents or proprietary rights may have a significant impact on the market price of the Company's securities.

  Adverse Effect on Stock Price from Shares Eligible for Future Sale. No prediction can be made as to the effect, if any, that future sales of Common Stock or the availability of additional Common Stock for sale in the public market under this Prospectus will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock (including shares issued upon the exercise of options or warrants or the conversion of debentures) in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices of the Common Stock. As of the date of this Prospectus, the Company had outstanding 1,342,819 shares of Common Stock, of which 958,443 shares are freely transferable without restriction or further registration under the Act, and 384,376 shares may be sold subject to volume and other limitations of Rule 144 under the Act (unless such shares are subsequently registered under the Act, in which case they would be free from the Rule 144 limitations). The sale of a substantial number of shares could adversely affect the market price of the Common Stock.

                                  THE OFFERING

  The 1,353,469 shares of Common Stock which may be offered hereby represent an aggregate of 1,133,382 shares of Common Stock into which currently issued and outstanding 5% Convertible Debentures of the Company are convertible, 200,000 shares subject to exercise of a warrant held by a non-affiliated company, and an aggregate of 20,087 shares subject to exercise of options held by an officer and director of the Company and a non-affiliate partnership. Of the 1,133,382 shares underlying the Debentures, 103,030 represent shares to which the holders of Debentures will become entitled on a pro-rata basis if the Company's Common Stock is not listed on the NASDAQ Small-Cap(SM) Market before September 22, 1995 (the "Additional Shares"). See "DESCRIPTION OF SECURITIES - 5% Convertible Debentures". The Company is registering the shares underlying the Debentures as required under the Debenture terms. The shares underlying the warrant and options are included in this registration pursuant to certain "piggy-back" registration rights of the warrant and option holders under their respective warrant and option agreements.

  Upon conversion of the Debentures, or exercise of the warrant or options, or portions thereof, into Common Stock of the Company, such shares of Common Stock may be offered by or on behalf of the Selling Shareholders from time to time in or through transactions or distributions in the over-the-counter market, in privately negotiated transactions, or on any stock exchange or automated quotation system on which such shares of Common Stock may be listed in the future, or otherwise at prices prevailing in such market or exchange or as may be negotiated at the time of sale. Under the terms of the Debentures, the holders of the Debentures may convert the Debentures, or any portion thereof (in $25,000 minimum increments), into Common Stock at any time until the maturity date. Under the terms of the Debentures, this offering will remain open until the earlier of (a) the date that all of the underlying shares are sold; (b) the date that the shares may be sold in compliance with Rule 144; (c) or the third anniversary of the effective date of the Registration Statement filed with the SEC in connection with this Prospectus. The Company is obligated to keep current the registration statement and this Prospectus as required under the SEC rules and regulations. See "MARKET INFORMATION", "SELLING SHAREHOLDERS" and "PLAN OF DISTRIBUTION".

  The Company will receive none of the proceeds of the sale of the shares offered by this Prospectus. Expenses in connection with the registration with the SEC of the shares offered pursuant to this Prospectus will be paid by the Company. The Company will also incur further expenses associated with any continuing responsibilities to maintain the effectiveness of the registration statement with the SEC, including amending and supplementing the registration statement from time to time as required by the Act and rules and regulations promulgated thereunder. Such additional expenses are not capable of being estimated, but the Company does not expect them to be material. The Company is obligated to pay these expenses and register the shares being offered hereunder pursuant to the terms of the 5% Convertible Debentures. See "DESCRIPTION OF SECURITIES" and "SELLING SHAREHOLDERS". The expenses to be paid by the Company are estimated at $61,000. The Selling

Shareholders will be responsible for payment of transfer taxes and broker/dealer commissions or underwriter discounts, if any are payable. See "PLAN OF DISTRIBUTION."

                              SELLING SHAREHOLDERS

                                              Shares Upon Conversion (and          Additional
               Name                       percentage of Class before Offering)    Shares /(3)/
                                                         /(1)(2)/
Debenture Holders
Special Situations Fund III, L.P.                285,714       (11.03%)              28,571
Penfield Partners, L.P.                          178,571        (6.89%)              17,857
Bradley Resources Company                        173,214        (6.68%)              17,321
ROI Partners                                     125,000        (4.82%)              12,500
Special Situations Cayman Fund, L.P.             107,142        (4.13%)              10,714
Phillip R. Beutel/(4)/                            89,285        (3.45%)               8,928
Acorn Venture Capital Corporation                 35,714        (1.38%)               3,571
A. Bruce Brackenridge                              8,928         (.34%)                 892
John C. Dunagan                                    8,928         (.34%)                 892
Alan J. Rabin/(5)(7)/                              8,928         (.34%)                 892
Bart C. Gutekunst/(6)(7)/                          8,928         (.34%)                 892
                                              ----------                         ----------
Subtotal                                       1,030,352                            103,030
                                              ---------------------------------------------
Option and Warrant Holders
Robert R. Brownlee/(8)/                           14,285         (.55%)            N/A
Applied Cardiac
Electrophysiology/(9)/                             5,802         (.22%)            N/A
Dow Corning Enterprises, Inc.  /(10)/            200,000        (7.72%)            N/A
                                              ----------                         ----------
Subtotal                                         220,087                                -0-
                                              ---------------------------------------------
Total                                          1,250,439                            103,030
                                              =============================================

/(1)/ Assumes full conversion of the Debentures and exercise of the warrant and options prior to the commencement of the offering.

/(2)/ Since the Selling Shareholders may offer all or some part of the shares of Common Stock which they may hold pursuant to this Prospectus upon conversion or exercise, and since this offering is not being underwritten on a firm commitment basis, no estimate can be given as to the amount of shares of Common Stock to be offered for sale by the Selling Shareholders nor the amount of such shares of Common Stock that will be held by the Selling Shareholders upon termination of this offering. See "PLAN OF DISTRIBUTION".

/(3)/ The Debenture holders may become entitled to receive 103,030 shares of Common Stock on a pro rata basis (the "Additional Shares") if certain terms of the Debentures are not met by the Company. See "DESCRIPTION OF SECURITIES - 5% Convertible Debentures". The Additional Shares are included in the total number of Shares offered for sale under this Prospectus.

/(4)/ Phillip R. Beutel is a shareholder of the Company. Mr. Beutel was a founding shareholder who served on the Company's Board of Directors from December 1988 to July 18, 1995, when he retired from the Board. He served as the Company's President from February 1994 to October 13, 1994. The above table does not include 191,439 shares held by Mr. Beutel as restricted securities nor 17,857 shares he would be deemed to beneficially own under options he holds that are exercisable within the next 60 days, all of which shares are not offered for sale under this Prospectus.

/(5)/ Alan J. Rabin was elected to the Company's board of directors on October 13, 1994 and was simultaneously appointed the Company's President and Chief Executive Officer.

/(6)/ Bart C. Gutekunst was elected to the board effective August 1, 1994 and was appointed Chairman of the Board on October 13, 1994.

/(7)/ The above table does not include 14,285 shares or 10,714 shares that would be deemed to be beneficially owned by Mr. Rabin and Mr. Gutekunst, respectively, under options they hold that are exercisable within the next 60 days, all of which shares are not being offered for sale under this Prospectus.

/(8)/ Robert R. Brownlee, one of the founders of the Company, is the Senior Executive Vice President of Technical Affairs for the Company and is a member of its Board of Directors. The table does not include 21,337 shares that he owns directly or 18,809 shares that would be deemed to be beneficially owned by Mr. Brownlee under other options he holds that are exercisable within the next 60 days, all of which shares are not being offered for sale under this Prospectus.

/(9)/ Applied Cardiac Electrophysiology, a California partnership ("ACE"), receives a percentage of the Company's gross sales revenues from the sale of one of the Company's products pursuant to an agreement with the Company, a portion of which may be paid in stock options.

/(10)/ Dow Corning Enterprises, Inc., ("DCE") was granted a warrant for 200,000 shares as of March 31, 1995 in respect of DCE's forgiveness of $1.65 million of debt. The above table does not include 35,714 shares of the Company's Common Stock owned by DCE. See, "BUSINESS OF THE COMPANY - Recent Events."

                               MARKET INFORMATION

    Historically, the Company's Common Stock was listed in the National Association of Securities Dealers Automated Quotation System ("NASDAQ"). However, on August 28, 1991, the Company was advised by the NASDAQ Stock Market that the Company's Common Stock Listing would be deleted effective August 30, 1991. The Company was not in compliance with the NASDAQ's capital and surplus requirement in effect at that time of $375,000. However, the Company is currently listed on the NASD's OTC Bulletin Board Service under the symbol "CDCS." This service allows market makers to enter quotes and trade securities that do not meet the NASDAQ's qualification requirements. The high and low closing bid prices for the Company's Common Stock for each of the quarters during the years ended March 31, 1995, 1994, and 1993, and for the quarter ended June 30, 1995 are set forth below. These quotations are inter-dealer quotations without retail mark-ups, mark-downs or commissions and do not necessarily represent actual transactions.

    The quotations for the quarters from June 30, 1992 through September 30, 1994 have not been adjusted for the one-for-seven reverse stock split effectuated by the Company on December 13, 1994. The quotations for December 1994 and subsequent quarters reflect the reverse split as of December 13, 1994.


         Quarter Ended           High Bid  Low Bid
- --------------------------------------------------
June 30, 1995                       4-1/8    2-5/8

March 31, 1995                      3-1/2        2

December 13-December 31, 1994       2-1/2        1

October 1-December 12, 1994         15/32      1/8

September 30, 1994                    3/8      1/8

June 30, 1994                       17/32      1/8

March 31, 1994                        1/2      1/8

December 31, 1993                     3/4      1/8

September 30, 1993                    7/8      1/4

June 30, 1993                       11/16      1/8

March 31, 1993                        1/2      1/4

December 31, 1992                     1/2      1/8

September 30, 1992                    5/8      1/4

June 30, 1992                         5/8      1/4

                                    Holders

        The Company had 628 shareholders of record as of May 31, 1995.

                                    DIVIDENDS

     The Company has not declared or paid any cash dividends on its Common Stock and has no present plans to pay cash dividends in the foreseeable future and intends to retain earnings for the future operation and expansion of the business. Any determination to declare or pay dividends in the future will be at the discretion of the Company's Board of Directors and will depend upon the Company's results of operations, financial condition, any contractual restrictions, considerations imposed by applicable law and other factors deemed relevant by the Board of Directors. Currently there are no contractual restrictions on the Company's ability to pay or declare dividends; however, the Company must give advance notice of such event to Sirrom Capital Corporation ("Sirrom") under the terms of Sirrom's warrant. See, "DESCRIPTION OF SECURITIES
- - Warrants."


                                 CAPITALIZATION

     The following table reflects the long-term debt (excluding current portions thereof) and the capitalization of the Company as of March 31, 1995. This table should be read in conjunction with its notes and the Financial Statements and notes thereto appearing elsewhere in this Prospectus. See "FINANCIAL STATEMENTS".

================================================================================
                                                                Balance at
                                                              March 31, 1995
- --------------------------------------------------------------------------------
Long-term debt (less current portion):
  5% Convertible Debentures/(1)/............................    $  2,885,000
  Sirrom mortgage note, net of discount.....................       1,221,000
  Other notes payable.......................................          13,782
                                                            ----------------
Total Long-Term Debt........................................    $  4,119,782
                                                            ================
Stockholders' deficit:
  Common stock, $.10 par value, 30,000,000 shares
    authorized and 1,342,819 shares issued and outstanding..    $    134,282
  Capital in excess of par value............................      18,725,430
  Accumulated deficit.......................................     (19,519,472)
                                                            ----------------
    Total stockholder's deficit.............................    $   (659,760)
================================================================================

/(1)/ The Company issued $2,885,000 in 5% Convertible Debentures which are convertible into 1,030,352 shares of the Company's common stock and further, if certain conditions are not met by the Company under the terms of the Debentures, an additional 103,030 shares of common stock of the Company may be issuable upon conversion. See "DESCRIPTION OF SECURITIES - 5% Convertible Debentures".

                            SELECTED FINANCIAL DATA

     The following tables include a summary of selected financial data for each of the fiscal years in the five-year period from March 31, 1991 to 1995. The selected financial information for each of the years in the five-year period ended March 31, 1995 has been derived from audited financial statements of the Company; the Company's audited financial statements for the three years in the period ended March 31, 1995 appear elsewhere herein. Certain reclassifications have been made to the audited financial statements for the four fiscal years ended March 31, 1991 through 1994 to conform with classifications used in the audited financial statement for the fiscal year ended March 31, 1995. This information should be read in conjunction with the financial statements and notes thereto appearing in this Prospectus. See "FINANCIAL STATEMENTS".

Years Ended March 31,                    1995       1994/(1)/        1993          1992          1991
- --------------------------------------------------------------------------------------------------------
Results of Operations
Net sales...........................  $4,817,862   $ 4,353,856   $ 4,767,677   $ 3,929,556   $ 3,568,367
Royalty income......................     909,675        81,250        48,750        37,500            --
                                    --------------------------------------------------------------------
Revenue.............................   5,727,537     4,435,106     4,816,427     3,967,056     3,568,367
Costs and expenses..................   5,713,973     5,284,670     6,044,811     5,234,843     5,207,309
                                    --------------------------------------------------------------------
Operating income (loss).............      13,564      (849,564)   (1,228,384)   (1,267,787)   (1,638,942)
Other income (expenses).............    (295,381)     (197,093)     (134,162)     (141,864)    1,064,056
                                    --------------------------------------------------------------------
Net loss before extraordinary gain..    (281,817)   (1,046,657)   (1,362,546)   (1,409,651)     (574,886)
Extraordinary gain..................   1,656,788            --            --            --            --
                                    --------------------------------------------------------------------
Net income (loss)...................  $1,374,971   $(1,046,657)  $(1,362,546)  $(1,409,651)  $  (574,886)
                                    ====================================================================
Earnings per common and common
 equivalent share: /(2)/
Primary:
     Loss before extraordinary        $     (.21)  $      (.87)  $     (1.24)  $     (1.48)  $      (.62)
      gain..........................
     Extraordinary gain.............        1.21            --            --            --            --
                                    --------------------------------------------------------------------
     Net income (loss)..............  $     1.00   $      (.87)  $     (1.24)  $     (1.48)  $      (.62)
                                    ====================================================================
Fully diluted:
     Loss before extraordinary        $     (.11)  $      (.87)  $     (1.24)  $     (1.48)  $      (.62)
      gain..........................
     Extraordinary gain.............         .90            --            --            --            --
                                    --------------------------------------------------------------------
     Net income (loss)..............  $      .79   $      (.87)  $     (1.24)  $     (1.48)  $      (.62)
                                    ====================================================================
Weighted average number of shares
and equivalents outstanding/(2)/
     Primary........................   1,372,099     1,206,998     1,102,526       953,452       927,300
     Fully diluted..................   1,834,121     1,206,998     1,102,526       953,452       927,300
                                    ====================================================================

/(1)/ As a result of recurring losses and cash flow deficits, the accountant's report on the financial statements for the year ended March 31, 1994 contained an explanatory paragraph regarding the Company's ability to continue as a going concern. See Report of Independent Certified Public Accountants of Price Waterhouse LLP, attached to the Financial Statements. Also, see "RISK FACTORS--History of Losses".

/(2)/ Net loss per common share and weighted average number of shares outstanding information for the fiscal years ended March 31, 1991 through 1994 has been restated as if the one for seven reverse stock split, effective December 13, 1994, had been effective in these prior periods.

       Years Ended March 31,             1995         1994/(1)/        1993           1992           1991
- -------------------------------------------------------------------------------------------------------------
Financial Position
Assets.............................  $  5,797,938   $  3,381,305   $  3,785,970   $  3,561,585   $  3,863,146
Current assets.....................     3,923,857      2,112,092      2,488,885      2,184,982      2,433,482
Current liabilities................     1,478,555      4,981,617      2,877,229      4,102,365      1,680,109
Working Capital....................     2,445,302     (2,869,525)      (388,344)    (1,917,383)       753,373
Long-term debt.....................     4,119,782          7,546      1,755,968          9,376      1,762,727
Accumulated deficit................   (19,519,472)   (20,894,443)   (19,847,786)   (18,485,240)   (17,075,589)
Stockholders' deficit..............      (659,760)  $ (2,690,208)    (1,653,858)      (837,999)        43,483
Book value per share...............  $       (.49)  $       (.32)  $       (.20)  $       (.12)  $        .01
Number of shares outstanding/(2)/..     1,342,819      1,206,991      1,206,981        998,729        927,300
Current ratio......................         2.7:1           .4:1           .9:1           .5:1          1.4:1
Dividends declared.................            --             --             --             --             --




/(1)/ As a result of recurring losses and cash flow deficits, the accountant's report on the financial statements for the year ended March 31, 1994 contained an explanatory paragraph regarding the Company's ability to continue as a going concern. See Report of Independent Certified Public Accountants of Price Waterhouse LLP, attached to the Financial Statements. Also, see "RISK FACTORS--History of Losses".

/(2)/ Shares outstanding information for the fiscal years ended March 31, 1991 through 1994 has been restated as if the one for seven reverse stock split, effective December 13, 1994, had been effective in these prior periods.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS



Results of Operations

Fiscal Year Ended March 31, 1995 Compared to Fiscal Year Ended March 31, 1994


     Overview. Overall, the Company's total revenues for the fiscal year ended March 31, 1995 increased 29% to $5.7 million as compared to $4.4 million for fiscal 1994. Sales increased from $4.4 million to $4.8 million and royalties increased from $81,250 to $909,675 for fiscal 1995 as compared to fiscal 1994. Royalty income represents royalties from Intermedics Inc pursuant to a License Agreement between the Company and Intermedics Inc. The increase in revenue, slightly offset by an 8% increase in costs and expenses, resulted in a 73% decline in the net loss before the extraordinary gain to $282,000 for fiscal 1995, as compared to a net loss of $1.0 million for fiscal 1994.

     On March 31, 1995, the Company executed a $1.5 million mortgage note on its facility. The Company used $1.0 million of the proceeds to satisfy its obligation to Dow Corning Enterprises, Inc. ("DCE"), which approximated $2.65 million of debt and accrued interest at March 31, 1995. DCE accepted the $1.0 million payoff and a warrant to purchase 200,000 shares of common stock and in turn forgave $1.65 million of the debt and accrued interest resulting in an extraordinary gain. This extraordinary gain resulted in net income for fiscal 1995 of $1.4 million ($1.00 per share).

     Sales. Although overall sales increased 11%, pacer unit sales declined 21%. This decline in pacer sales was offset by a 178% increase in lead unit sales and the sale of hybrid circuits to an Italian manufacturer. The decline in overall pacer unit sales for fiscal 1995 as compared to fiscal 1994 is a result of a decline in international sales and a product recall initiated by the Company in March 1994. A Safety Alert was issued by the Company in response to reports of three clinical events of MAESTRO II pulse generators that unintentionally demonstrated a safety reversion mode prior to or during the implant procedure. There were no reported incidences of this phenomenon in implanted pulse generators. The Company requested physicians to conduct follow-up monitoring of MAESTRO II patients to ensure that the phenomenon had not occurred in any implanted devices. The Company is committed to a policy of responding to any potential concern for patient safety in a responsible, conservative, and prudent manner. As a result, the Company also voluntarily recalled all unimplanted MAESTRO II generators. A total of 26 units were affected by the voluntary recall. The Company identified the cause of the phenomenon as inadvertent enabling of an unused safety pacing circuit on the hybrid electronic circuit. The hybrid circuits were modified in a simple manufacturing change to eliminate connection of the unused safety pacing circuit in current product. A modified manufacturing procedure was submitted to the FDA, which issued its approval notification on May 5, 1994. The Company continued to lose sales subsequent to May 5, 1994 due to the time required to complete the manufacturing of the modified pacemakers. However, increased lead sales, the sale of hybrid circuits in Italy, and a 10% increase in average selling prices offset the decline in pacer sales, and the Company's sales increased 11% for fiscal 1995 as compared to fiscal 1994. The increased lead sales are a result of increased lead sales to Intermedics Inc. pursuant to the Supply Agreement between the Company and Intermedics Inc. The increase in average selling price is a result of an increase in the percentage of domestic sales, which incur higher selling prices, and a decline in the percentage of European sales, which incur lower selling prices. Although the Company receives a reduced selling price in the more price competitive European market, the Company does not incur a commission expense on most of its European sales.

     Sales by geographic area for fiscal 1995 and 1994 are as follows:

              ---------------------------------------------------
                                            Fiscal Year Ended
                                                 March 31
                                             1995        1994
              ---------------------------------------------------

              Sales by Geographic Area
              United States.............  $3,931,299  $2,706,708
              Europe....................     886,563   1,364,383
              Far East..................           -     282,765
                                         ------------------------
                                          $4,817,862  $4,353,856
              --------------------------------------------------

     The Company's domestic sales for fiscal 1995 increased 45% as compared to fiscal 1994. The increase in domestic sales is a result of a 12% increase in pacer unit sales and a 234% increase in lead unit sales. The increased pacer sales are a result of increased demand for the Company's downsized pacers. The increased lead sales are due to the increased sales to Intermedics Inc. and the increased pacer sales. European sales declined 35% for fiscal 1995 as compared to fiscal 1994. The decline in European sales is a result of the Company having a limited supply of product after the recall and therefore allocating the majority of available product to the higher priced domestic market. Further, the Company ceased sales of pacers to European distributors effective January 1, 1995 as the Company has not yet obtained the CE Mark required to sell product in Europe. The Company is preparing to obtain the CE Mark by the end of calendar 1995. Further, the Company executed a new contract with its Italian distributor and the Company now sells hybrid circuits to this supplier instead of the pacemaker sub-assemblies it has historically sold to this distributor. The Company is not required to have the CE Mark in order to sell components to Europe. There were no sales to the Far East for fiscal 1995 as compared to $283,000 for fiscal 1994. The Company's distributor in the Far East has not yet received approval to sell the Company's new downsized MAESTRO II products in the Far East.



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                                       20

     Sales by product line (including product assemblies) for fiscal 1995 and 1994 are as follows:

            -------------------------------------------------------
                                               Fiscal Year Ended
                                                    March 31
            -------------------------------------------------------
                     Product Line               1995        1994
            -------------------------------------------------------
            Single-chamber pacemakers......  $  968,842  $  997,543
            Dual-chamber pacemakers........      83,386     219,212
            Atrial-controlled ventricular
             pacemakers....................   2,013,820   2,329,838
            Hybrid Circuits................      95,750          --
            Electrode leads................   1,532,106     662,230
            Other..........................     123,958     145,033
                                            -----------------------
                                             $4,817,862  $4,353,856
            -------------------------------------------------------

     The Company will continue to incur lost dual-chamber sales until such time that it receives approval for its downsized dual-chamber device submitted to the FDA under a PMA Supplement in February 1995. The Company is continuing its efforts to increase its sales domestically by hiring new marketing personnel and sales representatives. Further, the Company is also continuing its efforts to obtain the CE Mark in order to re-establish its presence in the European market; and it continues to pursue other international markets. The Company believes that its new line of ultra-thin, longer-lived pacing products, along with the atrial-controlled ventricular pacing system should provide the Company a very competitive position in the market.

     Royalty Income. Royalty income represents royalty fees from Intermedics Inc. pursuant to a License Agreement between the company and Intermedics, whereby the Company licensed the technology relating to its single-pass atrial-controlled ventricular pacing system. The future potential royalties to be recorded over the life of the Agreement are estimated at $5.1 million.

     Cost of Products Sold. As compared to the 11% increase in sales, cost of products sold increased by 10% to $2.5 million for fiscal 1995 as compared to $2.3 million for fiscal 1994, resulting in a gross margin of 48% for fiscal 1995 as compared to the same last year. Increased production levels are having a favorable impact on the Company's manufacturing costs. Further, the Company is incurring an increase in average selling prices and reduced per-unit manufacturing costs for the downsized generation pacers. However, these factors are being slightly offset by the less favorable margin being incurred for lead sales to Intermedics Inc. which account for 28% of sales for fiscal 1995 as compared to only 8% for fiscal 1994. In the first quarter, the Company incurred a slight loss on the sale of leads to Intermedics Inc. However, Intermedics Inc. has submitted purchase orders in such quantities and the Company has increased its production levels to such a level that it is incurring efficiency improvements that are enabling a profit on the sale of the leads in the last three quarters. In addition, the Company also receives a $325 royalty per lead unit sold by Intermedics Inc. which incorporates the Company's single-pass technology, pursuant to a license agreement with Intermedics.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 10% for fiscal 1995 as compared to fiscal 1994 primarily as a result of travel expense for the new sales and marketing personnel as they recruit, train and manage the expanding sales force; increased salary expense for new senior management and sales and marketing personnel; increased royalty expense as a result of increased lead sales; and increased product liability expense due to increasing rates and sales. These increases were slightly offset by the termination of a financial consulting agreement last year.

     Engineering, Research and Development Expenses. The 9% decline in engineering, research and development expenses for fiscal 1995 as compared to fiscal 1994 is a result of unusual expenses incurred last year due to a design change made to the Company's MAESTRO II generation of pacers due to a recall last year of those units. Research and design expenditures are expected to increase as the Company now has the funds to continue developments in single-pass lead, dual-chamber operation and rate-responsive pacing.

     Other Income and Expenses. Interest expense for fiscal 1995 increased 42% as compared to fiscal 1994 primarily as a result of higher debt balances due to the $2,885,000 5% debenture financing and increasing interest rates.

Fiscal Year Ended March 31, 1994 Compared to Fiscal Year Ended March 31, 1993


     Overview. The Company's operating results for the year ended March 31, 1994 reflected a slight decline in domestic sales and declines in international sales. Overall, the Company's sales volume declined 20% in fiscal 1994 as compared to fiscal 1993. Average selling prices increased approximately 12% in fiscal 1994 as compared to fiscal 1993. Export sales accounted for 38% of the Company's net sales during fiscal 1994 and 42% in fiscal 1993. The Company's net sales declined 9% from $4.8 million in fiscal 1993 to $4.4 million in fiscal 1994. In August 1990, the Company executed a license agreement and a supply agreement with Intermedics Inc., which agreements were amended and restated in April 1993. Fiscal 1994 includes $81,250 in royalties attributable to the third-year minimum royalty requirements under the license agreement. Fiscal 1993 includes $48,750 in royalties attributable to the second-year minimum royalty requirements.

     During fiscal 1994, the Company's operating costs and expenses declined by 13% as compared to fiscal 1993 and the Company's operating loss for fiscal 1994 declined 31% to $850,000 versus $1.2 million in fiscal 1993. In fiscal 1994, the Company reported a net loss of $1.0 million ($.87 per share) versus $1.4 million ($1.24 per share) in fiscal 1993.



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                                       22

     Sales by geographic area for the fiscal years ended March 31, 1994 and March 31, 1993 are as follows:

              --------------------------------------------------
                                            Fiscal Years Ended
                                                 March 31
                                             1994        1993
                                        ------------------------
              Sales by Geographic Area
              United States.............  $2,706,708  $2,758,552
              Europe....................   1,364,383   1,655,242
              Far East..................     282,765     353,883
                                        ------------------------
                                          $4,353,856  $4,767,677
              --------------------------------------------------

     Domestic pacer sales volume declined 11% in fiscal 1994 as compared to fiscal 1993 as a result of a product recall initiated by the Company in March 1994 (discussed above). This decline in pacer sales was slightly offset by a 32% increase in electrode lead sales volume attributable to the Company's supply contract with Intermedics Inc., resulting in a 2% decline in net domestic sales for fiscal 1994 compared to fiscal 1993.

     Export sales accounted for 38% of net sales for fiscal 1994 as compared to 42% of net sales in fiscal 1993. There was an 18% decline in European sales in fiscal 1994 compared to fiscal 1993 attributable to a decline in component sales to Italy. This decline resulted from the Company restricting sales to its customer in Italy due to the customer's violation of payment terms and the Company's own product supply difficulties. Sales to the Far East declined 20% in fiscal 1994 compared to fiscal 1993. Sales to the Far East include sales to a distributor in Japan and Hong Kong. Sales to this distributor and European distributors were restricted in fiscal 1994 and 1993 as a result of product supply difficulties attributable to the Company's working capital constraints limiting production levels. Further, the Far East distributor had not yet received approval to distribute the Company's new line of pacing products in the Far East.



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                                       23

     Sales by product line (including sub-assemblies) for the fiscal years ended March 31, 1994 and March 31, 1993 are as follows:

- ----------------------------------------------------------
                                    Fiscal Year Ended
                                         March 31
- ----------------------------------------------------------
Product Line                          1994         1993
- ----------------------------------------------------------
Single-chamber pacemakers......   $  997,543   $1,444,941
Dual-chamber pacemakers........      219,212      505,520
Atrial-controlled ventricular
 pacemakers....................    2,329,838    1,990,552
Electrode leads................      662,230      595,961
Other..........................      145,033      230,703
                                 -------------------------
                                  $4,353,856   $4,767,677
- ----------------------------------------------------------

     The clinical investigation in the United States of the Company's single-lead dual-chamber and atrial-controlled (VDD) pacing system, which commenced in fiscal 1988, was concluded in fiscal 1991; FDA clearance for commercial release was received on September 25, 1990. Even during the system's clinical investigation, however, the Company's sales showed a shift from single- and dual-chamber pacing systems to the atrial-controlled ventricular pacing system. Sales of atrial-controlled ventricular pacing systems accounted for 54% of sales in fiscal 1994 as compared to 42% of sales in fiscal 1993. The decline in dual-chamber pacer sales is a result of the company depleting its supply of FDA approved dual-chamber devices and not yet receiving approval to commercially distribute its new smaller-sized dual-chamber devices. Further, overall pacer sales have declined as a result of a product recall initiated by the Company in March 1994 (discussed above).

     Cost of Products Sold. Although the Company's fiscal 1994 net sales declined 9%, cost of products sold declined 19% to $2.3 million as compared to $2.8 million in fiscal 1993. This is attributable to the reduced per-unit manufacturing costs being incurred for the Company's new line of pacing products and a decline in the unusually high scrap expense incurred in fiscal 1993 (discussed below). Gross profit, as a percentage of sales, increased to 48% in fiscal 1994 versus 41% in fiscal 1993. During fiscal 1994, as compared to fiscal 1993, the increase in average selling prices and reduced per-unit manufacturing costs resulted in the increased gross margin.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses declined 1% in fiscal 1994 as compared to fiscal 1993. The decline was primarily attributable to reduced salaries, wages and commissions expense. The decline in salaries and wages expense was primarily attributable to salary cuts in effect during the first six months of fiscal 1994. Reduced commissions expense was a result of overall decline in domestic sales. These declines were slightly offset by increased legal expenses incurred with regard to two suits filed against the Company. One suit brought against the Company by a former sales representative was settled for $25,000 in fiscal 1994. The other suit brought by a financial consultant/broker is on-going. In the aggregate, selling and marketing expenses declined 8% in fiscal 1994 as compared to fiscal 1993. General and administrative expenses increased 4% during fiscal 1994 as compared to fiscal 1993.

     Engineering, Research and Development Expenses. In fiscal 1988, the Company commenced the design and development of the electronic circuitry (custom integrated circuits and hybrid microelectronic circuits) necessary to permit the manufacture of products with operating characteristics similar to its existing products in much smaller, more competitive configurations and also to permit the development of additional, more advanced products. Engineering, research and development expenses during fiscal 1994, and 1993 relate primarily to these development projects. This expense declined by 25% to $559,000 in fiscal 1994 as compared to $748,000 for fiscal 1993. The decline in fiscal 1994 is primarily the result of reduced salaries and wages and design services as the new generation of electronic circuitry neared completion.

     Other Income and Expenses. In August, 1990, the Company executed a license agreement and a supply agreement with Intermedics Inc., which agreements were amended and restated in April 1993). The license agreement provided initial license fees to the Company aggregating $1.5 million. Of the initial fees, $100,000 is included as license fees in fiscal 1993. Interest expense declined to approximately $219,000 in fiscal 1994 as compared to $237,000 in fiscal 1993 as a result of declining interest rates.



Financial Position and Liquidity

     Although the Company incurred net income of $1,374,971 for the fiscal year ended March 31, 1995, the Company's debt service requirements had an unfavorable impact on the Company's financial position and liquidity. Historically, the Company's operating losses, capital expenditure and debt service requirements have been financed through external sources, consisting primarily of equity and debt placements. The Company's external sources of funds during fiscal 1995 consisted of $2,885,000 in 5% Convertible Debentures, discussed below; a $1.5 million mortgage note, discussed below; and other borrowings aggregating $99,000. The debenture financing has enabled the Company to satisfy its suppliers and increase production levels in order to meet its product demand. The Company is also allocating funds to increase its marketing efforts and expand its sales force. Until March 31, 1995, the Company continued the deferral of interest payments and the extension of the principal balance on the promissory note payable to Dow Corning Enterprises, Inc. (the "DCE mortgage note"), which was secured by the Company's facility. Aggregated outstanding principal and accrued interest approximated $2,650,000 at March 31, 1995. As of March 31, 1995, the Company secured new financing from Sirrom Capital Corporation ("Sirrom") in the amount of $1,500,000, from which it paid DCE $1,000,000 and retained approximately $369,000 in additional working capital (net of expenses of the new financing). DCE in turn forgave the balance of the debt and accrued interest owed to it, which at March 31, 1995 approximated $1.65 million. The $1.65 million forgiveness resulted in an extraordinary gain being recorded in March 1995. For a more comprehensive discussion of the transaction, see "BUSINESS OF THE COMPANY - Recent Events."

     Cash used by operations during fiscal 1995 approximated $2,047,000. Capital expenditures and repayment of debt obligations during fiscal 1995 approximated $309,000 and $1,227,000, respectively. Proceeds from the issuance of stock aggregated $9,000; short-term borrowings during fiscal 1995 aggregated $40,000; and long-term borrowings during fiscal 1995 aggregated $4,135,000. Overall, positive cash flow for fiscal 1995 approximated $561,000.

     Cash provided by operations during fiscal 1994 approximated $84,000. Capital expenditures and repayment of debt obligations during fiscal 1994 approximated $145,000 and $93,000, respectively. Short-term borrowings aggregated $117,000. Overall, negative cash flow for fiscal 1994 approximated $21,000.

     Cash used by operations during fiscal 1993 approximated $301,000. Capital expenditures and repayment of debt obligations during fiscal 1993 approximated $109,000 and $70,000, respectively. Proceeds from the sale of stock and employee stock options exercised aggregated $457,000 and short-term borrowings during fiscal 1993 aggregated $14,000. Overall, positive cash flow for fiscal 1993 approximated $8,000.

     The Company has no significant commitments for the acquisition of capital assets. It has, however, entered into material commitments pursuant to certain inventory procurement contracts that aggregate approximately $1.0 million at March 31, 1995. As of March 31, 1995, the Company's outstanding obligations pursuant to these contracts approximates $132,000.

     In the third quarter of fiscal 1995, the Company sought to raise up to $3.5 million through a private placement of convertible debentures. Between October 11, 1994, and December 31, 1994, the Company issued $2,885,000 in 5% Convertible Debentures (the "Debentures") due October 31, 1999. The Debentures may be converted to common stock (at a conversion rate of $2.80 per share) at anytime at the discretion of the Debenture holder. Concurrently with the issuance of the Debentures, stockholder notes and accrued interest thereon aggregating $615,630 were converted to a $250,000 Debenture (said $250,000 being included in the $2,885,000 amount referenced above) and 130,582 shares of common stock of the Company (at $2.80 per share). Pursuant to this financing, Bart Gutekunst and Alan Rabin, formerly with R2 Medical Systems, Inc. (a medical equipment manufacturer which was acquired by Cardiotronics, Inc. in 1994) entered into three-year employment contracts with the Company. Mr. Gutekunst and Mr. Rabin had been consulting with the Company for several months in regard to its capitalization plan and future growth. Mr. Gutekunst who was appointed to the Board of Directors on August 1, 1994, was appointed Chairman on October 13, 1994. Mr. Rabin was also appointed a Director of the Company and its President and Chief Executive Officer at that time.

     Management believes that the proceeds from the Debenture financing, the satisfaction of the DCE mortgage note, and additional working capital from the Sirrom loan proceeds, plus anticipated positive cash flow from increased domestic sales, will enable the Company to meet its obligations and sustain its operations during fiscal 1996. However, in order for the Company to expand its market position and pursue development of new technologies, additional working capital may be solicited. The ability of the Company to generate adequate amounts of cash either through external financing sources or operations to meet its working capital, capital expenditure and debt service requirements on a long-term basis is dependent upon maintaining a profitable level of operations. The Company believes that sales growth is critical to maintain a profitable level of operations. Accordingly, the Company is continuing its efforts to expand the volume of its business, both domestically and internationally through the hiring of marketing personnel and the expansion of its independent sales network. The Company believes that it has the potential to increase its sales and ultimately achieve a more profitable level of operations. However, there is no assurance that the Company's operations will improve and/or generate the cash flow required to meet the Company's liquidity needs, or that the Company will be able to continue its operations as a going concern.

Operating Trends and Uncertainties

     Sales. The ability of the Company to maintain a profitable level of operations is dependent upon expansion of sales volume, both domestically and internationally. The Company believes that with the commercial release of its atrial-controlled ventricular pacing system, which is a system capable of attracting a significant market share, and the introduction of its new line of smaller, more competitive pacing products, it now has the potential to improve its sales and the recruitment of more sales representatives. In fiscal 1994, the Company received clearance by the FDA to commercially distribute this new line of products for its single-chamber and atrial-controlled ventricular devices. The PMA Supplement for the new dual-chamber device was submitted to the FDA in February 1995. Working capital constraints had delayed the procurement of sufficient quantities of the dual-chamber hybrid circuits to complete testing and production requirements for the submission to the FDA prior to that time.

     The Company's sales during fiscal 1995 had been restricted as a result of production limitations resulting from working capital constraints. However, the Company has secured financing that management believes will enable it to meet and expand its demand in the domestic market, and expand into additional foreign markets.

     The European Community ("EC") nations have adopted universal standards in order to provide simplified trade among the member nations and to assure free access to trade while maintaining quality standards for products sold. All companies doing business in these nations must be certified to these standards set forth by the EC which is evidenced by being granted the CE Mark. Standards for active implantable medical products were implemented January 1, 1993, with a transition period ending December 31, 1994. In order for the Company to continue to sell its product in the EC, it must obtain certification, the CE Mark. These standards have been developed by the International Organization for Standards ("ISO"). To gain the CE Mark, the Company must demonstrate conformance with the applicable ISO standard for quality systems or conduct third party testing of its products. Alternatively, the Company may elect to combine a demonstration of ISO conformity with selective product testing to secure the CE Mark. The Company is presently operating under Good Manufacturing Practices ("GMP") as set forth by the FDA. These practices are similar to the ISO standards but are not quite as extensive. The Company is preparing for certification during calendar 1995. From January 1, 1995, until it receives such certification, the Company will lose sales to its European distributors, to which the Company sells completed devices. However, the Company anticipates that increased sales in the domestic market will reduce the overall adverse effect of this loss of European sales. Further, the Company continues to sell hybrid circuit components to its customer in Italy and continues to export its products to Greece.

     Until recently, the Company was the only manufacturer commercially marketing single-lead atrial-controlled ventricular pacemakers. However, Intermedics Inc., a competitor of the Company, received FDA clearance to commercially market a single-lead atrial-controlled ventricular pacemaker that it developed utilizing the Company's technology pursuant to license and supply agreements with the Company. Intermedics commenced marketing its new pacemakers in March 1995.

     Although the introduction of the new Intermedics pacemakers poses competition for the Company, management believes that the Company will benefit from such competition since the new Intermedics pacemaker will increase the visibility of single-lead atrial-controlled ventricular pacemakers in the marketplace and thereby increase market acceptance of the product. Further, management believes that there is a sufficient market to accommodate both the Company's and Intermedics pacemakers. The Company estimates that its market share of pacemakers generally is less than 1% of an estimated total worldwide market of $2.0 billion per year.

     Various factors impact on a firm's ability to increase market share including, but not limited to the financial strength of the firm, the ability of the firm and its competitors to develop and market new products, product recalls that may affect the firm or its competitors, and the time involved in obtaining FDA clearance for new or improved products, Therefore, although management believes that the Company is well poised for viable growth, management cannot predict the degree of market share the Company can obtain. Factors beyond the Company's control may impede its progress and in such event, its business and operations would be adversely impacted.

     The Company's ability to successfully compete with Intermedics and other pacemaker manufacturers will depend on the Company's ability to supply product and recruit and increase a quality sales force. The Company historically has been restricted in its marketing capabilities due to financial constraints impeding its ability to supply products and recruit and train a sales force. However, the availability of capital from the Debenture financing, the resulting reduction in debt made possible from those funds and from the Sirrom loan, and the cash flow generated from Intermedics' orders and royalties have positioned the Company to increase its sales force and provide an uninterrupted supply of products.

     As discussed above, the manufacture and sale of leads to Intermedics produce income for the Company. The Company sells electrode leads to Intermedics for its new systems under an Amended and Restated Supply Contract that terminates on April 1, 1996, unless renewed for an additional two year period. The Company also receives royalties from Intermedics sales of its products incorporating the licensed technology under an Amended and Restated License Agreement. The Company anticipates supplying components to Intermedics under the supply agreement for the next several years. An increase in demand for components by Intermedics will put further demands on the Company to supply the products; however, with the anticipated cash flow from such orders that would be generated under the license and supply agreements, plus anticipated positive cash flow from sales of other products by the Company, management believes that the Company could be in a position to accommodate an increase in orders.

     It is anticipated that Intermedics will eventually develop its own manufacturing capability for electrode leads necessary for its new pacemakers. However, any such development will take time. Although the Company does not know how long it will take Intermedics to develop its own manufacturing capability, added to any such development period would be the time necessary to obtain FDA clearance of its manufacturing process. Thus, although the Company cannot guarantee that it will continue to supply Intermedics with products, the Company anticipates providing Intermedics with components for the next few years. However, in the event Intermedics receives FDA approval in a shorter time-frame than anticipated, or other events occur which cause a decrease in Intermedics' orders, the Company's business and operating results would be adversely affected.

     Sources of Supply. The Company exhausted its supply of integrated circuits required to manufacture its MAESTRO dual-chamber devices currently approved for distribution in the United States by the FDA. Accordingly, the Company experienced a decline in dual-chamber device sales. The

PMA Supplement for the Company's new MAESTRO II dual-chamber device, developed with new electronic circuitry, was submitted to the FDA in February 1995. The new dual-chamber device is presently being sold as a hybrid circuit to a distributor in Italy.

     Further, two of the Company's principal suppliers of materials used primarily in electrode lead production, Dow Corning Corp. and E.I. Du Pont de Nemours & Company, have indicated that they will no longer supply their materials to the medical device industry for use in implantable devices. In July 1993, the FDA published in the Federal Register a one-time-only requirement for medical device manufacturers to file a special notification of material supplier changes resulting from the decision of Dow Corning to discontinue supplying its materials to medical device manufacturers. The Company filed the "Special Silicone Notification" for its products effected by the Dow Corning decision in September 1993. In this notification, alternate suppliers and materials were identified and supporting technical and biological test data were provided for the alternate materials. The FDA acknowledged receiving the Company's notification and indicated that, unless otherwise notified by FDA, the alternate materials identified in the notification may be used in the Company's products in place of the comparable Dow Corning materials. No further FDA approvals of the alternate materials of such suppliers were required.

     With respect to other materials changes resulting from decisions by the material suppliers to discontinue supplying the medical device industry, e.g. E.I. DuPont de Nemours, the FDA has indicated that such changes shall be handled on a case-by-case basis through the established product approval processes within the FDA. The availability of materials suitable for use in implantable medical devices is an industry-wide problem and is not unique to the Company or to the cardiovascular device segment of the industry. A tentative replacement for the DuPont supplied material has been identified which meets manufacturing requirements. Biocompatability studies have been initiated on the replacement candidate. Since the candidate replacement material is comprised of the same chemical composition as the DuPont material, it is expected that it will be comparable with respect to the performance characteristics and biocompatibility of the current material in use. Similarly, FDA approval of this replacement material is anticipated to be forthcoming based upon a satisfactory outcome of the testing in progress. The Company believes, however, that it has a sufficient quantity of the DuPont material on supply to meet the Company's anticipated demand for the next several years.

                            BUSINESS OF THE COMPANY

General

     The Company was incorporated as Supramedics on June 20, 1980 under the laws of the State of Delaware and on August 28, 1980 changed its name to Cardiac Control Systems, Inc. The Company is engaged in the design, development, manufacturing, marketing, and sale of implantable cardiac pacing systems. These systems consist of single-chamber, dual-chamber and single lead atrial-controlled ventricular cardiac pacemakers together with connecting ventricular electrode leads and equipment for the external programming and monitoring of the pacemakers. The Company received clearance from the United States Food and Drug Administration ("FDA") to distribute commercially a line of single-chamber and dual-chamber pacemaker systems and a single-lead atrial-controlled ventricular cardiac pacing system. The Company's products are "medical devices" as defined by the FDA and thus are subject to Federal regulations enforced by the FDA, including restrictions on the commercial introduction of products and clinical testing requirements. See "-Products".

     The Company's first single- and dual-chamber pacemaker products were sold under the MAESTRO trade name. This generation of products, however, is no longer manufactured and marketed by the Company. Instead, a second generation of more streamlined single-chamber models received FDA clearance in 1993 and is being sold under the MAESTRO II tradename. The Company also developed a more streamlined version of its dual-chamber pacemakers for its MAESTRO II line and has submitted a PMA Supplement to the FDA for clearance.

     The Company further developed a single-pass atrial-controlled ventricular
(VDD) pacing system and received FDA clearance in 1993 for two VDD models which the Company sells under the trade name MAESTRO II SAVVI. These pacing systems were unique in the industry until a competitor of the Company (Intermedics Inc.) recently received FDA approval for its single-pass atrial-controlled ventricular pacing system. Intermedics Inc. commenced marketing its new product in March 1995. The Company licenses technology to Intermedics for the manufacture of electrode leads used with Intermedics' new system and further supplies Intermedics with those leads pursuant to license and supply agreements entered into with the Company. The Company receives income in the form of royalties and direct payment for leads under those agreements. See, "MANAGEMENT'S DISCUSSION AND ANALYSIS - Operating Trends and Uncertainties."

     The Company sells its products in domestic and foreign markets through distributors and independent sales representatives. See "-Sales, Markets and Distribution Methods."

     The Company raised $2,885,000 in the third quarter of fiscal 1995 through a private placement of 5% Convertible Debentures. Alan J. Rabin and Bart C. Gutekunst, formerly with R2 Medical Systems, Inc., (a public company that was sold to Cardiotronics, Inc. in 1994), assisted the Company in restructuring its business plan and sourcing the new financing. As a result of the new financing, both Messrs. Gutekunst and Rabin executed employment agreements with the Company pursuant to which they are Chairman of the Board, and Chief Executive Officer and a director, respectively. As a result of the new financing, the Company was able to hire new management, including a new Vice President of Sales and Marketing, reduce some of its obligations, and have capital with which to expand its sales force and marketing efforts.

     As of March 31, 1995, the Company's obligation to Dow Corning Enterprises, Inc. was retired through a loan from Sirrom Capital Corporation ("Sirrom"). The Company granted security interests in certain property to Sirrom and the Debentureholders and issued warrants to Sirrom and DCE. For a more comprehensive discussion of the transaction, see " - Recent Events."

     Historically, the Company's Common Stock was listed in the National Association of Securities Dealers Automatic Quotation System ("NASDAQ"). However, on August 29, 1991, the Company's Common Stock listing was deleted from NASDAQ effective August 30, 1991. The Company was not in compliance with NASDAQ's capital and surplus requirement then in effect of $375,000. However, the Company is currently listed on the NASD OTC Bulletin Board Service. This service allows market makers to enter quotes and trade securities that do not meet NASDAQ qualification requirements. See "RISK FACTORS - Limited Market for the Company's Securities; - Listing and Maintenance Criteria for NASDAQ System; Disclosure Related to Low Priced Stocks."

     Industry Segment Data. The Company operates in a single industry segment, that of providing implantable medical products, currently consisting of implantable cardiac pacemaker systems, to the health care industry. The Company has no foreign operations; however, it does export its products. For sales by geographic area for each of the fiscal years ended March 31, 1995, 1994 and 1993, see "MANAGEMENT'S DISCUSSION AND ANALYSIS" and "FINANCIAL STATEMENTS".

     Products. The Company currently manufactures and commercially distributes a line of single-chamber implantable pacemakers and a single-lead dual-chamber atrial-controlled ventricular (VDD) pacing system, as well as electrode leads and programming equipment, developed by the Company. Pacemaker systems are prescribed by physicians for patients who suffer arrhythmias or impairments of the natural electrical conduction system of the heart that render the heart incapable of pumping blood throughout the body at a rate and rhythm suitable for the body's needs. The pacemaker system treats the condition by electrically stimulating the heart to restore proper rhythmic contractions of the heart muscle. The Company's pacemakers and electrode leads are of different dimensions encompassing 6 pacemaker models (under the tradenames MAESTRO II or MAESTRO II SAVVI) and approximately 7 electrode lead models (under the tradenames PolySafe, UniPass or A-Track).

     The Company also markets with its products certain electrode leads and pacing accessories manufactured by other medical companies. Further, the Company manufactures components and product assemblies pursuant to various supply agreements between the Company and certain domestic and European manufacturers. See "-Sales, Markets and Distribution Methods," below.

     The Company's products are classified as medical devices and as such are subject to extensive regulation by the FDA. All of the pacemaker systems marketed in the United States by the Company (including related electrode leads) are in commercial distribution under the FDA's 510(k) Premarket Notification regulations or Premarket Approval ("PMA") regulations. See "Government Regulation," below. The Company's single-chamber MAESTRO II models obtained clearance from the FDA for commercial distribution on May 14, 1993, and the MAESTRO II SAVVI systems were cleared for commercial distribution in June and August 1993. The Company has submitted a PMA Supplement to the FDA for clearance to sell and commercially distribute additional models of its MAESTRO II product line. See "-Research and Development".

     The Company's pacemakers are generally sold together with electrode leads manufactured by the Company. The Company's PolySafe electrode leads include various models of its specialized single-pass A-Track leads. The A-Track leads, developed and patented by the Company, are triaxial pacing leads with two diagonal atrial bipolar ("DAB") electrodes positioned so as to provide sensing data from the atrium. The DAB electrodes transmit sensed atrial signals to the pacemaker, which then stimulates the ventricle at an appropriate rate, providing atrial-synchronous ventricular pacing, mimicking the normal action of the heart. The MAESTRO II SAVVI system incorporating the A-Track lead represents an important advance in technology, combining atrial-controlled ventricular pacing with the convenience and reliability of a single-lead implant procedure. This system is appropriate for the many patients with conduction disorders and a physiologically responsive sino-atrial node. The SAVVI system was unique until a competitor of the Company, Intermedics Inc., obtained FDA approval to commercially market a system similar to SAVVI. See "-General".

     In fiscal 1992 and 1993 the Company received FDA clearance to market additional versions of its A-Track leads as well as additional specialized single-pass pacing leads for sale to Intermedics Inc. under the Intermedics Inc. trade name UniPass and for use with the new generation ultra-slim MAESTRO II SAVVI pulse generator under the Company's PolySafe A-Track trade name.

     The Company's electrode leads are insulated with Surethane(TM), and are manufactured using a patented coating process, rights to which are held by the Company (see "Certain, Patents, Trademarks and Licenses", below). The Surethane(TM) is applied in solution to the pacing coil using a specialized coating process which results in extremely slender and durable leads.

     The Company manufacturers two (2) compact, portable pacemaker programmers which enable bi-directional communication between the clinician and the implanted pacemaker. Programming and telemetry messages are transmitted to the pacemaker via a lightweight wand. Prior to transmitting a new program to the pacemaker, the programmer automatically provides validation of the selected mode/parameter value combination as a safety step. Programming is effected virtually instantaneously. One model incorporates an integral printer, and the other provides for connection of a printer, for generating hardcopy records. Both provide for connection of a stripchart recorder for generating hardcopy records of EGM telemetry data.

     Sales, Markets and Distribution Methods. The primary markets for the Company's products are hospitals, other medical institutions, and physicians both in the United States and abroad. The Company currently markets its products primarily through independent sales representatives in the United States and independent distributors in the international markets. Also, the Company sells hybrid circuit components to an Italian manufacturer. Independent representatives are paid by commissions; independent distributors generally purchase the Company's products at discounted prices. The Company advertises in scientific publications and also uses trade shows and convention demonstrations, direct mail advertising, telephone solicitations and direct sales to selected customers as part of its marketing efforts.

     Pricing of the Company's products is generally similar to that for competing products. The Company focuses its marketing attention on the technological advantages of its pacemakers rather than on price considerations. The Company bases its appeal to physicians on the Company's belief in the relative simplicity with which its reliable and therapeutically effective pacemaker systems can be implanted, programmed and monitored. The Company focuses its marketing attention on the issue of price sensitivity only when necessary. For example, under Medicare legislation, the amount of reimbursement that a hospital and a physician receive from Medicare for a pacemaker implant does not necessarily vary with the cost of the implanted pacemaker, and the Company must consider this in its pricing decisions. See "Government Regulations," below.

     The Company maintains inventories of pacing systems at many hospitals to facilitate the immediate availability of these products when required. In addition, the Company's independent sales representatives hold a supply of pacemaker systems on consignment. The majority of the Company's sales in the United States are filled by withdrawing products from consigned inventories, whereupon the hospital is billed for the product. As a result of liquidity deficiencies, the Company was not always able to meet the demand for its product at various times. With the influx of new capital from the debenture financing and resulting improvement of the Company's financial position, it is management's belief that the Company is now able to meet current and projected demand.

     Independent sales representatives, organizations and distributors selling the Company's products are free to sell products not produced by the Company that do not compete with the Company's products. As of March 31, 1995, twenty independent sales representatives (or organizations) were actively selling the Company's products in the United States. The Company has executed long-term contracts with most of its sales representatives in the United States. Generally, the contractual agreements executed between the Company and its independent sales representatives provide each representative the exclusive right to sell the Company's products in a specified area of the United States for a three- or five-year period, are renewable for a second three- or five-year term, and provide the Company with certain termination rights.

     The Company's operations, sales and ability to attain a profitable level of operations are dependent upon maintaining the contractual relationships with its principal sales representatives and upon on-going expansion of their business volume. Termination of any of these contractual agreements between the Company and its key independent sales representatives could have a material adverse effect on the Company's sales volume and operations. Furthermore, the Company's ability to attain a profitable level of operations would be adversely affected if the Company's sales representatives are unable to expand the volume of their business.

     The Company also currently exports its assembled products or components to Greece and Italy. In the past, the Company exported assembled products to distributors in the Netherlands, Spain, Germany, Japan and Hong Kong; however, as of January 1, 1995, the Company is currently not selling its assembled products in those countries that are members of the European Community ("EC"), pending the Company's completion of ISO Certification by the European Community. The lack of ISO Certification, however, does not prevent the Company from selling components to the EC nations. The Company is currently selling components to a manufacturer in Italy and anticipates pursuing other European markets for distribution of its components. See "-Government Regulation"; "RISK FACTORS - ISO Certification". The Company is not currently exporting products to the Far East. The Far East distributor has not yet received approval to distribute the Company's MAESTRO II products in the Far East.

     During the fiscal year ended March 31, 1993, the Company's distributor in the Netherlands, Holland Medical B.V., accounted for 10% of the Company's sales. With the exception of this and as disclosed below regarding LEM Biomedica s.r.l., no foreign distributor accounted for 10% or more of the Company's sales during the fiscal years ended March 31, 1993, 1994 or 1995. During the fiscal years ended March 31, 1994 and 1993, three of the Company's independent sales representatives each accounted for in excess of 10% of the Company's sales and in the aggregate accounted for 40% and 35%, respectively, of the Company's sales. During the fiscal year ended March 31, 1995, four of the Company's independent sales representatives each accounted for in excess of 10% of the Company's sales and in the aggregate accounted for 46% of the Company's sales.

     During fiscal 1989, the Company began to export product assemblies to an Italian manufacturer, LEM Biomedica s.r.l. ("LEM"), for manufacture, sale and distribution in Italy under the Italian manufacturer's label. During the fiscal years ended March 31, 1995, 1994 and 1993, export sales to LEM accounted for 11%, 11%, and 20%, respectively, of the Company's sales. In fiscal 1995, 1994 and 1993, sales to Italy were restricted as a result of supply constraints. On October 1, 1994, the Company executed an agreement with LEM to supply LEM with the Company's proprietary hybrid circuits for a period of two years. LEM will use these circuits to manufacture implantable pacemakers under the LEM trade name. This agreement covers the Company's hybrid circuits for single-chamber, dual-chamber and single-lead atrial controlled ventricular (VDD) pulse generators. Minimum sales, pursuant to the agreement, approximate $1.3 million. The Company had been selling pacemaker sub-assemblies to LEM for three years pursuant to a previous supply agreement that expired in November 1994. Pursuant to the terms of the original Agreement, LEM provided equity financing of $500,000 with the purchase of 71,428 shares of the Company's Common Stock. This represents approximately 5.3% of the total outstanding shares of the Company.

     On August 1, 1990, the Company executed a license agreement and a supply agreement with Intermedics Inc., a subsidiary of Sulzer Brothers Limited. The license agreement provided initial fees to the Company aggregating $1.5 million. The license agreement also provided for the payment of royalties to the Company based upon net sales of Intermedics Inc. products incorporating the licensed (single pass lead) technology. In April 1993, the Company amended and restated its license agreement and supply agreement with Intermedics Inc. The amended and restated license agreement provided for the prepayment of $850,000 in royalties to the Company. Further, pursuant to a subsequent amendment, a $100,000 prepayment of future royalties was received in February 1994, to be applied against the next 1,000 pacing systems sold at a rate of $100 per unit. The prepayment will be applied against future royalties at a rate of 2/1 per pacing system sold, reducing the potential aggregate royalties to be received over the life of the Agreement from $7,031,250 to $6,181,250. The supply agreement which was to expire on July 31, 1993, was extended to April 1, 1996, and provides for the Company to supply its specialized single-pass leads to Intermedics Inc. for three years at specified prices. Sales to Intermedics Inc. accounted for 28% of sales for the fiscal year ended March 31, 1995.

     With the exception of Intermedics Inc., as disclosed above, during the fiscal years ended March 31, 1995, 1994, and 1993, no single customer in the United States accounted for in excess of 10% of the Company's sales. Accordingly, the Company does not believe that the loss of any single customer in the United States, excluding Intermedics Inc., would have a material adverse effect on its business. However, the Company's ability to maintain a profitable level of operations is dependent upon its ability to increase its sales volume. Therefore, the loss of Intermedics' business or any other important customer in the United States could unfavorably impact the Company's sales volume and its ability to attain a profitable level of operations. See "MANAGEMENT'S DISCUSSION AND ANALYSIS."

     Historically, the Company encountered many difficulties in connection with its efforts to develop a distribution network of independent sales representatives in the United States large enough to attain enough sales to generate positive cash flow. The Company believes that these difficulties are attributable to the Company's lack of visibility and the competitive environment, and, most important, the Company's financial position. However, the Company believes that with the capital infusion received from its recent private placement of Debentures, the satisfaction of the DCE mortgage, and with new management in place providing expertise in corporate finance, sales and marketing, the Company will be able to expand its distribution network. To that end, the Company is aggressively seeking to expand its sales force and hired a Vice President of Sales and Marking who is assisting in enlarging and supervising a national sales force of independent sales representatives. Further, the Company estimates its market share of pacing products to be less than 1%. Because the estimated pacing systems market is $1.8 billion, the Company considers the market large enough to accommodate the Company's products.

     The Company believes that, with the Company's new-generation single-chamber MAESTRO II and single-lead dual-chamber MAESTRO II SAVVI pacing systems and with the additional financing, it has the potential to increase its sales volume in the United States and expand into other international markets.

     Product Warranties. The Company's pacemakers and electrode leads are covered by a limited warranty. Specific terms and conditions of the warranty vary according to the model. Generally, however, pacemaker warranties extend from 5 to 6 years, and pacing lead warranties continue for the patient's lifetime. All warranties provide for replacement with a comparable Company product and for partial reimbursement of medical expenses not covered by third parties.

     Certain Patents, Trademarks, and Licenses. The Company obtains licenses from others that it deems necessary to its business, and its policy is to obtain patents on its inventions whenever practical. Technological advance has been characteristically rapid in the medical device industry, and the Company does not believe its business is materially dependent upon any individual patent or license. However, should certain of the Company's licenses be terminated for any reason, the Company's operations and competitive ability could be adversely affected.

     In 1984, Mr. Robert R. Brownlee, a Director and Senior Executive Vice President of the Company, assigned all rights, title and interest in the United States Patent No. 4,585,004, titled "Heart Pacing and Intracardiac Electrogram Monitoring System and Associated Method," to the Company. The patent, issued on April 29, 1986, applies to the specialized A-V Data(TM) ventricular leads developed by the Company. In 1988, Mr. Robert R. Brownlee assigned all rights, title and interest in United States Patent No. 4,962,767, titled "Pacemaker Catheter" to the Company. The patent, issued on October 16, 1990, applies to the A-Track electrode leads used with the Company's SAVVI pacing system. Similarly, in August 1990, Mr. Brownlee assigned all rights, title and interest in United States Patent No. 5,127,403, titled "Pacemaker Catheter Utilizing Bipolar Electrodes Spaced in Accordance to the Length of a Heart Depolarization Signal" to the Company. The patent, issued on July 7, 1992, applies to the A-Track electrode leads used with the Company's SAVVI pacing system.

     In November 1985, all rights, title and interest in the United States Patent No. 4,726,379, titled "Cardiac Pacer with Switching Circuit for Isolation," were assigned to the Company by two of its employees. The patent, issued on February 23, 1988, applies to bipolar dual-chamber pacing methods.

     In December 1988, all rights, title and interest in the United States Patent No. 4,907,592, titled "Self-Sealing Connector for Electrical Leads for Use in Wet Environments," were assigned to the Company by one of its employees. The patent was issued on March 13, 1990.



     The Company obtained from Howard C. Hughes and Roy D. Bertolet, the latter an employee of the Company, an exclusive license to an extrusion technique for coating pacemaker leads and other wires with polyurethane, for which a patent was granted on February 5, 1985. The term of the license corresponds to the life of the patent, which expires on February 4, 2002. The license provides for payment of royalties for each contract year based on a percentage of net sales of products produced using the licensed technology. On June 30, 1994, the license became non-exclusive. Further, in March 1993, the licensor executed a sublicense agreement with the Company, pursuant to which the Company granted a limited sublicense to Intermedics Inc. allowing Intermedics Inc. to use the extrusion technique to manufacture leads pursuant to the terms of the Amended and Restated License Agreement between the Company and Intermedics Inc.

     The Company uses various trademarks with its product lines. The MAESTRO trademark, used with the Company's pacemakers and programmers, is registered with the U.S. Patent and Trademark

Office. The Company's trademarks PolySafe, A-Track, A-V Data, TriFix, Trabeculok, SAVVI, DAB, and Surethane(TM) are unregistered trademarks of the Company.

     Research and Development. The Company expended $390,000, $432,000, and $580,000 on research and development activities during the years ended March 31, 1995, 1994, and 1993, respectively. Research and development activities during the three years ended March 31, 1995 consisted primarily of the development of a line of slimmer-profile pulse generator products, and the electronic circuitry (custom designed integrated circuits and custom designed hybrid microelectronic circuits) necessary to permit the development of low-current products with operating characteristics similar to its existing products in much smaller, more competitive configurations and also to permit the development of additional, more advanced products. The electronic circuitry was procured by the Company through two separate development and manufacturing contracts and as of March 31, 1995, the Company's future maximum purchase obligations under both contracts approximated $1.0 million. These research and development efforts resulted in FDA approval in 1993 of the Company's single-chamber MAESTRO II pulse generators and its MAESTRO II SAVVI systems for commercial distribution. The design of the dual-chamber MAESTRO II model is also complete and the Company has applied for FDA clearance.

     The Company's expenditures for research and development are on-going. In addition to having finalized the development of the dual-chamber MAESTRO II pacemaker, the Company is working on the design and development of additional pacemakers to expand its line as well as enhancements in its single lead technology.

     The Company has not been involved in any material customer-sponsored research during the past three years.

     Raw Materials and Production. Although the Company endeavors to have alternative supply sources for parts and materials used in manufacturing its products, single sources are used for certain critical materials, including medical adhesives, integrated circuits, hybrid microelectronic circuitry, lithium batteries, various other components, and a material used to produce Surethane(TM). The loss of any one of these single sources or significant delivery delays could cause a costly delay in production. Although the Company believes that various design or material alternatives could be used, that could prove time-consuming and could require notification to and clearance by the FDA.

     Two of the Company's principal suppliers of materials used primarily in electrode lead production, Dow Corning Corp. and E.I. Du Pont de Nemours & Company, have indicated that they will no longer supply their materials to the medical device industry for implantable devices. The Company has identified alternate sources for the materials formerly made by Dow Corning and has qualified and submitted a notification to the FDA. The FDA acknowledged receiving the Company's notification and indicated that, unless otherwise notified by the FDA, the alternate materials identified in the notification may be used in the Company's products in place of the comparable Dow Corning materials. The Company is also pursuing alternate sources for the E.I. Du Pont de Nemours material. However, the Company believes it has a sufficient quantity of this material to meet is anticipated demand for the next several years. See, "MANAGEMENT'S DISCUSSION AND ANALYSIS -Operating Trends and Uncertainties."

     The Company exhausted its supply of the integrated circuits required to manufacture its first generation MAESTRO dual-chamber devices currently approved by the FDA for distribution in the United States. Accordingly, the Company experienced a decline in dual-chamber device sales. The Company has developed a more streamlined dual-chamber device with new electronic circuitry under its MAESTRO II line. The PMA Supplement for the new dual-chamber device has been submitted to the FDA. However, the new dual-chamber device is presently being sold as hybrid circuit to a distributor in Italy.

     Insurance. The Company maintains what it believes to be an adequate amount of comprehensive general liability insurance and what it believes to be a reasonable amount of products liability coverage. No assurance can be given that the products liability coverage will be sufficient to protect the Company's assets against claims by users of its products or that the Company will be able to maintain such coverage (or obtain additional coverage) in the future at reasonable premium rates or at all, in which case its assets will be at risk in the event of successful claims by users of its products. Furthermore, the Company's liability coverage may not cover costs incurred by the Company under its product warranties (see "Product Warranties," above) or costs incurred by the Company in the event of a product recall.

     The Company has no pending, threatened or actual claims as of this date, nor is the Company aware of any current circumstances that might give rise to such claims. However, the Company could be exposed to possible claims for personal injury or death resulting from the sale or subsequent malfunction of allegedly defective products.

     Employees. As of May 31, 1995, the Company employs 73 persons full-time, including management. The Company's employees are not represented by a labor union. The Company believes that its relations with its employees are good.

     Government Regulation. The activities of the Company in developing, producing and marketing medical devices are subject to regulation by the FDA and, in some instances, by state and foreign governmental authorities.

          Federal Regulation.  In the United States, the FDA, among other
          ------------------
government agencies, is charged with regulating the introduction to the marketplace of new medical devices, related manufacturing and laboratory practices, and labeling and recordkeeping for such devices. The FDA has the authority to ban, detain or seize "adulterated or misbranded" medical devices, and may also order repair, replacement or refund and require notification of health professionals and others with regard to medical devices that present unreasonable risks or substantial harm to the public health. The FDA may also proceed through court action to enjoin and restrain or initiate action for criminal prosecution of certain violations of the Federal Food, Drug and Cosmetic Act, as amended, pertaining to medical devices.

     Most implantable cardiac pacemakers fall within a category for which the FDA has stringent clinical investigation and premarket clearance requirements. Such regulation tends to lengthen the time for introducing new products in the United States, and to increase the expense of developing and marketing such products. Moreover, the FDA administers certain controls over approvals for exporting such devices from the United States.

     FDA regulations require a company to file 510(k) Premarket Notifications on products that are substantially equivalent to products that were introduced into interstate commerce for commercial distribution before May 18, 1976 (pre-enactment devices) or on products first marketed after that date which the FDA has already found to be substantially equivalent to pre-enactment devices. The FDA has also issued regulations for the premarket approval ("PMA") of medical devices that are not substantially equivalent to pre-enactment devices (such as the Company's dual-chamber and single-lead atrial-controlled ventricular devices). These must be cleared for commercial distribution through a PMA submission or a PMA supplement. The regulations will eventually require a PMA submission for all products (such as the Company's single-chamber devices) previously cleared for commercial distribution through premarket notifications. Prior to seeking PMA clearance for a medical device, a company is generally required to complete a clinical evaluation in accordance with Investigational Device Exemption ("IDE") regulations. The time and expense associated with the clinical investigation and premarket clearance requirements of the FDA are substantial.

     Many of the new products developed by the Company in the future will most likely be subject to the IDE and/or PMA regulations of the FDA. Accordingly, the Company will continue to devote significant time to the FDA regulatory process leading to FDA market clearance of new products.

     FDA regulations require the Company to register its manufacturing establishment with the FDA, list all medical devices that are manufactured and distributed, observe certain production and labeling standards and submit to unscheduled inspections by the FDA. Other FDA regulations relate to repair and replacement of devices; refund of purchase price and notification of risks; recordkeeping and reporting; and restrictions on the sale, distribution or use of certain devices.

     The FDA has recently implemented product tracking and electrode lead post-market surveillance regulations. These regulations require the Company to track and maintain information regarding the location of product not in its direct possession. The post-market surveillance regulations require the Company to collect and analyze clinical data to complete product longevity analysis. The expense to the Company to meet these regulations is yet undetermined as the protocols to implement these regulations are still under review. This expense could be material.

     The average pacemaker recipient in the United States is of advanced age. Most pacemaker recipients thus are eligible for Medicare. Therefore, in addition to FDA and similar foreign regulations, the Company may also be affected by changes in the laws and regulations relating to Medicare.

          State Regulation.  In addition to federal law, the Company is subject
          ----------------
to the Florida Drug and Cosmetic Act. In particular, the Company is required to maintain a permit to operate a medical device manufacturing facility and must register its medical devices with the appropriate Florida authority. All such required permits have been received, and registrations made, by the Company.

          European Regulation.  In addition to federal and state law, the
          -------------------
European Community ("EC") nations have adopted universal standards in order to provide simplified trade among the member nations and to assure free access to trade while maintaining qualify standards for products sold. All companies doing business in these nations must be certified to these standards set forth by the EC which is evidenced by being granted the CE Mark. Standards for implantable medical products were implemented January 1, 1993, with a transition period that ended December 31, 1994, however, the Company did not obtain certification, the CE Mark, by the deadline.

     The EC has adopted voluntary quality system standards developed by the International Organization for Standardization ("ISO") as one means of securing the CE Mark. To gain the CE Mark, the company must demonstrate conformance with the applicable ISO standard for quality systems or conduct third party testing of its products. Alternatively, the Company may elect to combine a demonstration of ISO conformity with selective product testing to secure the CE Mark. The Company is presently operating under Good Manufacturing Practices ("GMP") as set forth by the FDA. These practices are similar to the ISO standards but not quite as extensive. Since the Company was unable to obtain certification by January 1, 1995, its sales of assembled products to the EC market have been suspended; however, its sale of products in Greece is not affected since it is not an EC member. Further, the Company is not required to have the CE Mark in order to sell components in Europe and is selling pacemaker components to a manufacturer in Italy under a three-year agreement with that company. Although the Company is preparing for CE Mark certification, if it continues to be unable to obtain certification, it will continue to be prevented from selling its assembled products in EC countries and its business would be materially and adversely affected.

     Working Capital. The Company is required to carry significant amounts of inventory in order to meet rapid delivery requirements of customers and assure itself a continuous supply of key components and parts from its suppliers. There is also a several-month lead time between the time that the Company acquires parts until such time that a product is completed and available for sale. In addition, a portion of the Company's business is related to consignment business where the Company provides customers with the right to return products that are not implanted or sold. Accordingly, inventory management is an important business concern both with respect to the Company's liquidity and due to the potential for rapidly changing business conditions and technological advances within the industry.

     Competition in the Industry. The Company competes with many other domestic and foreign companies, many of which have significantly greater financial and other resources than the Company. The industry is currently dominated by Medtronic, Inc., Intermedics Inc. (which has been acquired by Sulzer Brothers Limited); Telectronics Pacing Systems, Inc. (a division of Pacific Dunlop); Cardiac Pacemakers, Inc. (a division of Guidant Corporation); and Pacesetter Systems, Inc. (a division of St. Jude Medical, Inc.). Although many of the larger companies have a group of loyal physicians who use their products exclusively, most physicians use more than one pacemaker supplier.

     Technological innovation and sales ability are important with respect to market entry and penetration. The Company believes that the primary competitive factors in the marketplace today, given competing products with similar capabilities, are product reliability, product capability, design characteristics, longevity, service, technical support provided by the manufacturer, product warranty, price, and credibility of the Company. Nevertheless, the Company's products are subject to the risk of being rendered obsolete by the introduction of new products or techniques by others.

     Some of the conditions and diseases that the Company's pacemakers are designed to treat may, in certain cases, also be treated by drug therapy. The Company does not deem itself to be in substantial direct competition with pharmaceutical companies because, at present, drug therapy is only infrequently a viable alternative to use of a pacemaker. However, new drugs and methods of therapy that might compete with the Company's pacemaker products may be developed by pharmaceutical or other health care companies. Many such companies are larger than the Company and possess more substantial research facilities and other resources.

     Companies that are already well established can be expected to protect their existing market shares. This is coupled with slowing market expansion, increasing marketing costs under heavier competition, and escalating regulatory burdens. In addition, there is an overriding necessity to increase research and development expenditures in order to remain competitive.

Property

     The Company owns and occupies a 50,000 square-foot building on 4.11 acres of land in Palm Coast, Florida. The facility houses the Company's headquarters and its research and development, manufacturing, administrative and marketing divisions. The facility includes a 3,000 square-foot controlled environment area for the manufacture of the Company's medical products, and 18,000 square feet of unimproved space that is not in use. The production capacity of the Company's existing facility is greater than current production levels and should be sufficient to meet the Company's needs for at least the next several years.

     As of March 31, 1995, the Company retired its obligation to Dow Corning Enterprises, Inc. ("DCE"), a wholly owned subsidiary of Dow Corning Corporation, pursuant to which DCE released the Company from its Investment Agreement with DCE, the secured promissory note, and the DCE mortgage encumbering the Company's premises. The Company had been in default of its $1.75 million mortgage note payable to DCE and owed DCE approximately $2.65 million in principal and accrued interest as of March 31, 1995. The Company accomplished the debt reduction through a $1.5 million loan from Sirrom Capital Corporation ("Sirrom") from which the Company paid DCE $1 million and gave DCE a warrant for the Company's Common Stock. In return, DCE forgave approximately $1.65 million of debt.

     In respect of the new financing, Sirrom holds a first mortgage on the Company's premises and a first lien against all of the Company's real and personal property (including patents and royalties) but, excluding inventory and accounts receivable. The Sirrom mortgage note bears interest at 13-1/2% per annum and is payable monthly, interest only, until the maturity date of March 31, 2000, at which time the outstanding principal balance and accrued and unpaid interest becomes due and payable.

     The Debentureholders consented to the financing and first lien position of Sirrom and in respect thereof were given a second security interest in the Company's real and personal property, excluding inventory and accounts receivable.

     See, " - Recent Events," below.

Legal Proceedings

     In October 1992, the Company entered into an agreement (the "Agreement") with a financial brokering and consulting firm to assist the Company in its financial efforts. Pursuant to this Agreement, the Company was required to pay the broker/consultant $8,000 per month for a period of 24 months. The Company deferred payment of 50% of the monthly fee and accrued interest thereon at a rate of 10%, pursuant to the Agreement. If at the end of 12 months the broker/consultant had not performed a financial service as defined in the Agreement, the Company could terminate this Agreement, including the remaining monthly and accrued fees and interest thereon. In October 1993, the Company terminated this Agreement, based on non-performance as defined in the Agreement.

     On January 4, 1994, the financial brokering and consulting firm filed suit against the Company in the Circuit Court of the 11th Judicial Circuit in and for Dade County, Florida (the "Court"), alleging that the Company had breached certain contractual duties and obligations. The suit requests a judgment requiring the Company to deliver warrants to purchase 15% of the Company's Common Stock and damages in excess of $15,000. The Company has denied liability and filed a counterclaim alleging that the brokering firm fraudulently induced the Company into the Agreement then breached the Agreement and certain fiduciary duties. Management plans to vigorously defend the lawsuit and pursue its counterclaims.

Recent Events.

     As of March 31, 1995, the Company borrowed from Sirrom Capital Corporation, a Tennessee corporation ("Sirrom"), the sum of $1.5 million under a Loan and Security Agreement dated as of March 31, 1995 (the "Loan Agreement"). The Company executed a Secured Promissory Note in the amount of $1.5 million bearing interest at 13.5% per annum (the "Sirrom Note"). Interest-only payments are due and payable monthly commencing May 1, 1995 with a balloon payment of outstanding principal and accrued and unpaid interest due and payable on March 31, 2,000 (the "Maturity Date"). After payment to DCE of $1 million and forgiveness of approximately $1.65 million of debt, the Company has over $350,000 from the loan proceeds (net of expenses of the refinancing) for additional working capital.

     As part of the loan transaction, the Company also granted to Sirrom a warrant to purchase initially 100,000 shares of the Company's Common Stock at $.01 per share, with an expiration date of March 31, 2000, (the "Sirrom Warrant"). The warrant also provides that in the event the loan is not paid off by March 31, 1997, or any anniversary thereof thereafter, Sirrom has the right to purchase an additional 50,000 shares of Common Stock (at $.01 per share) upon such date and upon each such anniversary thereof that any amount owed under the Loan Agreement (or any extension, amendment or modification thereof) shall be outstanding. The Sirrom Warrant also provides for certain "piggy-back" registration rights regarding the underlying shares in the event the Company files a registration statement on a form suitable for a secondary offering.
With regard to the Company's Registration Statement filed with the SEC (of which this Prospectus is a part), if the Registration Statement is in effect on the date of exercise of the Sirrom Warrant, the Company is obligated to amend the Registration Statement to include the Company's Common Stock underlying the Sirrom Warrant (the "Sirrom Shares") so as to permit the offer and sale of such shares by Sirrom. Such amended Registration Statement shall thereafter be maintained effective with the SEC until the earlier of (a) the date that all of the Sirrom Shares are sold, or (b) the date that the holder of the Sirrom Shares receives an opinion of counsel that such sale is in compliance with Rule 144, or any successor rule or regulation.

     As security for the loan and pursuant to the Loan Agreement and a Mortgage, Assignment of Rents and Leases, and Security Agreement (the "Mortgage") and related agreements, the Company granted Sirrom a first lien on all of its real and personal property (including general intangibles such as its patents and royalties from Intermedics Inc.), but excluding the Company's inventory and accounts receivable. Sirrom's consent is required for the Company to be able to enter into future license agreements regarding its patents, and to sell, assign, and grant any sublicense under the license granted to the Company under the Patent Collateral Assignment.

     The Sirrom loan documents impose certain constraints on the Company's business. Sirrom's consent is required to sell or encumber Sirrom's collateral having an aggregate fair market value exceeding $25,000. The Company may license its intellectual property in the ordinary course of business so long as the Company's interest in the license agreements are freely assignable to Sirrom. The Company may not incur certain additional indebtedness in excess of $200,000 annually without Sirrom's consent (which may not be unreasonably withheld or delayed). Further, under the terms of the Sirrom Warrant, the Company must give Sirrom advance notice of certain events, such as dividend payments, certain new stock issues, reorganization, merger, sale of substantially all assets, and advance notice of the record date to be set for determining shareholders entitled to vote on such matters.

     From the loan proceeds, the Company paid DCE $1 million and gave DCE a warrant to purchase 200,000 shares of the Company's Common Stock at $2.80 per share, which warrant expires on March 31, 1998 (the "DCE Warrant"). Under the terms of the DCE Warrant, DCE has certain "piggy-back" registration rights regarding the underlying shares and is one of the Selling Shareholders under this Prospectus. In exchange for the $1 million payment and the DCE Warrant, DCE forgave the balance of the debt (approximating $1.65 million) and released the Company from its obligations under the promissory note to DCE and related Investment Agreement and Open-End Mortgage Deed and Security Agreement.

     Under the terms of the Company's outstanding 5% Convertible Debentures (the "Debentures"), the Company had given a negative pledge not to encumber its patents or royalties while the Debentures were outstanding. To consummate the refinancing of the DCE mortgage, the Company obtained a consent and waiver from the Debentureholders and in exchange therefor, under a certain Second Mortgage and Security Agreement dated March 31, 1995 ("Second Mortgage") and pursuant to related documentation, the Company gave the Debentureholders a second lien on the same collateral in which Sirrom took a first security interest. The Debentureholders' security interest in the Company's real and personal property will terminate upon the first to occur of: (a) the payment in full of the Sirrom loan, or (b) at such time as there remains no amount owing to Debentureholders under the Debentures.

     Pursuant to a Subordination Agreement between the Debentureholders, the Company and Sirrom dated March 31, 1995 (the "Subordination Agreement"), the Debentureholders agreed with Sirrom to subordinate their Debentures to Sirrom's Loan Agreement with the Company. Under the Subordination Agreement, the Company may not make payments on the Debentures (interest or principal) if the Company is in default of its obligations to Sirrom which default would subject the Sirrom Note to acceleration. Further, in the event of the acceleration of the amounts owed on the Debentures (as a result of the Company's default thereunder), or in the event of any payment or distribution of assets of the Company to creditors upon any dissolution, winding up, or total or partial liquidation or reorganization of the Company, the principal and interest owed to Sirrom shall be paid in full prior to any assets being retained by, or payments made to Debentureholders.

                                   MANAGEMENT


Directors and Executive Officers

     The directors and executive officers of the Company are as follows:

- ---------------------------------------------------------------------------------
           Name              Age          Position(s)             In Office Since
Bart C. Gutekunst             44    Chairman of the Board and           1994
                                    Director
Alan J. Rabin                 45    President, Chief                    1994
                                    Executive Officer and
                                    Director
Robert R. Brownlee            63    Senior Executive Vice               1980
                                    President, Secretary and
                                    Director
Robert T. Rylee               64    Director                            1988
Larry Haimovitch              48    Director                            1994
Lauri Mitchell                33    Controller                          1990
Paul H. Neff                  58    Vice President of                   1981
                                    Research and Development
William Wharton               47    Vice President of Quality           1985
                                    Assurance
Robert S. Miller              46    Vice President of Sales             1994
                                    and Marketing
Terry McMahon                 46    Vice President of                   1994
                                    Regulatory Affairs
- ---------------------------------------------------------------------------------


Business Experience

     Bart C. Gutekunst was appointed to the Board of Directors on July 31, 1994 and became Chairman of the Board on October 13, 1994. Mr. Gutekunst has had 18 years of experience in corporate finance and corporate development, both as an investment banker and as a principal. Since 1990 he has been an independent financial advisor. From 1988 to 1990, he was a senior member of an investment firm, Entrecanales, Inc., funded by a major European family, making equity investments and leveraged buyouts. From 1981 to 1987, he was Executive Vice President and a member of the Board of Directors, as well as the Management and Investment Committees of Laidlaw, Adams & Peck Inc., where he supervised the investment banking department and completed over 50 public and private transactions. From 1976 to 1981, he was a member of Chemical Bank's Merchant Banking Group. Mr. Gutekunst has been a member of the Board of Directors or advisor to the Board for many companies. From September 1992 to September 1994, he was Vice Chairman and Chief Financial Officer of R-2 Medical Systems, Inc., a cardiac care device company, with responsibility for corporate development as well as overseeing the financial functions of the Company. Since 1994, Mr. Gutekunst has served as Chairman of the Board of Directors of United Education and Software, Inc., a multi-state operator of nursing and vocational schools operating under Chapter 11 of the United States Bankruptcy Code where he is overseeing the voluntary liquidation of the Company's assets. Previously he had been a director of that company for approximately ten years. Mr. Gutekunst holds a 5% Convertible Debenture. See "SELLING SHAREHOLDERS".

     Alan J. Rabin joined the Company on October 13, 1994, in connection with the Debenture financing. At that time, he was appointed to the Board and appointed the Company's President and Chief Executive Officer. Mr. Rabin has approximately 22 years of experience in the management of medical companies, with specific emphasis on internal business development through marketing and sales, new product development, OEM sourcing, and new product market releases. Until September 1994, Mr. Rabin was President and Chief Executive Officer of R-2 Medical Systems, Inc., a manufacturer of cardiac care devices, including disposables used in cardiac pacing. R-2 Medical Systems, Inc. was sold to Cardiotronics, Inc. in 1994. From 1987 to 1992, Mr. Rabin was Vice President of Marketing and Sales, with responsibility for plant operations for Stereo Optical Company, a manufacturer and distributor of disposable and Ophthalmic Diagnostic Devices. From 1985 to 1986, he was Director of Marketing and Sales at Tycos Life Services, Inc., a manufacturer of cardiovascular diagnostic and monitoring devices. From 1980 to 1985, Mr. Rabin held various marketing, new business development, and product management positions with surgical and cardiovascular equipment divisions of C.R. Bard. Prior to assuming those positions, Mr. Rabin was employed in marketing and sales in the critical care and anesthesia market. Mr. Rabin holds a 5% Convertible Debenture. See "SELLING SHAREHOLDERS".

     Robert R. Brownlee is one of the founders of the Company and serves the Company as Senior Executive Vice President of Research and Technical Matters, as a Director and its Secretary. From June 1982 to May 1988, he served the Company as Senior Executive Vice President and Chairman of the Board of Directors. Mr. Brownlee has been a member of the Board of Directors since 1980. During 1980 and 1981, Mr. Brownlee served the Company as Vice President of Product Research and Executive Vice President of Engineering, respectively. Mr. Brownlee was a faculty member of The Pennsylvania State University (the "University") from 1960 to 1980 and served as Adjunct Associate Professor of Comparative Medicine, Milton S. Hershey Medical Center of the University from 1981 to 1985. Prior to 1980, Mr. Brownlee served as a consultant to Intermedics Inc., a major competitor in the cardiac pacing industry. Mr. Brownlee holds an option for 14,285 shares of common stock that comprise shares that are registered under this Prospectus. See "SELLING SHAREHOLDERS".

     Robert T. Rylee was appointed to the Board of Directors in November 1988 pursuant to the terms of an Investment Agreement between the Company and Dow Corning Enterprises, Inc. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS." Mr. Rylee practiced law from 1958 to 1969 and was a partner in the firm of Wood, Boykin, Rylee and Walter from 1965 to 1969. In 1969, Mr. Rylee became the President and CEO of Wright Manufacturing Company, a manufacturer of orthopedic implants and instruments, a position he held until 1981 when he became a Dow Corning U.S. Area Vice President and the General Manager of Health Care Business. On May 31, 1993, Mr. Rylee retired as Vice President and Chairman of Health Care Business, a position he had held since 1986. Mr. Rylee therefore also retired as Director of the Company representing Dow Corning Enterprises, Inc. effective May 31, 1993. The Company and Dow Corning Enterprises, Inc. have not yet selected a successor to that directorship. However, on June 11, 1993, the Company re-appointed Mr. Rylee to the Company's Board of Directors as an independent Director, in which capacity he does not represent Dow Corning Enterprises, Inc. Mr. Rylee is currently the Chief Executive Officer and a director of Clarus Medical Systems, which positions he has held since September 1993.

     Larry Haimovitch was appointed to the Board of Directors on November 17, 1994. He is President of Haimovitch Medical Technology Consultants, a San Francisco, California based healthcare consulting firm which specializes in the medical device and technology industry with a particular emphasis on cardiology related areas and whose clients have included a major hospital chain, numerous medical device companies, venture capital firms, investment groups, and investment bankers. Prior to forming his firm in 1991, Mr. Haimovitch spent over 20 years as a healthcare industry analyst for a number of leading research firms and financial institutions such as Furman Selz, Sutro & Co., and Wells Fargo Investment Advisors.

Key Personnel

     Lauri Mitchell has served the Company as Controller since 1990. She joined the Company as Assistant Controller in 1989. Ms. Mitchell was previously employed by Illinois Consolidated Telephone Company as a tax accountant and accounting analyst for one year and by Central Illinois Public Service Company in financial reporting for four years.

     Paul H. Neff has served the Company as Vice President of Research and Development since 1985. He has served the Company in various capacities since 1981, including Vice President of Operations and Manager of Linear Systems. From 1978 to 1980, he served as an Electronics Designer for The Pennsylvania State University, and he served as a consultant to Intermedics Inc., a major competitor in the cardiac pacing industry, from 1977 to 1979.

     William Wharton has served the Company as Vice President of Operations since February 1994. He previously had served the Company as Vice President of Quality Assurance since 1985. Mr. Wharton joined the Company in 1982 as Director of Quality of Assurance. Before joining the

Company, he was employed by Medtronic, Inc., a major competitor in the cardiac pacing industry, as a Quality Assurance Supervisor for at least five years.

     Robert S. Miller joined the Company in December 1994 as the Company's Vice President of Sales and Marketing. From 1992 to December 1994, he was the Manager of Field Sales Education with Telectronics Pacing Systems, Inc., one of the leading pacemaker manufacturers in the industry, concentrating on sales, sales management and training. Prior to joining Telectronics in 1992, he was the managing partner of an organization that represented Telectronics Pacing Systems, Inc. as an independent sales distributor which became the top revenue producing group for 1990 and 1991, resulting in sales of over $6,000,000 annually. Prior to his association with Telectronics, Mr. Miller also spent several years as a representative of Cardiac Pacemakers, Inc., another leader in the pacemaker industry.

     Terry McMahon joined the Company in November 1994 as its Vice President of Regulatory Affairs and Quality Assurance in December 1994. Mr. McMahon brought 15 years of experience in managing regulatory affairs and clinical research in the healthcare and energy industries. Prior to joining the Company, Mr. McMahon was employed as the Manager for Clinical Affairs with Xomed-Treace, Inc. from 1990 to December 1994, where he managed clinical and pre-clinical (animal) studies to demonstrate the safety and efficacy of devices for head and neck injury. Additional responsibilities included the preparation of all regulatory filings for establishing and maintaining market clearance for the company's product line. Prior to his employment with Xomed-Treace, he served in a variety of managerial positions in Regulatory and Technical Affairs for companies involved in medical device implants.

     Directors are elected annually at the Company's annual shareholders' meeting. Each director holds office until his successor is duly elected and qualified or until his earlier resignation or removal, with or without cause, at any duly noticed special meeting of the shareholders of the Company by an affirmative vote of a majority of the shares then entitled to vote at an election of directors. The officers are elected annually by the directors and serve until a successor is elected and qualified.

     None of the directors or executive officers of the Company is a director in any company other than the Company with a class of equity securities registered pursuant to Section 12 of the Securities and Exchange Act of 1934, as amended, or subject to the requirements of Section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940, as amended, except for Bart C. Gutekunst who is Chairman of the Board of United Education Software, Inc., and Larry Haimovitch who is a director of Electro-Pharmacology, Inc.

Executive Compensation

     The following table sets forth information about the compensation paid or accrued by the Company during the fiscal years ended March 31, 1995, 1994 and 1993 to the Company's chief executive officers and any other Executive Officers whose aggregate compensation exceeded $100,000 in fiscal 1995.

                                   Summary Compensation Table
- --------------------------------------------------------------------------------------------------
                                                                       Long-Term
                                            Annual Compensation      Compensation
                                                                        Awards
- --------------------------------------------------------------------------------------------------
   Name and Principal      Fiscal Year     Salary         Other        Securities      All Other
        Position              Ended                       Annual       Underlying    Compensation
                             March 31                  Compensation     Options
- --------------------------------------------------------------------------------------------------
Simon J. Fuger/(1)/            1995           -              -             -        $  3,425/(2)/
(Chairman, President, CEO)
                               1994     $73,556/(3)/   $11,100/(4)/        -        $ 54,758/(5)/

                               1993     $80,055/(3)/   $11,100/(4)/    8,571/(6)/   $  3,119/(2)/
- --------------------------------------------------------------------------------------------------
Phillip T. Beutel/(7)/         1995           -        $ 1,500/(8)/        -              -
(Chairman, President, CEO)
                               1994           -              -        21,429/(9)/         -

                               1993           -              -             -              -
- --------------------------------------------------------------------------------------------------
Alan J. Rabin/(10)/            1995     $     55,000   $1,250/(11)/   28,571/(12)/  $64,451/(13)/
(President, CEO, Director)
                               1994           -              -             -              -

                               1993           -              -             -              -

Bart C. Gutekunst/(14)/        1995     $     24,000   $1,250/(15)/   28,571/(12)/  $95,050/(16)/
(Chairman of the Board)
                               1994           -              -             -              -

                               1993           -              -             -              -
- -------------------------------------------------------------------------------------------------

/(1)/ Mr. Fuger stepped down as President in February 1994 and subsequently resigned from the Board in March 1994. He was succeeded by Mr. Beutel on an interim basis while the Company searched for a new chief executive officer.

/(2)/  This represents interest on previously accrued and unpaid wages.

/(3)/ The decline in salary for fiscal 1994 and 1993 represents a salary cut implemented in February 1993. Salary cuts were incurred by all employees of the Company in February 1993. Full salaries were not reinstated until September 1993.

/(4)/ Other annual compensation represents a monthly fee of $625 paid or accrued to Mr. Fuger for his services to the Company as a Director. It also includes a monthly fee of $300 paid or accrued to Mr. Fuger as a vehicle allowance.

/(5)/ This represents payments and accruals of Mr. Fuger's executive employment agreement which expired September 18, 1994; 240 hours of accrued vacation payable to Mr. Fuger at the time of his resignation; and interest on previously accrued and unpaid wages.

/(6)/ These options represent options granted to Mr. Fuger on September 9, 1987 with an expiration date of September 9, 1992. On September 9, 1992, they were extended to September 9, 1997. These options have been adjusted to give effect to the Company's one for seven reserve stock split effected December 13, 1994. Also, these options expired upon termination of Mr. Fuger's employment agreement on September 18, 1994.

/(7)/ Mr. Beutel was succeeded by Alan J. Rabin as President and Chief Executive Officer on October 13, 1994. Mr. Beutel did not receive a salary when he served as the interim President and Chief Executive Officer. Mr. Beutel served on the Company's Board of Directors from December 1988 to July 18, 1995.

/(8)/ This represents a monthly fee of $750 accrued to Mr. Beutel beginning in February 1995 for his services to the Company as a Director.

/(9)/ This represents the options granted to Mr. Beutel, in his capacity as a director and officer, under the Company's 1992 Non-Qualified Stock Option Plan. These options have been adjusted to give effect to the Company's one for seven reverse stock split effected December 13, 1994.

/(10)/ Mr. Rabin was employed as President and Chief Executive Officer on
       October 13, 1994. Mr. Rabin's annual salary is $110,000 and in addition to his salary, he is entitled to a performance bonus.

/(11)/ This represents a monthly fee of $625 paid to Mr. Rabin in October and November 1994 for his services to the Company as a Director. Director fees to employees serving as Directors were suspended at that time.

/(12)/ Upon execution of their employment agreements with the Company, Mr. Rabin was granted stock options for 28,571 shares of the Company's common stock and Mr. Gutekunst was granted stock options for 21,429 shares of the Company's common stock.

/(13)/ This includes $12,751 for reimbursement of relocation expenses paid to Mr. Rabin pursuant to his employment agreement. It also includes $51,700 for consulting services rendered the Company in connection with the development of its new business plan and its financing efforts prior to his employment with the Company.

/(14)/ Mr. Gutekunst was appointed to the Board of Directors in July 1994, and was employed as Chairman of the Board on October 13, 1994.
       Mr. Gutekunst's annual salary is $48,000.

/(15)/ This represents a monthly fee of $625 paid to Mr. Gutekunst in August and September 1994 for his services to the Company as a Director prior to his employment as Chairman.

/(16)/ This includes $79,050 for consulting services rendered the Company in connection with the development of its new business plan and its financing efforts prior to his employment with the Company. It also includes $16,000 in connection with his facilitating the refinancing of the mortgage on the Company's property.


                       Option Grants In Last Fiscal Year

     The following table sets forth information concerning options granted during the fiscal year ended March 31, 1995 to those persons named in the preceding Summary Compensation Table.

====================================================================================
                       Number of          % of Total     Exercise Price   Expiration
      Name             Securities       Options Granted       ($/sh)         Date
                   Underlying Options     to Employees
                        Granted         in Fiscal Year
- ------------------------------------------------------------------------------------
Alan J. Rabin         28,571/(1)/             22%             $3.50        9/30/99
Bart C. Gutekunst     21,429/(2)/             17%             $3.50        9/30/99
====================================================================================

/(1)/ 14,286 shares are subject to immediate exercise. The balance of the shares become exercisable in annual increments of one-third over a three year period commencing October 1, 1995. Under the terms of the option agreement between Mr. Rabin and the Company, any non-exercisable portion of the option shall become immediately exercisable upon a change in control of the Company.

/(2)/ 10,715 shares are subject to immediate exercise. The balance of the shares become exercisable in increments of one-third over a three year period commencing October 1, 1995. Under the terms of the option agreement between Mr. Gutekunst and the Company, any non-exercisable portion of the option shall become immediately exercisable upon a change in control of the Company.

                          Aggregated Option Exercises
             In Last Fiscal Year And Fiscal Year-End Option Values

     The following table sets forth information concerning the value of unexercised stock options at March 31, 1995 for those persons named in the Summary Compensation Table.

==============================================================================================================
                                                        Number of Securities         Value of Unexercised
       Name             Shares         Value          Underlying Unexercised        In-The-Money Options at
                     Acquired on    Realized ($)    Options at Fiscal Year End        Fiscal Year End ($)
                     Exercise (#)                  Exercisable/Unexercisable/(1)/  Exercisable/Unexercisable
- --------------------------------------------------------------------------------------------------------------
Alan J. Rabin             -             -                  14,286/14,285                $ 8,036/$ 8,035
Bart C. Gutekunst         -             -                  10,715/10,714                $ 6,027/$ 6,027
Phillip R. Beutel         -             -                  25,000/ 7,143                $32,812/$ 4,018
==============================================================================================================

/(1)/ These options have been adjusted to give effect to the Company's one for seven reverse stock split effected December 13, 1994.

Employment Agreements

    Alan J. Rabin is employed as the President and Chief Executive Officer of the Company pursuant to a three year employment agreement dated as of October 13, 1994. As compensation thereunder, Mr. Rabin receives an annual salary of $110,000; reimbursement for business travel and other business expenses; and a bonus of 25% of his annual salary based on the performance of the Company. The employment agreement also provides reimbursement for Mr. Rabin's relocation and temporary living expenses, not to exceed $38,000 plus the cost associated with the moving of personal possessions and his family. His employment agreement provides a severance package under certain defined circumstances equal to the balance of the salary due under the employment agreement (payable in accordance with the Company's payroll practices) and a lump sum payment equal to nine months of his annual base salary then in effect, plus maintenance by the company (to the extent permitted under plan documents) for nine months from the date of termination all benefit plans in which he was entitled to participate while an employee, or the equivalent. The nine month lump sum severance payment is also payable to Mr. Rabin in the event his employment agreement is not renewed by the Company at the end of its term. Pursuant to his employment agreement, the Company awarded to Mr. Rabin a stock option for 28,571 shares of the Company's Common Stock at an exercise price of $3.50 per share, 14,285 of which vested immediately and the remaining 14,285 shares will be subject to exercise incrementally over the term of his employment agreement. Mr. Rabin's stock option agreement contains a change of control provision whereby in the event of a change in control of the Company, all outstanding options become immediately exercisable.

    Mr. Bart Gutekunst is employed as the Chairman of the Board of the Company pursuant to a three year employment agreement dated as of October 13, 1994. As compensation thereunder, Mr. Gutekunst receives an annual salary of $48,000; reimbursement for business travel and other business expenses; and a bonus related to the Company's financial, capital raising and corporate development and acquisition activities in the form of the following transactional fees: 1% for debt and equity sourced, and 1% of the gross consideration for asset acquisitions or sales, which fees are payable to Mr. Gutekunst upon closing by the Company or its successor-in-interest of the applicable transaction. Pursuant to the employment agreement, Mr. Gutekunst received an option for 21,428 shares of the Common Stock of the Company at an exercise price of $3.50 per share, 10,714 of which became immediately exercisable and the remaining 10,714 will become exercisable incrementally over the term of the agreement. His employment agreement contains the same severance provisions as Mr. Rabin's employment agreement and his stock option contains the same change of control provision as Mr. Rabin's stock option agreement.

    Mr. Robert S. Miller is employed as the Company's Vice President of Sales and Marketing pursuant to a three year employment agreement dated December 10, 1994. As compensation thereunder, Mr. Miller receives an annual salary of $100,000; reimbursement for business travel and other business related expenses; and a bonus of up to 50% of his annual salary, depending upon achievement of sales and profit goals and performance by the employee; however, $10,000 of the bonus is guaranteed to be paid annually. Mr. Miller, pursuant to his employment agreement, was granted options for 14,285 shares of the Company's Common Stock at an exercise price of $3.50 per share, exercisable incrementally over a three year period commencing December 10, 1995. Mr. Miller's employment agreement provides for reimbursement for relocation and temporary living expenses if he is required to relocate by the Company. His employment agreement provides a severance package under certain circumstances equal to the balance of the salary due under the employment agreement and a payment equal to six months of his annual base salary then in effect (payable in accordance with the Company's payroll practices), plus continued participation for six months from the termination date in all benefit plans in which he was entitled to participate as an employee (to the extent permitted under the plans), or their equivalent.

    Mr. Simon J. Fuger, the former President and Chairman of the Company, resigned in March 1994. Pursuant to the severance provisions of his employment agreement with the Company, Mr. Fuger was entitled to receive his monthly salary in the amount of $7,766.67 until the termination date of the agreement (September 18, 1994). The Company also gave Mr. Fuger a promissory note for $87,671.24 representing prior deferred and unpaid salary. See, "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS". In the last quarter of 1994, the Company retired its obligations to Mr. Fuger.

Compensation of Directors

    Until January 31, 1995, the Company paid fees of $625 per month to members of the Board of Directors for their services as directors; however, such fees were not paid to Phillip Beutel, Bart

Gutekunst or Larry Haimovitch. In February 1995, the Company initiated new fees for outside directors for 1995 to attract and retain qualified directors and to maximize the Company's working capital. For their service on the Board, each outside director will be entitled to receive in January 1996, the sum of $3,000 and such number of shares of the Company's Common Stock that have a total value of $6,000 based on the average of the bid and asked prices of the Company's Common Stock on the NASD OTC Bulletin Board Service as quoted on January 19, 1995 (2,400 shares).

Stock Options

    On September 9, 1987, the Board of Directors of the Company adopted the 1987 Non-Qualified Stock Option Plan (the "1987 Plan"). The 1987 Plan provided the Board of Directors with the authority to grant to employees, officers and directors, non-qualified stock options to purchase a maximum of 142,857 shares of the Company's Common Stock.

    On February 7, 1992, the Company's Board of Directors adopted the 1992 Non-Qualified Stock Option Plan (the "1992 Plan"). The 1992 Plan provided the Board of Directors with the authority to grant officers, directors, and employees of the Company non-qualified options to purchase up to a maximum of 42,857 shares of the Company's Common Stock. In March 1994, the Board of Directors amended and restated the 1992 Plan and provided therein authorization to issue options for up to a maximum of 157,143 shares of the Company's Common Stock.

    On January 19, 1995, the Board of Directors of the Company authorized the combination of the 1987 Plan and the 1992 Plan into one plan now known as the Combined 1987-1992 Non-Qualified Stock Option Plan ("Combined Plan"). The Combined Plan provides that all issued and outstanding stock option agreements under the previous plans shall be governed by the Combined Plan. Under the Combined Plan, the Company is authorized to issue options to employees, officers and directors to purchase up to a maximum of 400,000 shares of the Company's Common Stock. As of March 31, 1995, there were outstanding options for 242,710 shares under the Combined Plan, of which 207,569 Shares were subject to options held by officers and directors at exercise prices ranging from $3.50 to $5.25 per share.



                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

Certain Beneficial Owners

    As of May 31, 1995, nine (9) persons were known by the Company to beneficially own five percent (5%) or more of the outstanding Common Stock of the Company. The following table sets forth the indicated information as of May 31, 1995 with respect to each person known by the Company to own beneficially more than five percent (5%) (calculated in accordance with the guidelines promulgated by the Securities and Exchange Commission) of the 1,342,819 issued and outstanding shares of Common Stock of the Company on that date.

    In accordance with Rule 13d-3, promulgated under the Exchange Act, shares that are not outstanding but that are issuable upon exercise of outstanding options, warrants, rights or conversion privileges have been deemed to be outstanding for the purpose of computing the percentage of outstanding shares owned by the person owning such right, but have not been deemed outstanding for the purpose of computing the percentage for any other person.

===============================================================================
          Name and Address               Amount and Nature of      Percent of
                                       Beneficial Ownership/(1)/    Class/(2)/
- -------------------------------------------------------------------------------
Philip R. Beutel
3 Chase Lane                                         305,724/(3)/    20.98%
Colorado Springs, CO 80960

LEM Biomedica, S.R.L.
Loc. Spedaletto                                       71,428          5.32%
50030 Cavillina de Mugello
Florence, Italy

Special Situations Fund III, L.P.
153 East 53rd Street - 51st Floor                    285,714/(4)/    17.54%
New York, New York 10022

Special Situations Cayman Fund, L.P.
153 East 53rd Street - 51st Floor                    107,142/(4)/     7.39%
New York, New York 10022

Penfield Partners, L.P.
c/o William D. Witter, Inc.                          178,571/(4)/    11.74%
153 East 53rd Street
New York, New York 10022

ROI Partners, L.P.
353 Sacramento Street                                125,000/(4)/     8.52%
16th Floor
San Francisco, CA 94111

Bradley Resources Company                            173,214/(4)/    11.43%
107 John Street
Southport, CT 06490

Dow Corning Enterprises, Inc.                        235,714/(5)/    15.28%
2200 West Salzburg Road
Auburn, MI  48611

Sirrom Capital Corporation                           100,000/(5)/     6.93%
511 Union Street
Suite 2310
Nashville, TN  37219
==============================================================================

/(1)/ Except as otherwise indicated, each person is the record owner of the shares indicated and possesses the sole voting and investment power with respect to such shares of Common Stock.

/(2)/ Computations of percentage ownership of each individual treat options and warrants to purchase Common Stock exercisable within the next 60 days and the Debentures as though the shares subject thereto were issued and outstanding.

/(3)/ Includes option to purchase 25,000 shares of Common Stock granted pursuant to the Company's 1992 Non-Qualified Stock Option Plan that are exercisable within the next 60 days. Also includes a debenture convertible to 89,285 shares of common stock issued pursuant to the Company's 5% Convertible Debentures issued in the last quarter of calendar 1994.

/(4)/ These amounts represent common stock issuable upon conversion of the Company's 5% Convertible Debentures issued in the last quarter of calendar 1994.

/(5)/ These amounts represent redeemable warrants covering the purchase of shares of common stock issued pursuant to the retirement of the Company's mortgage with Dow Corning Enterprises, Inc., and the execution of a new mortgage with Sirrom Capital Corporation. Dow Corning Enterprises, Inc. also includes 35,714 shares of common stock to which they are the record owner.

Management

  The following table sets forth the number of shares of Common Stock beneficially owned by each Director of the Company as of May 31, 1995, and the percentage of the outstanding shares such ownership represented at the close of business on May 31, 1995 (according to information received by the Company), together with information as to stock ownership of all Directors and Executive Officers of the Company as a group as of May 31, 1995.

=========================================================================================
   Name of Individual of Numbers of     Amount and Nature of      Percent of Class/(2)/
          Persons in Group            Beneficial Ownership/(1)/
Phillip R. Beutel                                 305,724/(3)/          20.98%
Robert R. Brownlee                                 58,242/(4)/           4.22%
Alan J. Rabin                                      23,214/(5)/           1.70%
Bart C. Gutekunst                                  19,643/(6)/           1.44%
Robert T. Rylee                                    17,143/(7)/           1.26%
Larry Haimovitch                                   11,571/(8)/           0.86%
All Directors and
 Executive Officers as a
 group (11 persons)                               489,119/(9)/          30.67%
=========================================================================================

/(1)/ Except as otherwise indicated, each person is the record owner of the shares indicated and possesses the sole voting and investment power with respect to such shares of Common Stock.

/(2)/ Computations of percentage ownership of each individual and the group treat options to purchase Common Stock exercisable within the next 60 days and the Debentures as though the shares subject thereto were issued and outstanding.

/(3)/ Includes options for 25,000 shares of Common Stock that are exercisable within next 60 days. Also includes 89,285 shares issuable upon conversion of a Debenture, which, at the option of the holder, may be converted immediately.

/(4)/ Includes options for 36,905 shares of Common Stock exercisable within next
      60 days.

/(5)/ Represents an option for 14,286 shares of the Company's Common Stock exercisable within the next 60 days and 8,928 shares issuable upon conversion of a Debenture.

/(6)/ Represents an option for 10,715 shares of the Company's Common Stock exercisable within the next 60 days and 8,928 shares issuable upon conversion of a Debenture.

/(7)/ Represents options for 17,143 shares of the Company's Common Stock exercisable within the next 60 days.

/(8)/ Represents issued Shares of Common Stock.

/(9)/ Includes shares owned by family members and shares subject to options and Debentures. Includes 513 shares owned by a spouse of an officer as to which the officer disclaims beneficial ownership.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    See "MANAGEMENT - Employment Agreements" for a description of certain compensation arrangements.

    In October, 1994, the Company sought to raise up to $3.5 million through a private placement of 5% Convertible Debentures and raised $2,885,000 in the last quarter of calendar 1994. Interest is payable on March 31 and October 31 of each year, commencing March 31, 1995. The Debentures' maturity date is October 31, 1999. The holders of the Debentures are Selling Shareholders hereunder. The Debentures contain provisions giving Debenture holders certain veto power regarding the merger, acquisition or sale of the Company or substantially all of its assets, rights to additional shares, and the right to designate an individual for election to the Company's Board of Directors. See, "DESCRIPTION OF SECURITIES - 5% Convertible Dentures."


    On October 11, 1994, Phillip R. Beutel, a founding stockholder and a former Director, canceled $615,630 (representing the outstanding principal balance and accrued interest thereon to October 4, 1994) in secured indebtedness owed to him by the Company in exchange for a Debenture in the aggregate amount of $250,000 and 130,582 shares of the Company's Common Stock (at $2.80 per share). Such indebtedness arose from loans to the Company made by Mr. Beutel, which were secured by certain assets of the Company, which security interest was released upon conversion of the debt into a Debenture. Also, Mr. Beutel had advanced funds to the Company pursuant to a factoring agreement under which he was granted a security interest in $250,000 of the Company's accounts receivable from which the obligation was paid. As of the date of this Prospectus, all such funds have been repaid to Mr. Beutel and his security interest has been released.

    On October 1, 1994, the Company issued to Robert R. Brownlee, Senior Executive Vice President of the Company, an option to purchase 14,285 shares of the Company's Common Stock at an exercise price of $3.50 per share. The option agreement contains piggyback registration rights pursuant to which the shares underlying the option are being registered under the Registration Statement filed with the SEC in connection with this Prospectus.

    Upon the closing of the minimum offering of the convertible debentures, Alan
J. Rabin and Bart C. Gutekunst entered into employment agreements with the Company on October 13, 1994. Previously, Mr. Gutekunst and Mr. Rabin had been consulting with and assisting the Company in preparing its business plan and obtaining additional financing. On July 31, 1994 Mr. Gutekunst was appointed to the Board of Directors to fill a vacancy. On October 13, 1994, Mr. Gutekunst was appointed Chairman of the Board and Mr. Rabin was appointed to the Board and appointed the Company's President and Chief Executive Officer pursuant to their respective employment agreements. For consulting services rendered the Company in connection with the development of the Company's new business plan and assisting the Company with its financing, Mr. Rabin and Mr. Gutekunst were paid consulting fees in the aggregate amount of $130,750.

    Effective October 1, 1994, the Company entered into an employment agreement with Robert R. Brownlee, who serves the Company as Executive Vice President of Technical Affairs. The agreement is a three year agreement whereby Mr. Brownlee will receive an annual base salary of $89,600 (increased to $96,800 for 1995); reimbursement for business travel and other business expenses; and may receive from time to time bonus compensation at the sole discretion of the Board of Directors. The employment agreement provides that should Mr. Brownlee decide to commit less time to the Company subsequent to October 1, 1995, his base salary shall be reduced proportionately. Further, any options exercisable at the termination of Mr. Brownlee's employment shall be retained by him. His employment agreement provides a severance package under certain defined circumstances equal to the balance of the salary due under the employment agreement (payable in accordance with the Company's payroll practices) and a lump sum payment equal to nine months of his annual base salary then in effect, plus maintenance by the Company (to the extent permitted under plan documents) for nine months from the date of termination all benefit plans in which he was entitled to participate while an employee, or the equivalent.

    In November 1988, the Company entered into a series of agreements with Dow Corning Wright and Dow Corning Enterprises, Inc. ("DCE"), wholly-owned subsidiaries of Dow Corning Corporation. Mr. Robert T. Rylee, who became a director of the Company on November 9, 1988, was an executive officer of Dow Corning Corporation. Mr. Rylee retired from Dow Corning Corporation on May 31, 1993 and therefore also retired as Director of the company representing DCE.
The Company and DCE have not yet selected a successor to that directorship. See "BUSINESS OF THE COMPANY -Property" for a description of the agreements between the Company and DCE as of December 31, 1994. However, on June 11, 1993, the Company re-appointed Mr. Rylee to the Company's Board of

Directors as an independent Director, in which capacity he does not represent Dow Corning Enterprises, Inc.

    In 1994, the Company paid its obligations in full to Simon J. Fuger, the former President and Chairman of the Company who resigned in March 1994. The obligations that were retired represented $87,671 in historically deferred salary expense and $7,767 in monthly salary paid to Mr. Fuger as severance from the date of his resignation to September 18, 1994, the expiration date of his employment agreement.

    The foregoing transactions between the Company and its affiliates have been negotiated on behalf of the Company by its management. The Company believes that such transactions are in compliance with the Company's policy that transactions with affiliates were on terms at least as favorable as could have been reasonably obtained from an unaffiliated third party.



                           DESCRIPTION OF SECURITIES

General

    The Company is authorized by its Certificate of Incorporation to issue up to 30,000,000 shares of Common Stock, $0.10 par value (referred to herein as the "Common Stock). As of March 31, 1995 there were issued and outstanding 1,342,819 shares of Common Stock of the Company and 1,772,195 shares of Common Stock were reserved for issuance pursuant to stock options, Debentures, warrants, and Directors compensation. The Company's Common Stock referred to below is traded under and quoted by the NASD OTC Bulletin Board Service under the symbol "CDCS". Pursuant to a private placement in the last quarter of 1994, the Company issued debentures in the aggregate amount of $2,885,000 which are convertible into the Company's Common Stock at a conversion price of one share of Common Stock for each $2.80 of outstanding principal.

Common Stock

    Holders of shares of Common Stock have one vote per share on matters submitted to a vote of stockholders and are entitled to dividends when and as declared by the Board of Directors from funds legally available therefor and to share ratably upon liquidation in any assets available for distribution, subject to payment of all creditors including the holders of the Debentures. The holders of Common Stock do not have preemptive rights. No dividends have been or are presently anticipated to be paid. The Company is restricted from paying dividends pursuant to an Investment Agreement between the Company and Dow Corning Enterprises, Inc. ("DCE"), a wholly-owned subsidiary of Dow Corning Corporation, while the Company is indebted to DCE. The Company cannot pay or declare dividends without the consent of DCE. Otherwise, there are no restrictions on the Company's ability to pay dividends to holders of Common Stock. See "DIVIDENDS".

Transfer Agent

    The Transfer Agent for the Company's Common Stock is Trust Company Bank, Atlanta, Georgia.

Shares Available for Resale

    As of the date of this Prospectus, the Company had outstanding 1,342,819 shares of Common Stock, of which 958,443 shares are freely transferable without restriction or further registration under the Securities Act, and 384,376 shares are "restricted securities" within the meaning of Rule 144 under the Securities Act. Under Rule 144, if certain conditions are met, persons who satisfy a two-year "holding period" may sell within any three-month period a number of such shares which does not exceed the greater of one percent of the total number of shares outstanding or the average weekly trading volume of such shares during the four calendar weeks prior to such sale. After a three-year holding period is satisfied, persons who are not "affiliates" of the issuer of the securities are permitted to sell such shares without regard to these volume restrictions.

Stock Options

    The Company has reserved for issuance under its Combined 1987-1992 Non-Qualified Stock Option Plan (the "Plan") 400,000 shares of Common Stock for issuance in respect of stock options granted under the Plan. As of March 31, 1995, there were outstanding options for 242,710 shares under the Plan, of which 141,522 were exercisable at March 31, 1995. See "MANAGEMENT - Stock Options."

    Further, the Company reserves shares of Common Stock for issuance pursuant to sales representative agreements as necessary to provide for options granted and outstanding as well as those options it has committed to grant upon attainment of performance criteria. As of March 31, 1995, the Company had reserved 10,000 shares for issuance pursuant to sales representative options granted and outstanding and has reserved an additional 714 shares for options the Company has committed to grant upon attainment of performance criteria.

    The Company has reserved 3,571 shares of Common Stock for issuance upon exercise of a stock option granted to George W. Holbrook, Jr., a managing general partner of Bradley Resources Company. Bradley Resources Company is one of the Selling Shareholders under this Prospectus.

    The Company has reserved 14,285 shares of Common Stock for issuance upon exercise of a stock option granted to Robert R. Brownlee, a Director of the Company and its Senior Executive Vice President. Mr. Brownlee is one of the Selling Shareholders and the 14,285 shares underlying his option may be offered for sale under this Prospectus.

    As of March 31, 1995, the Company had reserved 3,659 shares of its Common Stock for issuance pursuant to options granted Applied Cardiac Electrophysiology, a California partnership ("ACE"), pursuant to an agreement with that firm. ACE is not affiliated with the Company and is one of the Selling Shareholders hereunder. The 3,659 shares underlying ACE's various options may be offered for sale under this Prospectus.

5% Convertible Debentures

    The Debentures have a maturity date of October 31, 1999. The Debentures bear simple non-cumulative interest from the date of issuance through the maturity date at an interest rate of five percent (5%) per annum, except in the event of nonpayment of principal when the interest increases to ten percent (10%). Interest only payments are payable in cash or, at the Company's discretion, Common Stock of the Company, or a combination thereof, on each March 31 and October 31 commencing March 31, 1995 and ending October 31, 1999, at which time all outstanding principal and accrued and unpaid interest shall be due and payable. The cash value of any payments made in Common Stock of the Company shall be at the Conversion Price (defined below). There is no right to prepay unless the Company has obtained the consent of holders having 51% of the then outstanding principal balance or unless there is less than $721,250 in original principal balance then outstanding. In any event, the Company must give 30 days notice of prepayment during which time period the holders may exercise their conversion rights.

    The Debentures are immediately convertible into Common Stock of the Company at the option of the holder at a conversion price of one share of Common Stock for each $2.80 of outstanding principal, as may be adjusted from time to time pursuant to the Debentures' anti-dilution provisions. The $2.80 conversion rate was the result of an adjustment from the original conversion price of one share of Common Stock for each $.40 of outstanding principal to give effect to a one for seven reverse split effected by the Company on December 13, 1994. The Debenture contains anti-dilution provisions allowing for conversion price adjustment in the event of new stock (or other security) issues by the Company, stock dividends or stock splits.

    Under the Debentures' terms, the Company has mandatory conversion rights, upon the Company's filing of a registration statement registering a minimum of $5,000,000 of its securities for sale to the public; after December 22, 1995, provided the Company's common stock closes at a per share price of not less than $7.00 for thirty consecutive days; or at such time as $1,923,314 in Debentures have been converted into Common Stock or other equity securities of the Company.

    The holders of the Debentures have certain rights and powers. Until such time as $721,250 in principal amount is outstanding, the merger, consolidation or sale of substantially all of the assets of the Company requires the consent of holders of at least 51% in principal amount of Debentures at the time outstanding. Further, the Company is obligated to use its best efforts to nominate and seek shareholder approval of any one Director designated by the Debenture holders holding at least 51% in principal amount of the Debentures at the time outstanding. The Company is further obligated to use its best efforts to transfer the listing of its Common Stock to the NASDAQ Small-Cap(SM) Market as soon as it is in compliance with the NASDAQ financial requirements for such listing. In the event the Company is not successful in transferring its listing to the NASDAQ Small-Cap(SM) Market before September 22, 1995, the number of shares of Common Stock otherwise issuable under the Debentures' conversion provisions shall be increased by a number equal to 10% of such number of shares otherwise convertible (the "Share Adjustment"). In accordance with the shelf registration provisions under the Debenture, the Company is registering 1,133,382 shares underlying the Debentures which includes the shares representing the 10% Share Adjustment. If the Company is otherwise successful in transferring its listing to the NASDAQ Small-Cap(SM) Market but for the conversion of the Debentures, then the Share Adjustment shall not apply (provided the shelf registration has been filed with the Securities and Exchange Commission). The terms of the Debenture also contain a negative pledge pursuant to which the Company shall not grant a security interest in or assign its patents or the royalties paid to the Company under a license agreement by and between the Company and Intermedics Inc.

    The Debenture contains default provisions wherein, if the Company defaults in the payment of principal or interest, or breaches the covenants of the Company contained in the Debenture, or is subject to bankruptcy or other insolvency proceedings or arrangements which are vacated or stayed on appeal or otherwise terminated, then the holders of the Debentures may, after 30 days advance written notice to the Company (during which time the Company shall have the right to cure the default), accelerate the maturity date and pursue all remedies available to them at law or equity.

Warrants

    As of March 31, 1995, the Company issued warrants to Sirrom Capital Corporation ("Sirrom") and to Dow Corning Enterprises, Inc. ("DCE") in connection with a loan obtained from Sirrom and the satisfaction of the Company's obligations to DCE. See, "BUSINESS OF THE COMPANY -Recent Events."

    The Sirrom warrant permits Sirrom to initially purchase 100,000 shares of the Company's Common Stock at an exercise price of $.01 per share, with an expiration date of March 31, 2000 (the "Sirrom Warrant"). The warrant also provides that in the event the loan to the Company is not paid off by March 31, 1997, or any anniversary thereof thereafter, Sirrom has the right to purchase an additional 50,000 shares of Common Stock (at $.01 per share) upon such date and upon each such anniversary thereof that any amount owed to Sirrom (or any extension, amendment or modification thereof) shall be outstanding. Under the warrant, Sirrom also has certain "piggy-back" registration rights regarding the shares underlying the warrant in the event the Company files a registration statement on a form suitable for a secondary offering. With regard to the Company's Registration Statement pursuant to which this Prospectus was filed with the SEC, if the Registration Statement is in effect on the date of exercise of the Sirrom Warrant, the Company is obligated to amend the Registration Statement to include the Company's Common Stock underlying the Sirrom Warrant (the "Sirrom Shares") so as to permit the offer and sale of such shares by Sirrom. The Company would be required to maintain the amended Registration Statement effective with the SEC until the earlier of (a) the date that all of the Sirrom Shares are sold, or (b) the date that the holder of the Sirrom Shares receives an opinion of counsel that such sale is in compliance with Rule 144, or any successor rule or regulation.

    The terms of the Sirrom Warrant further provide that if the Company proposes to pay a cash or stock dividend, reorganize or reclassify the capital stock of the Company, or consolidate, merge or otherwise combine with, or sell all or substantially all of its assets, or voluntarily or involuntarily dissolve, liquidate or wind up the affairs of the Company, the Company must give Sirrom at least 20 days' prior written notice of the date on which the books of the Company shall close or a record shall be taken for such distribution or determination of rights of shareholders to vote in respect of any such reorganization or other named event, and in respect of a reorganization, consolidation, merger, etc., at least 20 days' prior written notice of the date of such event. The Sirrom Warrant also contains anti-dilution provisions allowing for an adjustment in shares subject to the warrant in the event of a new stock issuance by the Company, stock dividends, stock-splits and the like.

    The DCE warrant permits DCE to purchase 200,000 shares of the Company's Common Stock at $2.80 per share, and expires of March 31, 1998 (the "DCE Warrant"). The DCE Warrant contains certain "piggy-back" registration rights pursuant to which the Shares underlying the DCE warrant are registered under this Prospectus. DCE is one of the Selling Shareholders hereunder. The DCE Warrant contains anti-dilution provisions allowing for an adjustment in shares subject to the warrant in respect of a new stock issuance by the Company, stock dividends, stock splits, and the like.

Indemnification of Directors and Officers

    The Company's Bylaws and the Delaware Corporation Law provide for indemnification of directors and officers against certain liabilities. Pursuant to the Company's Bylaws, officers and directors of the Company are indemnified against expenses actually and reasonably incurred in connection with threatened, pending or completed proceedings, whether civil, criminal or administrative, to which an officer or director is, was or is threatened to be made a party by reasons of the fact that he or she is or was an officer, director, employee or agent of the Company. The Company may advance expenses in connection with defending any such proceeding, provided the indemnitee undertakes to repay any such amounts if it is later determined that he or she was not entitled to be indemnified by the Company.

    In December 1994, the members of the Company's Board of Directors entered into indemnification agreements with the Company. The terms of indemnification and advancement of expenses follow the indemnification and expense advancement provisions of Delaware's General Corporation Law. In addition, the indemnitee under the agreements is entitled to indemnification against all expenses actually and reasonably incurred by him or on his behalf in connection with serving as a witness in any proceeding (as defined in the agreements) by virtue of his status with the Company. The agreements also provide a procedural mechanism under which the indemnitee can claim and obtain indemnification, including a procedure for the Board or independent counsel to determine entitlement to indemnification under specific situations. In the event the indemnitee does not receive the indemnification to which he would otherwise be entitled under the terms of the agreement, the indemnitee is entitled to seek a judicial determination. In the event an indemnitee seeks a judicial adjudication to enforce his rights under, or to recover damages for breach of, the agreement, he is entitled to recover from the Company his reasonable legal fees and other expenses in connection with the legal proceeding, subject to proration in the event the amount of the award is less than the amount of indemnification sought.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                              PLAN OF DISTRIBUTION

General

    The Selling Shareholders may offer an aggregate of 1,353,469 shares of Common Stock for sale from time to time or through transactions or distributions in the over-the-counter market, in privately negotiated transactions, on any stock exchange or automated quotation system, on which such shares of Common Stock may be listed in the future or otherwise at prices prevailing in such market or exchange or as may be negotiated at the time of sale.

    The Selling Shareholders may effect such transactions by selling Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders and/or purchasers of shares for whom they may act as agent (which compensation may be in excess of customary commissions).

    The sale of such Shares will be subject to state securities laws of states in which a transaction is sought to be effected and cannot be sold in a particular state unless such securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with.

    The Company will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Shareholders.

    The registration of the shares hereby covers the conversion of the Debentures into shares of Common Stock and the exercise of the warrant and options as well as the shares of Common Stock issuable upon such conversion or exercise.

Determination of Offering Price

    The Company's Common Stock is traded in the "pink sheets" and bid and asked quotations are included in the NASD OTC Bulletin Board Service. The shares of Common Stock which may be offered hereby will be offered in the over-the-counter market, in privately negotiated transactions, on any stock exchange or automated quotation system on which such shares of Common Stock may be listed in the future or otherwise at prices prevailing in such market or exchange or as may be negotiated at the time of sale. As of July 24, 1995, the per share bid and asked price for the Company's Common Stock was $3 3/8 and $3 7/8, respectively.

Expenses of the Offering

    The Company has agreed to pay all expenses in connection with the registration of the Shares with the Securities and Exchange Commission for offer and sale under this Prospectus, including but not limited to, legal and accounting fees, printing and certain other costs associated with the offering. The Company estimates that it will incur an estimated $61,000 in connection with the preparation for and filing of the registration statement. The Company may also incur further expenses associated with its continuing duty to amend and supplement the registration statement and this Prospectus. Such additional expenses are not capable of being estimated, but the Company does not expect them to be material. The Company is obligated to pay these expenses pursuant to the terms of the outstanding 5% Convertible Debentures. See "SELLING SHAREHOLDERS" and "THE OFFERING". The Selling Shareholders will be responsible for payment of transfer taxes and broker/dealer commissions, if any are payable.

                                 LEGAL MATTERS

    Certain legal matters in connection with the issuance of shares of Common Stock of the Company offered hereby will be passed upon for the Company by Broad and Cassel, 390 North Orange Avenue, Suite 1100, Orlando, Florida 32802.

                       CHANGE IN INDEPENDENT ACCOUNTANTS

    On January 5, 1995, the accounting firm of BDO Seidman, LLP replaced Price Waterhouse LLP as the Company's independent accountants as a result of the resignation of Price Waterhouse LLP. The resignation of Price Waterhouse LLP was not due to any disagreements, but was a business decision made by Price Waterhouse LLP based on their internal priorities regarding client development.


    The reports of Price Waterhouse LLP on the financial statements for the past two fiscal years contained no adverse opinion or disclaimer of opinion. However, the accountant's report at March 31, 1994 and March 31, 1993 included a qualification that although the financial statements were prepared assuming that the Registrant would continue as a going concern, the Registrant's recurring losses and cash flow deficits from operations raise substantial doubt about the Registrant's ability to continue as a going concern. Further, the Company was in violation of certain debt covenants with its mortgage lender. The accountants indicated that the financial statements do not include any adjustment that might result from the outcome of these uncertainties.

    In connection with its audits for the two fiscal years ended March 31, 1994 and March 31, 1993, and through January 5, 1995, there were no disagreements with Price Waterhouse LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Price Waterhouse LLP would have caused them to make reference thereto in their report on the financial statement for such years.

                                    EXPERTS


    The financial statements at March 31, 1995 and for the year then ended included in this Prospectus have been audited by BDO Seidman, LLP (formerly BDO Seidman), independent certified public accountants, to the extent and for the period set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

    The financial statements at March 31, 1994 and for each of the two years in the period ended March 31, 1994 included in this Prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the Company's ability to continue as a going concern) of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                         INDEX TO FINANCIAL STATEMENTS


Audited Financial Statements
- ----------------------------

Reports of Independent Certified Public Accountants................  F-2 and F-3

Balance Sheets at March 31, 1995 and 1994..........................          F-4

Statements of Operations for the Years Ended March 31, 1995, 1994
 and 1993..........................................................          F-5

Statements of Changes in Stockholders' Equity (Deficit) for the
 Years Ended March 31, 1995,1994 and 1993..........................          F-6

Statements of Cash Flows for the Years Ended March 31, 1995, 1994
 and 1993..........................................................          F-7

Notes to Financial Statements .....................................          F-8

Report of Independent Certified Public Accountants


To the Board of Directors and Stockholders
Cardiac Control Systems, Inc.

We have audited the accompanying balance sheet of Cardiac Control Systems, Inc. as of March 31, 1995 and the related statements of operations, changes in stockholders' equity (deficit) and cash flows for the year then ended. We have also audited the schedule listed in the accompanying index. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and schedule are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and schedule. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements and schedule. We believe that our audit provides a reasonable basis of our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cardiac Control Systems, Inc. as of March 31, 1995 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

Also, in our opinion, the schedule presents fairly, in all material respects, the information set forth therein.


                                   /s/ BDO Seidman

                                   BDO Seidman
Orlando, Florida
June 1, 1995

Report of Independent Certified Public Accountants


To the Stockholders and
Board of Directors of
Cardiac Control Systems, Inc.

In our opinion, the financial statements listed in the index appearing under
Item 14(1) and (2) on page 54 present fairly, in all material respects, the financial position of Cardiac Control Systems, Inc. at March 31, 1994 and the results of its operations and its cash flows for each of the two years in the period ended March 31, 1994, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above. We have not audited the financial statements of Cardiac Control Systems, Inc. for any period subsequent to March 31, 1994.

The financial statements have been prepared assuming that the Company will continue as a going concern. The Company has suffered recurring losses and cash flow deficits from operations that raise substantial doubt about the entity's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.


/s/ Price Waterhouse LLP

PRICE WATERHOUSE LLP
Orlando, Florida
June 3, 1994

                         CARDIAC CONTROL SYSTEMS, INC.
                                 BALANCE SHEETS

- --------------------------------------------------------------------------------
March 31,                                            1995               1994
- --------------------------------------------------------------------------------
Assets
 Current assets
  Cash and cash equivalents.......................   $   667,490   $    106,231
  Certificate of deposit..........................         40,000          -
  Accounts and notes receivable (Note 4)..........      1,403,276       595,251
  Inventories (Note 5)............................      1,755,432     1,296,485
  Prepaid expenses................................         57,659       114,125
                                                     --------------------------
          Total current assets....................      3,923,857     2,112,092

 Property, plant and equipment, less
  accumulated depreciation of $3,039,211 and
   $2,867,285 (Notes 6 and 7).....................      1,410,259     1,260,611

 Other assets.....................................        463,822         8,602
                                                     --------------------------
          Total assets............................   $  5,797,938  $  3,381,305
                                                     ==========================


Liabilities and Stockholders' Equity (Deficit)

 Current liabilities
  Notes payable to stockholders
   within one year (Note 7).......................   $       -     $    622,305
  Other notes and debt obligations
   payable within one year (Note 7)...............         46,538     1,843,173
  Accounts payable................................        474,877       773,445
  Stockholder advances............................           -           95,493
  Accrued interest (Note 7).......................            555       784,589
  Accrued compensation............................        279,367       403,750
  Accrued compensated absences....................        112,477        77,665
  Deposits payable................................        351,147       226,954
  Other accrued expenses..........................        213,594       154,243
                                                     --------------------------
          Total current liabilities...............      1,478,555     4,981,617
                                                     ==========================
Notes and debt obligations payable
  after one year (Note 7).........................      4,119,782         7,546
                                                     --------------------------
Other liabilities.................................        169,311       164,850
                                                     --------------------------

Deferred royalties (Note 11)......................        690,050       917,500
                                                     --------------------------
Stockholders' equity (deficit) (Note 8)
  Common stock, $.10 par value,
   30,000,000 shares authorized,
   1,342,819 and 1,206,991  shares issued
   and outstanding................................        134,282       120,699
  Capital in excess of par value..................     18,725,430    18,083,536
  Accumulated deficit.............................    (19,519,472)  (20,894,443)
                                                     ---------------------------
          Total stockholders' equity (deficit)....       (659,760)   (2,690,208)
                                                     --------------------------
Commitments and contingent liabilities (Note 11)..           -             -
                                                     --------------------------
          Total liabilities and stockholders'
           equity (deficit).......................   $  5,797,938  $  3,381,305
                                                     ==========================

                 See accompanying notes to financial statements

                         CARDIAC CONTROL SYSTEMS, INC.

                           STATEMENTS OF OPERATIONS


- ------------------------------------------------------------------------------
Year Ended March 31,                        1995          1994          1993
- ------------------------------------------------------------------------------
Revenue
    Net sales (Note 10)...............  $4,817,862   $ 4,353,856   $ 4,767,677
    Royalty income (Note 11)..........     909,675        81,250        48,750
                                        --------------------------------------
       Total revenue..................   5,727,537     4,435,106     4,816,427
                                        --------------------------------------
Costs and expenses
    Cost of products sold.............   2,495,673     2,270,699     2,807,891
    Selling, general and
     administrative expenses..........   2,711,923     2,455,152     2,488,735
    Engineering, research and
     development expenses.............     506,377       558,819       748,185
                                        --------------------------------------
        Total cost and expenses.......   5,713,973     5,284,670     6,044,811
                                        --------------------------------------
Operating income (loss)...............      13,564      (849,564)   (1,228,384)
                                        --------------------------------------
Other income (expenses)
    License fees  (Note 11)...........        -             -          100,000
    Interest income...................      15,004         2,302         2,551
    Interest expense..................    (311,313)     (218,820)     (237,089)
    Other income......................         928        19,425           376
                                        --------------------------------------
        Total other income (expenses).    (295,381)     (197,093)     (134,162)
                                        --------------------------------------
Net loss before extraordinary gain....    (281,817)   (1,046,657)   (1,362,546)
Extraordinary gain (Note 7)...........   1,656,788          -             -
                                        --------------------------------------
Net income (loss).....................  $1,374,971   $(1,046,657)  $(1,362,546)
                                        ======================================
Earnings per common and common
 equivalent share
     Primary:
         Loss before extraordinary
          gain........................  $     (.21)  $      (.87)  $     (1.24)
         Extraordinary gain...........        1.21           -             -
                                        --------------------------------------
         Net income (loss)............  $     1.00   $      (.87)  $     (1.24)
                                        ======================================
     Fully diluted:
          Loss before extraordinary
           gain.......................  $     (.11)  $      (.87)  $     (1.24)
          Extraordinary gain..........         .90           -             -
                                        --------------------------------------
           Net income (loss)..........  $      .79   $      (.87)  $     (1.24)
                                        ======================================
Average number of common shares and
 equivalents outstanding
          Primary.....................   1,372,099     1,206,988     1,102,526
          Fully diluted...............   1,834,121     1,206,988     1,102,526





                 See accompanying notes to financial statements

                         CARDIAC CONTROL SYSTEMS, INC.

            STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

                   YEARS ENDED MARCH 31, 1995, 1994 AND 1993

- ----------------------------------------------------------------------------------------------------------------
                                                      Common Stock
                                              ---------------------------------
                                               Number              Capital in
                                                of         Par      Excess of    Accumulated
                                               Shares     Value     Par Value      Deficit        Total
- ----------------------------------------------------------------------------------------------------------------
Balance, March 31, 1992.....................    998,728  $ 99,873  $17,547,368  $(18,485,240)  $  (837,999)
                                              ------------------------------------------------------------
Private placement dated September 30, 1992..    207,071    20,707      522,856                     543,563
Stock options exercised.....................      1,182       118        3,006                       3,124
Net loss....................................                                      (1,362,546)   (1,362,546)
                                              ------------------------------------------------------------
                                                208,253    20,825      525,862    (1,362,546)     (815,859)
                                              ------------------------------------------------------------
Balance, March 31, 1993.....................  1,206,981   120,698   18,073,230   (19,847,786)   (1,653,858)
                                              ------------------------------------------------------------
Issuance of common stock options............                            10,256                      10,256
Stock options exercised.....................         10         1           50                          51
Net loss....................................                                      (1,046,657)   (1,046,657)
                                              ------------------------------------------------------------
                                                     10         1       10,306    (1,046,657)   (1,036,350)
                                              ------------------------------------------------------------
Balance, March 31, 1994.....................  1,206,991   120,699   18,083,536   (20,894,443)   (2,690,208)
                                              ------------------------------------------------------------
Common shares issued........................    131,296    13,130      354,844                     367,974
Stock options exercised.....................      4,532       453        8,050                       8,503
Stock warrants issued.......................                           279,000                     279,000
Net income..................................                                       1,374,971     1,374,971
                                              ------------------------------------------------------------
                                                135,828    13,583      641,894     1,374,971     2,030,448
                                              ------------------------------------------------------------
Balance, March 31, 1995.....................  1,342,819  $134,282  $18,725,430  $(19,519,472)  $  (659,760)
                                              ============================================================



                 See accompanying notes to financial statements

                         CARDIAC CONTROL SYSTEMS, INC.
                           STATEMENTS OF CASH FLOWS
                Increase (Decrease) in Cash and Cash Equivalents

- --------------------------------------------------------------------------------------------------------------------------------
Year Ended March 31,                                                               1995              1994             1993
- --------------------------------------------------------------------------------------------------------------------------------
Cash flows from operating  activities
Net income (loss).........................................................     $ 1,374,971       $(1,046,657)      $(1,362,546)
Adjustment to reconcile net income (loss) to
   net cash provided (used) by operating activities:
     Extraordinary gain...................................................      (1,656,788)             -                 -
     Depreciation.........................................................         173,529           171,260           174,736
     Amortization.........................................................          31,703           (16,666)            4,613
     Gain on sale of equipment............................................            -              (13,407)           (8,245)
     (Increase) decrease in accounts and notes receivable.................        (808,025)          179,002          (317,354)
     (Increase) decrease in inventories...................................        (458,947)          288,911           (70,688)
     (Increase) decrease in prepaid expenses..............................          56,466          (112,001)           92,238
     Increase in other assets.............................................         (37,471)             (687)             -
     Increase (decrease) in accounts payable..............................        (252,224)         (448,911)          687,280
     Increase (decrease) in stockholder advances..........................         (95,493)          (62,864)          158,357
     Increase (decrease) in accrued interest..............................         203,750           801,605          (407,931)
     Increase (decrease) in accrued compensation..........................        (124,383)            8,159           220,260
     Increase (decrease) in accrued compensated absences..................          34,812           (19,108)          (20,756)
     Increase in  deposits payable........................................         124,193            76,333             2,447
     Increase (decrease) in other accrued expenses........................          59,351           (13,335)           28,093
     Increase (decrease) in other liabilities.............................           4,461          (625,115)          618,788
     Increase (decrease) in deferred royalties/licenses fees..............        (227,450)          917,500          (100,000)
     Debt issuance costs..................................................        (449,452)             -                 -
                                                                               -------------------------------------------------
        Net cash provided (used) by operating activities..................      (2,046,997)           84,019          (300,708)
                                                                               -------------------------------------------------
Cash flows from investing activities
     Purchase of property, plant and equipment............................        (309,303)         (145,370)         (108,901)
     Proceeds from sale of equipment......................................           1,121            16,076            17,315
     Purchase of certificate of deposit...................................         (40,000)             -                 -
                                                                               -------------------------------------------------
        Net cash used by investing activities.............................        (348,182)         (129,294)          (91,586)
                                                                               -------------------------------------------------
Cash flows from financing activities
     Proceeds from issuance of common stock net of issuance expenses......           8,503                51           456,687
     Proceeds from notes and debt obligations payable.....................       4,175,141           117,160            13,607
     Repayment of notes and debt obligations payable......................      (1,221,219)          (89,362)          (66,549)
     Principal payments under capital lease obligations...................          (2,996)             (993)           (1,325)
     Principal payments under installment purchase obligations............          (2,991)           (2,462)           (2,027)
                                                                               -------------------------------------------------
        Net cash provided by financing activities.........................       2,956,438            24,394           400,393
                                                                               -------------------------------------------------
Net increase (decrease) in  cash and cash equivalents.....................         561,259           (20,881)            8,099
Cash and cash equivalents at beginning of year............................         106,231           127,112           119,013
                                                                               -------------------------------------------------
Cash and cash equivalents at end of year..................................     $   667,490       $   106,231      $    127,112
                                                                               =================================================
Supplemental Cash Flow Information:
     Interest paid during year............................................     $    77,421       $    29,546      $     28,075
Supplemental Schedule of Noncash Investing and Financing Activities:
     Reduction in accounts payable in exchange for common stock...........     $     2,344       $      -         $       -
     Accrued interest converted to common stock...........................          80,996              -                 -
     Warrants issued with note payable....................................         279,000              -                 -
     Debenture issued in exchange for note payable to stockholder.........         250,000              -                 -
     Notes payable to stockholder converted to common stock...............         284,634              -               90,000
     Accrued  compensation converted to note payable......................            -               87,671              -
     Accounts payable converted to notes payable..........................          44,000            97,529            40,000
     Reduction in accounts payable in exchange for stock options..........            -               10,256              -
     Accrued interest converted to note payable...........................            -               80,731              -
     Debt incurred for purchase of property and equipment.................          14,995              -                 -

                 See accompanying notes to financial statements

                         CARDIAC CONTROL SYSTEMS, INC.
                         NOTES TO FINANCIAL STATEMENTS

NOTE 1 - THE COMPANY

     Cardiac Control Systems, Inc. (the "Company") was incorporated in June 1980 as a Delaware Corporation. The Company is engaged in the design, development, manufacture and marketing of implantable cardiac pacemaker systems, consisting of implantable pacemakers, connecting electrode leads and devices used for programming and monitoring the pacemaker systems. The Company commenced its principal business operations during the year ended March 31, 1986 after the commercial release of its initial single-chamber pacemaker system. The Company has received clearance from the United States Food and Drug Administration (the "FDA") to commercially distribute and market a line of cardiac pacemaker systems.

NOTE 2 - RECLASSIFICATIONS

     Certain reclassifications have been made to the financial statements previously reported for the years ended March 31, 1994 and 1993 to conform with classifications used in the financial statements for the year ended March 31, 1995.


NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     A summary of the significant accounting policies followed by the Company is set forth below:

     Cash Equivalents. Only investments with original maturities of three months or less are considered cash equivalents. Cash equivalents consisting of cash deposits in interest-bearing money market funds approximate $628,000 and $64,000 at March 31, 1995 and 1994, respectively. Cash equivalents are recorded at cost, which approximates market value. Interest income is recognized as earned.

     Revenue Recognition. Sales revenue and cost of sales are recognized as products are shipped and title passes, unless the buyer has a right to return the products. Sales revenue and cost of sales attributable to shipments that the buyer has the right to return are recognized when the return privilege has expired, usually upon resale (implant) of the products.

     Inventories. Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out (FIFO) method for raw material and supply inventories. Cost of work-in-process and finished goods inventories is determined based upon standard cost, which approximates cost on a FIFO basis.

     Property, Plant and Equipment. Property, plant and equipment are stated at cost. Additions, improvements and expenditures that significantly extend the useful life of an asset are capitalized. Expenditures for repairs and maintenance are charged to operations as incurred. When assets are retired or disposed of, the cost and accumulated depreciation thereon are removed from the accounts, and any gains or losses are included in operations. Depreciation and amortization are provided on the straight-line method for financial reporting purposes and accelerated methods for tax purposes over the estimated useful lives of the assets as follows:

        Building and building improvements                 30 years
        Land Improvements                                  20 years
        Machinery, equipment, furniture and fixtures      2-8 years
        Vehicles                                          3-5 years


     Engineering, Research and Development Costs. The Company capitalizes the cost of materials and equipment acquired or constructed for research and development activities that have alternative future uses. All other costs incurred for the purpose of product research, design, and development are charged to operations as incurred. Research and development costs for the years ended March 31, 1995, 1994, and 1993, approximate $390,000, $432,000 and $580,000 respectively. These costs are included in engineering, research and development expenses on the Statements of Operations.

     Income Taxes. Effective April 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109 (FAS 109), "Accounting for Income Taxes." The adoption of FAS 109 changed the Company's method of accounting for income taxes from the deferred method to an asset and liability approach. Previously, the Company deferred the past tax effects of timing differences between financial and taxable income. The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Deferred tax assets are recognized for net operating losses that are available to offset future taxable income. Valuation allowances are established to reduce tax assets to the amount expected to be realized.

     Under the provisions of FAS 109, the Company elected not to restate prior years' financial statements. The cumulative effect of initial adoption on prior years' accumulated deficit was not significant. Additionally, the adoption of FAS 109 had no effect upon income before taxes for fiscal 1994.

     The Company has incurred net operating losses since its inception through fiscal 1994 (see Note 9) and, accordingly, no tax benefits have been included in the accompanying financial statements. Investment tax credits are accounted for under the flow-through method as a reduction of federal income taxes.

     Net Income (Loss) per Common Share. Primary net income (loss) per share of common stock is based on the weighted average of common shares outstanding during the period and common share equivalents principally in the form of options and warrants. Common stock equivalents have not been included for the years ended March 31, 1994 and 1993, as their effect on the loss per share is anti-dilutive. On a fully-diluted basis, both net income (loss) and shares outstanding are adjusted to assume the conversion of 5% convertible debentures from the date of issue. All shares were restated for the one for seven reverse stock split effective December 13, 1994 (see Note 8).

     Concentration of Credit Risk. Financial instruments which potentially expose the Company to concentration of credit risk consist primarily of accounts receivable. Such risk is limited due to the large number of customers, generally short payment terms, and their dispersion across geographic areas.

NOTE 4 - ACCOUNTS AND NOTES RECEIVABLE

     Accounts and notes receivable at March 31, 1995 and 1994 are summarized as follows:

- -----------------------------------------------------------------
                                              1995         1994
                                         ------------------------
Accounts receivable - trade...........      $  835,600   $600,223
Mortgage proceeds due.................         369,404       -
Royalties receivable..................         215,600       -
Note receivable.......................          54,033     54,033
Other accounts receivable.............           9,148     12,733
                                         ------------------------
                                             1,483,785    666,989
Allowance for doubtful accounts.......         (80,509)   (71,738)
                                         ------------------------
                                            $1,403,276   $595,251
- -----------------------------------------------------------------

NOTE 5 - INVENTORIES

     Inventories at March 31, 1995 and 1994 consist of the following:


- -----------------------------------------------------
                                 1995         1994
                              -----------------------
Raw materials and supplies....$  867,492   $  619,112
Work-in-process...............   436,647      440,448
Finished goods................   571,293      356,925
                              -----------------------
                               1,875,432    1,416,485
Reserve for obsolescence......  (120,000)    (120,000)
                              -----------------------
                              $1,755,432   $1,296,485
- -----------------------------------------------------

     Finished goods inventories include approximately $306,000 and $187,000 of products consigned to customers and independent sales representatives at March 31, 1995 and 1994, respectively.


NOTE 6 - PROPERTY, PLANT AND EQUIPMENT

     Components of property, plant and equipment at March 31, 1995 and 1994 are as follows:

- -------------------------------------------------------------------------
                                                    1995          1994
                                                -------------------------
Building and building improvements............. $ 1,662,235   $ 1,639,173
Land Improvements..............................      29,450        29,450
Machinery, equipment, furniture and fixtures...   2,622,819     2,324,307
Vehicles.......................................      11,666        11,666
                                                -------------------------
                                                  4,326,170     4,004,596
Accumulated depreciation.......................  (3,039,211)   (2,867,285)
                                                -------------------------
                                                  1,286,959     1,137,311
Land...........................................     123,300       123,300
                                                -------------------------
                                                $ 1,410,259   $ 1,260,611
- -------------------------------------------------------------------------

     The net book value of property, plant and equipment securing notes and debt obligations payable (see Note 7) approximates $1,410,000 at March 31, 1995.

     Machinery, equipment, furniture and fixtures includes equipment used for programming and monitoring the Company's pacemaker systems. The net book value of such equipment approximates $92,000 and $66,000 at March 31, 1995 and 1994, respectively.


NOTE 7 - NOTES AND DEBT OBLIGATIONS PAYABLE


     Notes Payable to Stockholders.   Notes payable to stockholders at March 31,
1995 and 1994 are summarized as follows:

- -----------------------------------------------------------------------
                                                         1995   1994
                                                      -----------------

14% Demand promissory note dated September 30, 1992..      -  $ 398,374
10% Demand promissory note dated August 1, 1993......      -    136,260
8% Promissory note dated March 31, 1994..............      -     87,671
                                                      -----------------
                                                           -    622,305
Amount payable within one  year......................      -   (622,305)
                                                      -----------------
Amount payable after one year........................  $   -  $    -
- -----------------------------------------------------------------------

     The 14% demand note payable represents historical cash advances to the Company and was payable to a stockholder appointed to the Company's Board of Directors in December 1988. The 10% demand note payable represents the conversion of the total accrued interest and finance charges payable to the same stockholder that were outstanding at July 31, 1993. The accrued finance charges represented fees payable to the stockholder in regard to an accounts receivable financing agreement. Accrued interest outstanding pursuant to the terms of the
demand promissory notes approximated $46,000 at March 31, 1994.   On October 11,
1994, $250,000 of this debt was converted to a 5% Convertible Debenture due October 31, 1999, pursuant to a private placement of 5% Convertible Debentures aggregating approximately $2.9 million. The balance of the notes and accrued interest ($365,630) was converted to 130,582 shares of common stock ($2.80 a share). The 8% promissory note represents historically deferred salary expense payable to the former President and Chairman of the Company. This note was satisfied with proceeds from the financing discussed above, pursuant to the terms of the note.

     Other Notes and Debt Obligations Payable. Other notes and debt obligations payable at March 31, 1995 consist primarily of a $1.5 million promissory note dated March 31, 1995 (the "Sirrom mortgage note") payable to Sirrom Capital Corporation; and $2,885,000 in 5% Convertible Debentures. Other notes and debt obligations payable at March 31, 1994 primarily consist of a $1.75 million promissory note dated November 9, 1988 (the "DCE mortgage note") payable to Dow Corning Enterprises, Inc. ("DCE"), a wholly-owned subsidiary of Dow Corning Corporation ("Dow Corning"). Other notes and debt obligations payable at March 31, 1995 and 1994 are summarized as follows:


- -----------------------------------------------------------------
                                            1995          1994
                                         ------------------------
Sirrom mortgage note, net of discount    $1,221,000   $     -
5% Convertible Debentures                 2,885,000         -
DCE mortgage note......................        -        1,750,000
Other..................................      60,320       100,719
                                         ------------------------
                                          4,166,320     1,850,719
Amount payable within one  year........     (46,538)   (1,843,173)
                                         ------------------------
Amount payable after one year..........  $4,119,782   $     7,546
- -----------------------------------------------------------------

     Pursuant to a private placement, the Company sought to raise up to $3.5 million pursuant to a Convertible Debenture offering. Between October 11, 1994, and December 31, 1994, the Company issued $2,885,000 in 5% Convertible Debentures (the "Debentures") due October 31, 1999. Interest is payable in cash or, at the Company's option, common stock of the Company on each March 31 and October 31 commencing March 31, 1995. There was no accrued interest outstanding pursuant to the Debentures at March 31, 1995. The cash value of any interest payments made in common stock will be at the conversion price of $2.80. The conversion price of the debenture is $2.80, which is subject to adjustment in accordance with certain anti-dilution terms of the Debenture. The Debentures may be converted to common stock at anytime at the option of the Debenture holder. Under the terms of the Debenture, the Company is obligated to file a registration statement with the SEC registering the common stock into which the Debentures are convertible and to keep such registration statement effective for a maximum of three years from its effective date. The Company filed such Registration Statement and it became effective April 27, 1995. The Debentures will be automatically converted to common stock in the event the Company has in effect with the SEC a registration statement registering the Common Stock underlying the Debentures and one of the following events occurs: (i) the Company effecting a registration statement with the SEC for the sale of common stock or securities convertible to common stock, which equals or exceeds $5 million, and the price per share (or the conversion, exchange or exercise price per share, if Convertible Securities) is not less than 120% of the conversion price for the Debentures, or (ii) the Company's common stock closes at a price per share not less than 2.5 times the conversion price for thirty consecutive days within twelve months of the date of issuance of the last Debenture, or
(iii) 66 2/3% of the Debenture principal amount has been converted to common stock. As long as more than 25% of the principal amount of the Debentures are outstanding, the Company must obtain consent of the holders of 51% of such principal amount to effect a merger, consolidation, or sale of substantially all of the assets of the Company. Further, the Company has nominated and must use its best efforts to seek shareholder approval of a director designated by those holders.

     On March 31, 1995, the Company entered into a Loan and Security Agreement (the "Loan Agreement") with Sirrom Capital Corporation, a Tennessee corporation ("Sirrom") and executed a $1,500,000 secured promissory note. Interest on the note is payable monthly at 13.5% and principal is due on March 31, 2000.  The note is secured by a first mortgage lien on all the Company's real and personal property, excluding inventory and accounts receivable, but including general intangibles such as its patents and royalties from Intermedics Inc. The Loan Agreement restricts the Company from incurring additional indebtedness in excess of $200,000 annually without the lender's consent. In addition, the Company must give the lender advance notice of certain events, such as dividend payments, certain new stock issues, reorganization, and merger or sale of substantially all assets.

     In connection with the Loan Agreement, the Company granted the lender a warrant to purchase, initially, 100,000 shares of the Company's common stock at $.01 per share. Upon issuance of the warrant in March 1995, the Company recorded $279,000 as a discount, representing the difference between the estimated fair market value of the underlying stock and $.01 per share. This resulted in an effective interest rate of 28% on the Sirrom debt. The warrant expires on March 31, 2000. The Loan Agreement also provides that in the event the loan is not paid off by March 31, 1997, or any anniversary thereafter, the lender has the right to purchase an additional 50,000 shares of common stock at $.01 per share upon such date and upon each anniversary that any amount is owed under the Loan Agreement through March 31, 1999. The warrant also provides for certain piggy-back registration rights regarding the underlying shares in the event the Company files a registration statement of a form suitable for a secondary offering.

     From the loan proceeds, the Company paid DCE $1 million and gave DCE a warrant to purchase 200,000 shares of the Company's common stock at $2.80 per share. The warrant expires on March 31, 1998 and also has certain piggy-back registration rights regarding the underlying shares. In exchange for the proceeds and the warrant, DCE forgave the remaining approximate $1.65 million in principal and accrued interest. The $1.65 million forgiveness resulted in an extraordinary gain being recorded in March 1995.

     Under the terms of the Company's outstanding 5% Convertible Debentures (the "Debentures"), the Company had given a negative pledge not to encumber its patents or royalties while the Debentures were outstanding. To consummate the refinancing of the DCE mortgage, the Company obtained a consent and waiver from the Debentureholders and in exchange therefor, under a certain Second Mortgage and Security Agreement dated March 31, 1995 ("Second Mortgage") and pursuant to related documentation, the Company gave the Debentureholders a second lien on the same collateral in which Sirrom took a first security interest. The Debentureholders' security interest in the Company's real and personal property will terminate upon the first to occur of: (a) the payment in full of the Sirrom loan, or (b) at such time as there remains no amount owing to Debentureholders under the Debentures.

     Pursuant to a Subordination Agreement between the Debentureholders, the Company and Sirrom dated March 31, 1995 (the "Subordination Agreement"), the Debentureholders agreed with Sirrom to subordinate their Debentures to Sirrom's Loan Agreement with the Company. Under the Subordination Agreement, the Company may not make payments on the Debentures (interest or principal) if the Company is in default of its obligations to Sirrom which default would subject the Sirrom Note to acceleration. Further, in the event of the acceleration of the amounts owed on the Debentures (as a result of the Company's default thereunder), or in the event of any payment or distribution of assets of the Company to creditors upon any dissolution, winding up, or total or partial liquidation or reorganization of the Company, the principal and interest owed to Sirrom shall be paid in full prior to any assets being retained by, or payments made to Debentureholders.

     Aggregate notes and debt obligations outstanding at March 31, 1995 mature as follows: 1996 - $46,538; 1997 - $3,910; 1998 - $4,476; 1999 - $5,131; 2000
- - $4,385,265.


NOTE 8 - STOCKHOLDERS' EQUITY (DEFICIT)

     During the year ended March 31, 1995, concurrently with the issuance of the 5% Convertible Debentures, discussed above, stockholder notes and accrued interest thereon aggregating $615,630 were converted to a $250,000 Debenture and 130,582 shares of common stock of the Company (at $2.80 per share). In addition 5,246 shares have been issued pursuant to the exercise of stock options. These amounts have been effected for the reverse stock split discussed below.

     At the annual meeting of shareholders held in March 1994, the Company received approval to effect a reverse stock split of the common stock. The Board of Directors ratified the shareholders' approval of the reverse stock split and effected a reverse stock split of one share for every seven shares of common stock outstanding, effective December 13, 1994. In addition, pursuant to authorization received from the Company's shareholders at the September 30, 1992 annual meeting, the Company filed an amendment to its Certificate of Incorporation increasing its authorized shares of common stock from 15,000,000 to 30,000,000. The net loss per common share calculations and all share information contained in these financial statements have been retroactively adjusted to give effect to the reverse stock split. The Company's common stock is currently listed on the NASD OTC Bulletin Board Service under the symbol "CDCS". It is the objective of the Board of Directors that the reverse stock split will have the effect of raising the bid price to meet the NASDAQ Small-Cap Market/TM/ listing requirement of a minimum bid price of $3.00 per share. No assurance can be given that the minimum NASDAQ bid price will be achieved or that the Company will achieve other NASDAQ listing requirements. However, the Company will use its best efforts to meet the financial requirements for listing its common stock to the NASDAQ Small-Cap Market/TM/. Stockholders have been notified of the procedure to surrender their certificates representing pre-split common stock in exchange for certificates representing post-split common stock. At March 31, 1995, there were 1,342,819 shares outstanding.

     During the year ended March 31, 1994, the Company granted options to purchase 977 shares of the Company's common stock in lieu of payment of royalties aggregating $10,256 pursuant to the terms of a patent licensing agreement dated July 15, 1986 and a Settlement Agreement and Release dated July 1, 1989 (see Note 11). Also, 10 shares were issued pursuant to employee stock option plans discussed below. This increased the outstanding shares to 1,206,991.

     Stock Options. On September 9, 1987, the Company's Board of Directors adopted the 1987 Non-Qualified Stock Option Plan (the "1987 Plan"). The 1987 Plan provided the Board of Directors with the authority to grant to officers, directors, and employees of the Company non-qualified options to purchase shares of the Company's common stock. On February 7, 1992, the Company's Board of Directors adopted the 1992 Non-Qualified Stock Option Plan (the "1992 Plan").
In fiscal 1995, the Company combined the 1987 Plan and the 1992 Plan. This Plan provides the Board of Directors with the authority to grant officers, directors, and employees of the Company non-qualified options to purchase up to a maximum of 400,000 shares of the Company's common stock.

     The purpose of the Plan is to provide additional incentive for employees of the Company, to attract and retain in the employ of the Company persons of outstanding competence, and to further identify the interest of the Company's employees with that of the Company's stockholders. The Board of Directors has the authority to determine the option periods, the option prices, the number of shares of common stock subject to options granted, and such other terms and conditions under which options may be exercised. Options granted under the Plan expire five years after the date the options are granted or upon termination of employment.

     Information with respect to options granted pursuant to the Plans for the years ended March 31, 1995, 1994, and 1993 is as follows:

- ------------------------------------------------------------------------------
                                        1995          1994            1993
                                    ------------------------------------------
Outstanding at beginning of year..      213,914        114,963         121,887
Granted during year...............      128,754        107,490           1,429
Exercised during year.............       (2,401)           (10)         (1,182)
Canceled during year..............      (97,557)        (8,529)         (7,171)
Outstanding at end of year........      242,710        213,914         114,963
Exercisable at end of year........      141,522        106,293          98,269
Option price range................  $3.50-$5.25   $2.625-$5.25   $2.625-$10.50
- ------------------------------------------------------------------------------

     A patent licensing agreement executed in fiscal 1987 by the Company provided for the issuance of options to purchase up to a maximum of 14,285 shares of the Company's common stock in lieu of royalty payments based on a purchase price of $21.00 per option share. Options issued in lieu of royalty payments were exercisable for a period of four years commencing one year after the date of grant at an exercise price of $.70 per share. Royalty payments applied to the purchase of common stock options pursuant to the terms of the patent licensing agreement were credited to capital in excess of par value. As of March 31, 1995, all options issued pursuant to the patent licensing agreement, which was terminated pursuant to the terms of a Settlement Agreement and Release dated July 1, 1989, have either expired or have been exercised. Information with respect to common stock options issued pursuant to the licensing agreement for the years ended March 31, 1995, 1994, and 1993 is as follows:

- ------------------------------------------------------
                                    1995   1994   1993
                                    ------------------
Outstanding at beginning of year..   238    919    998
Granted during year...............     -      -      -
Exercised during year.............  (238)     -      -
Canceled during year..............     -   (681)   (79)
Outstanding at end of year........     -    238    919
Exercisable at end of year........     -    238    919
- ------------------------------------------------------

     The July 1, 1989 Settlement Agreement and Release provides for the issuance of options to purchase up to a maximum of 13,571 shares of the Company's common stock in lieu of required fee payments based on a purchase price of $10.50 per option share. Options issued in lieu of fee payments are exercisable for a period of four years commencing one year after the date of grant at an exercise price of $.70 per share. Fee payments applied to the purchase of common stock options pursuant to the terms of the Settlement Agreement and Release are credited to capital in excess of par value. During fiscal 1995, 1,904 options were exercised pursuant to this agreement. At March 31, 1995, the Company has outstanding options to purchase 3,659 shares of its common stock in lieu of fee payments. As of March 31, 1995, 3,659 options issued pursuant to the Settlement Agreement and Release are exercisable and 8,008 are available for grant.

     The Company has executed agreements with independent sales representatives and organizations under which the Company has granted, or committed to grant based on attainment of performance criteria, options to acquire shares of the Company's common stock. Generally, options granted pursuant to sales representative agreements are exercisable over five-year periods and expire five years from the date of grant or upon termination of the sales representative agreements.

     Information with respect to common stock options issued pursuant to sales representative agreements for the years ended March 31, 1995, 1994, and 1993 is as follows:

- -----------------------------------------------------------------------------
                                        1995           1994          1993
                                    -----------------------------------------
Outstanding at beginning of year..        15,000         15,000        18,214
Granted during year...............             -              -             -
Exercised during year.............             -              -             -
Canceled during year..............        (5,000)             -        (3,214)
Outstanding at end of year........        10,000         15,000        15,000
Exercisable at end of year........        10,000         15,000        12,286
Option price range................  $5.25-$10.50   $5.25-$10.50  $5.25-$10.50
- -----------------------------------------------------------------------------

     The Company reserves shares of common stock for issuance pursuant to sales representative agreements as necessary to provide for options granted and outstanding as well as those options it has committed to grant upon attainment of performance criteria.

     The Company has reserved an additional 17,857 shares of common stock for issuance upon exercise of stock options granted independently of the Plan, 14,286 of which are reserved for issuance upon exercise of a stock option granted to Robert R. Brownlee, a Director of the company and its Senior Executive Vice President. These options are fully exercisable at an option price of $3.50 per share and expire five years from the date of grant.

     Common Stock Purchase Warrants. Pursuant to a private placement of common stock on September 30, 1992, the Company issued 41,414 common stock purchase warrants (the "Warrants"). One Warrant was issued for every five shares of common stock purchased. Each Warrant entitled the holder to acquire one share of common stock at an exercise price of $4.375 per share over a period commencing October 1, 1992 and terminating October 1, 1994.

     As of March 31, 1995, the Company issued warrants to Sirrom Capital Corporation ("Sirrom") and to Dow Corning Enterprises, Inc. ("DCE") in connection with a loan obtained from Sirrom and the satisfaction of the Company's obligations to DCE (see Note 7).

     The Sirrom warrant permits Sirrom to initially purchase 100,000 shares of the Company's common stock at an exercise price of $.01 per share, with an expiration date of March 31, 2000 (the "Sirrom Warrant"). Upon issuance of the Warrant in March 1995, the Company recorded $279,000 as an addition to capital in excess of par value, representing the difference between the estimated fair market value of the underlying stock and $.01 per share. The Sirrom Warrant also provides that in the event the loan to the Company is not paid off by March 31, 1997, or any anniversary thereof thereafter, Sirrom has the right to purchase an additional 50,000 shares of Common Stock (at $.01 per share) upon such date and upon each such anniversary thereof that any amount owed to Sirrom (or any extension, amendment or modification thereof) shall be outstanding. Under the warrant, Sirrom also has certain "piggy-back" registration rights regarding the shares underlying the warrant in the event the Company files a registration statement on a form suitable for a secondary offering. With regard to the Company's Registration Statement, if the Registration Statement is in effect on the date of exercise of the Sirrom Warrant, the Company is obligated to amend the Registration Statement to include the Company's common stock underlying the Sirrom Warrant (the "Sirrom Shares") so as to permit the offer and sale of such shares by Sirrom. The Company would be required to maintain the amended Registration Statement effective with the SEC until the earlier of (a) the date that all of the Sirrom Shares are sold, or (b) the date that the holder of the Sirrom Shares receives an opinion of counsel that such sale is in compliance with Rule 144, or any successor rule or regulation.

     The terms of the Sirrom Warrant further provide that if the Company proposes to pay a cash or stock dividend, reorganize or reclassify the capital stock of the Company, or consolidate, merge or otherwise combine with, or sell all or substantially all of its assets, or voluntarily or involuntarily dissolve, liquidate or wind up the affairs of the Company, the Company must give Sirrom at least 20 days' prior written notice of the date on which the books of the

Company shall close or a record shall be taken for such distribution or determination of rights of shareholders to vote in respect of any such reorganization or other named event, and in respect of a reorganization, consolidation, merger, etc., at least 20 days' prior written notice of the date of such event. The Sirrom Warrant also contains anti-dilution provisions allowing for an adjustment in shares subject to the warrant in the event of a new stock issuance by the Company, stock dividends, stock-splits and the like.

     The DCE warrant permits DCE to purchase 200,000 shares of the Company's common stock at $2.80 per share, and expires on March 31, 1998 (the "DCE Warrant"). The DCE Warrant contains certain "piggy-back" registration rights pursuant to which the shares underlying the DCE warrant are registered. The DCE Warrant contains anti-dilution provisions allowing for an adjustment in shares subject to the warrant in respect of a new stock issuance by the Company, stock dividends, stock splits, and the like.

     Convertible Debentures. The Company also has outstanding $2,885,000 of 5% Convertible Debentures that are convertible into common stock (see Note 7).

     Common Stock Reserved. The aggregate number of shares of the Company's common stock reserved for issuance pursuant to common stock options, common stock purchase warrants, convertible debentures, and future director compensation at March 31, 1995 is summarized as follows:


- ------------------------------------------------
Common stock options:
    1987/1992 Stock Option Plan.......   400,000
    Settlement Agreement..............    11,667
    Sales representative agreements...    10,714
    Other.............................    17,857
Common stock purchase warrants:
    Dow Corning Enterprises, Inc......   200,000
    Sirrom Capital Corporation........   100,000
5% Convertible Debentures............. 1,030,357
Directors compensation................     1,600
                                       ---------
                                       1,772,195
- ------------------------------------------------


NOTE 9 - INCOME TAXES

     As of March 31, 1995, the Company has approximately $17.9 million of tax net operating loss carry forwards available to reduce future income from 1996 through 2009. If the Company undergoes an ownership change as defined in the Internal Revenue Code, the annual utilization of net operating loss carry forwards could be limited.

     Significant components of the Company's deferred income tax assets and liabilities at March 31, 1995 and 1994 are as follows:

- ----------------------------------------------------------------
                                           1995          1994
                                       -------------------------
Deferred Tax Assets:
  Accrued liabilities................. $   115,286   $   131,863
  Deferred royalties..................     259,666       328,924
  Net operating loss carryforwards....   6,720,038     6,758,040
  Inventory...........................     206,851       226,263
  Other...............................      31,513        41,620
                                       -------------------------
                                         7,333,354     7,486,710
Deferred Tax Liabilities:
  Depreciation/Amortization...........    (148,628)     (144,965)

Valuation Allowance...................  (7,184,726)   (7,341,745)
                                       -------------------------

Net Deferred Taxes.................... $      -      $      -
- ----------------------------------------------------------------

     The net change in the valuation allowance for deferred tax assets was a decrease of $157,019 in fiscal 1995.

     The provision for income taxes differs from the amounts computed by applying the Federal statutory rates to income before taxes for the years ended March 31, 1995, 1994, and 1993 due to the following:

- -----------------------------------------------------------------------------
                                                      1995     1994     1993
                                                     ------------------------
Provisions for Federal income taxes at the
 statutory rate.....................................  34.0%   (34.0%)  (34.0%)
Loss producing no current tax benefit...............     -     34.0%    34.0%
Utilization of net operating loss carryforward...... (34.0%)      -        -
                                                     ------------------------
Taxes on income.....................................     -        -        -
- -----------------------------------------------------------------------------

NOTE 10 - SEGMENT DATA AND SIGNIFICANT CUSTOMERS

     The Company operates in a single industry segment, that of providing implantable medical products to the health care industry. The Company has no foreign operations. However, during the years ended March 31, 1995, 1994, and 1993, the Company exported its products to distributors in Japan, Hong Kong, the Netherlands, Spain, Germany, Greece and Egypt and exported components and assemblies to certain European manufacturers. Sales by geographic area for the years ended March 31, 1995, 1994, and 1993 are as follows:

- -------------------------------------------------------
                        1995        1994        1993
                     ----------------------------------
Geographic Area
    United States..  $3,931,299  $2,706,708  $2,758,552
    Europe.........     886,563   1,364,383   1,655,242
    Far East.......           -     282,765     353,883
                     ----------------------------------
                     $4,817,862  $4,353,856  $4,767,677
- -------------------------------------------------------

     Export sales of components and assemblies to one manufacturer in Italy accounted for $537,492 (11%), $470,480 (11%), and $931,625 (20%) of the
Company's sales during the years ended March 31, 1995, 1994, and 1993, respectively. This manufacturer is a related party of the Company. Further, during the year ended March 31, 1993, one of the Company's European distributors accounted for $497,650 (10%) of sales.

     The Company's products are primarily distributed through independent sales representatives in the United States. During the year ended March 31, 1995, four of the Company's independent sales representatives each accounted for in excess of 10% of the Company's sales and in the aggregate accounted for $2,213,830 (46%) of the Company's sales. During the years ended March 31, 1994 and 1993 three of the Company's independent sales representatives each accounted for in excess of 10% of the Company's sales and in the aggregate accounted for $1,748,380 (40%) and $1,681,790 (35%), respectively, of the Company's sales.

     Further, pursuant to an electrode lead Supply Agreement with Intermedics Inc., the Company sold $1,326,577 of product to Intermedics Inc. for the year ended March 31, 1995, which accounted for 28% of the Company's sales.

NOTE 11 - COMMITMENTS AND CONTINGENT LIABILITIES

     Patent Licensing Agreements. Effective July 1, 1986, the Company renegotiated its exclusive license to a patented electrode-wire coating system that was originally acquired by the Company on July 1, 1981. The modified license agreement requires the payment of royalties equal to a percentage of sales of products manufactured using the patented technology. The license became non-exclusive on July 1, 1994. The term of the license agreement expires upon the expiration date of the patent, February 4, 2002, unless terminated earlier by the Company. Royalty expense under the terms of the agreement for the years ended March 31, 1995, 1994, and 1993 was $32,656, $18,481, and $17,820 respectively. Further, on March 29, 1993, the licensor executed a sublicense agreement with the Company, enabling Intermedics to manufacture the licensed product pursuant to the terms of the Amended and Restated License Agreement between the Company and Intermedics, as discussed below.

     Purchase Contracts. During the year ended March 31, 1989, the Company entered into an agreement for the procurement of hybrid microelectronic circuits. The development of circuits for the Company's atrial-controlled ventricular and single-chamber pacing products was completed in fiscal 1992. Development of the circuits for the Company's dual-chamber devices was completed in fiscal 1993. As of March 31, 1995, the Company's future maximum purchase obligation approximated $856,000.

     During the year ended March 31, 1990, the Company entered into an agreement for the procurement of integrated circuits. The development of these circuits was completed in fiscal 1992. As of March 31, 1995, the Company's future maximum purchase obligation approximated $169,000.

     License and Supply Agreements. On October 1, 1994, the Company executed an Agreement with LEM Biomedica, s.r.l. ("LEM"), an Italian manufacturer, to supply LEM with the Company's proprietary hybrid circuits for a period of two years. LEM will use these circuits to manufacture implantable pacemakers under the LEM trade name. This Agreement covers the Company's hybrid circuits for single-chamber, dual chamber and single-lead atrial controlled ventricular (VDD) pulse generators. Minimum sales, pursuant to the Agreement, approximates $1.3 million. The Company has been selling pacemakers sub-assemblies to LEM for three years pursuant to a previous Supply Agreement that expired in November 1994.

     On August 1, 1990, the Company executed a License Agreement and a Supply Agreement with Intermedics Inc. The License Agreement grants Intermedics an exclusive world-wide license covering the Company's single-pass atrial-controlled ventricular pacing system, except as to the Company and three of its international customers with which it presently has manufacturing and/or distribution agreements. Under the terms of the License Agreement, the Company shall provide Intermedics all presently existing technical information, clinical data, regulatory data, engineering specifications and manufacturing specifications related to the Company's single-pass A-Track(TM) lead. On
April 2, 1993, the Company amended and restated its License Agreement and Supply Contract with Intermedics. Under the terms of the Amended and Restated License Agreement, the Company shall provide Intermedics with all technical information, including the proprietary coating process and formulation of and methods to manufacture Surethane(TM), training, and assistance necessary for Intermedics to establish a manufacturing line for the production of the licensed product at its facility. Intermedics will however limit its production of the licensed product to a maximum of five hundred units per year unless the Company is unable to supply Intermedics with the quantity of leads specified in the Supply Contract (discussed below) or if the Company becomes insolvent or bankrupt. The Supply Contract, which was to expire on July 31, 1993, has been extended until April 1, 1996, and provides for the Company to supply its single-pass UniPass leads to Intermedics for three years at specified prices. Further, the Company also receives a $325 royalty per lead unit sold by Intermedics which incorporates the single-pass technology.

     Under the terms of the License Agreement, the Company received initial fees of $1,500,000 during the year ended March 31, 1991. Of these initial fees, $100,000 was included in other income and expenses at March 31, 1993 and 1992,
respectively, as "License fees".   Under the terms of the Amended and Restated
License Agreement, the Company received an $850,000 prepayment of future royalties in April 1993. Further, pursuant to a subsequent amendment, a $100,000 prepayment of future royalties was received in February 1994.

     Financial Consulting Agreement.   In October 1992, the Company entered into
an agreement (the "Agreement") with a financial brokering and consulting firm to assist the Company in its financing efforts. Pursuant to this Agreement, the Company was required to pay the broker/consultant $8,000 per month for a period of 24 months. The Company deferred payment of 50% of the monthly fee and accrued interest thereon at a rate of 10%, pursuant to the Agreement. If at the end of 12 months the broker/consultant had not performed a financial service as defined in the Agreement, the Company could terminate this Agreement, including the remaining monthly and accrued fees and interest thereon. In October 1993, the Company terminated this Agreement, based on non-performance as defined in the Agreement.

     On January 4, 1994, the financial brokering and consulting firm filed suit against the Company in the Circuit Court of the 11th Judicial Circuit in and for Dade County, Florida (the "Court"), alleging that the Company had breached certain contractual duties and obligations. The suit requests a judgment requiring the Company to deliver warrants to purchase 15% of the Company's common stock, and damages in excess of $15,000. The Company has denied liability and filed a counterclaim alleging that the brokering firm fraudulently induced the Company into the Agreement then breached the Agreement and certain fiduciary duties. Management plans to vigorously defend the lawsuit and pursue its counterclaims. In the opinion of management, this action has no merit and the ultimate outcome is not expected to materially effect the financial position of the Company.

     Investment Deposit. In fiscal 1994, the Company was negotiating an investment proposal by a potential investor. During such negotiations the Company was paid a deposit of $100,000, to be applied against the future investment. The investment did not occur and the Company is required to return the deposit to the investor. The deposit is classified in "Deposits payable" as a current liability.

    No dealer, salesperson, or other person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Selling Shareholders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities to which it relates in any state to any person whom it is unlawful to make such offer or solicitation in such state. Neither the delivery of this Prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date.
                              --------------------

                               TABLE OF CONTENTS

                                           Page
                                           ----

ADDITIONAL INFORMATION....................    2
PROSPECTUS SUMMARY........................    3
RISK FACTORS..............................    6
THE OFFERING..............................   13
SELLING SHAREHOLDERS......................   14
MARKET INFORMATION........................   15
DIVIDENDS.................................   17
CAPITALIZATION............................   17
SELECTED FINANCIAL DATA...................   18
MANAGEMENT'S DISCUSSION AND ANALYSIS......   19
BUSINESS OF THE COMPANY...................   29
MANAGEMENT................................   43
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
     OWNERS AND MANAGEMENT................   50
CERTAIN RELATIONSHIPS AND RELATED
     TRANSACTIONS.........................   53
DESCRIPTION OF SECURITIES.................   55
PLAN OF DISTRIBUTION......................   59
LEGAL MATTERS.............................   61
CHANGE IN INDEPENDENT ACCOUNTANTS.........   61
EXPERTS...................................   61
INDEX TO FINANCIAL STATEMENTS.............  F-1



                                1,353,469 Shares



                                      CDCS



                                CARDIAC CONTROL
                                 SYSTEMS, INC.



                                  Common Stock



                            ------------------------
                              P R O S P E C T U S
                            ------------------------



                                 July 27, 1995

PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS



    Item 13.  Other Expenses of Issuance and Distribution.*

    The following table sets forth the estimated expenses to be incurred in connection with the registration of the securities offered hereby. The Company is responsible for the payment of all expenses in connection with the Offering except for transfer taxes and broker/dealer commissions, if any, which are the Selling Shareholders' responsibility. The Company may also incur further expenses associated with its continuing duty to amend and supplement the Registration Statement and Prospectus. Such additional expenses are not capable of being estimated, but the Company does not expect them to be material.

 Registration fee under the Securities Act of 1933..  $ 1,288

  Printing expenses*................................      500

  Legal fees and disbursements*.....................   43,000

  Accounting fees*..................................   15,000

  Miscellaneous*....................................    1,000

Total*:.............................................  $60,788
                                                      =======

- ------------------

* Estimated, except as to SEC filing fees.

    Item 14.  Indemnification of Directors and Officers.

    The Company's Bylaws and the Delaware General Corporation Law provide for indemnification of directors and officers against certain liabilities. Pursuant to the Company's Bylaws, officers and directors of the Company are indemnified against expenses actually and reasonably incurred in connection with threatened, pending or completed proceedings, whether civil, criminal or administrative, to which an officer or director is, was or is threatened to be made a party by reasons of the fact that he or she is or was an officer, director, employee or agent of the Company. The Company may advance expenses in connection with defending any such proceeding, provided the indemnitee undertake to repay any such amounts if it is later determined that he or she was not entitled to be indemnified by the Company.

    In December 1994, the members of the Company's Board of Directors entered into indemnification agreements with the Company. The terms of indemnification and advancement of expenses follow the indemnification and expense advancement provisions of Delaware's General Corporation Law. In addition, the indemnitee under the agreements is entitled to indemnification against all expenses actually and reasonably incurred by him or on his behalf in connection with serving as a witness in any proceeding (as defined in the agreements) by virtue of his status with the Company. The agreements also provide a procedural mechanism under which the indemnitee can claim and obtain indemnification, including a procedure for the Board or independent counsel to determine entitlement to indemnification under specific situations. In the event the indemnitee does not receive the indemnification to which he would otherwise be entitled under the terms of the agreement, the indemnitee is entitled to seek a judicial determination. In the event an indemnitee seeks a judicial adjudication to enforce his rights under, or to recover damages for breach of, the agreement, he is entitled to recover from the Company his reasonable legal fees and other expenses in connection with the legal proceeding, subject to proration in the event the amount of the award is less than the amount of indemnification sought.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

    Item 15.  Recent Sales of Unregistered Securities.

    The following sets forth the Company's sale of its securities within the last three years, which securities were not registered under the Act. The discussion gives effect to the one for seven reverse stock split effected on December 13, 1994.

    1. In November 1991, LEM Biomedica, s.r.l., an Italian manufacturer ("LEM") entered into a supply agreement with the Company pursuant to which it provided equity financing of $500,000 with the purchase of 71,428 shares of the Company's Common Stock. No commissions were paid. The securities were sold to LEM in reliance upon Regulation S.

    2. On September 30, 1992, the Company completed a private placement of Common Stock. In the aggregate, 207,071 shares were issued at a price of $2.625 per share for a total of $543,563. Of this amount, 34,285 shares of the Common Stock issued were in exchange for a $90,000 reduction of a stockholder demand promissory note. Pursuant to the private placement, the Company issued 41,414 Common Stock purchase warrants all of which were unsecured and expired on October 1, 1994. The securities were sold in reliance upon Rule 505 of Regulation D, and Regulation S. No underwriting discounts or commissions were paid.

    3. Employees of the Company elected to exercise stock options for an aggregate of 1,182 shares in fiscal 1993, 10 shares in fiscal 1994, and 2,400 shares in fiscal 1995 at exercise prices ranging from $2.625 per share through $5.25 per share. Aggregate proceeds to the Company from such option exercises were $3,124 in fiscal 1993, $51.00 in fiscal 1994, and $6,300 in fiscal 1995.
The securities were sold in reliance upon Section 4(2) of the Act.

    4. During the last quarter of calendar 1994, the Company raised $2,885,000 from a private placement of 5% Convertible Debentures pursuant to a Private Placement Memorandum dated October 1, 1994. The Debentures are convertible into the Common Stock of the Company at a conversion price of one share of Common Stock for each $2.80 in outstanding principal. The securities were sold to only accredited investors in reliance upon Rule 505 of Regulation D and Section 4(2) of the Act. A finder's fee of $33,750 was paid to a broker-dealer.

    5. Options granted to Applied Cardiac Electrophysiology ("ACE") for an aggregate of 2,142 shares of Common Stock were subject to expiration on March 2, 1995. Thus, those options were exercised by ACE at an exercise price of $.70 per share for a total purchase price of $1,499.40. The securities were sold in reliance on Section 4(2) of the Act. ACE is one of the Selling Shareholders under this Registration Statement and the 2,142 shares so acquired are included in the shares being registered hereunder.

    6. As of March 31, 1995, the Company issued warrants to Sirrom Capital Corporation (the "Sirrom Warrant") and to Dow Corning Enterprises, Inc. ("DCE") in respect of a loan the Company obtained from Sirrom in the amount of $1.5 million and satisfaction of the Company's obligations to DCE. From the loan proceeds the Company paid DCE $1 million. DCE in turn forgave the balance of the debt in the approximate amount of $1.65 million. Sirrom, under its warrant (which expires March 31, 2000), may acquire initially up to 100,000 shares of the Company's Common Stock at a per share price of $.01. If the Sirrom loan remains outstanding on March 31, 1997, and on each anniversary thereof thereafter, Sirrom is entitled to acquire an additional 50,000 shares on such date, and on each anniversary thereafter, at $.01 per share. Under the DCE warrant (which expires March 31, 1998), DCE may acquire 200,000 shares of the Company's Common Stock for $2.80 per share. The securities were sold in reliance upon Section 4(2) of the Act. DCE is one of the Selling Shareholders under this Registration Statement and the 200,000 shares underlying its warrant are included in the shares registered hereunder.

    Item 16.  Exhibits and Financial Statement Schedules.


   (a)  Exhibits
- --------------------------------------------------------------------------------
Exhibit                               Included herein or
Number   Description                  Incorporated by Reference to
- --------------------------------------------------------------------------------
 3.0    Certificate of                Exhibit 3.0 to Amendment No. 1 to Form
        Incorporation of the          S-1 Registration Statement filed on
        Company, as amended           February 1, 1988, Registration
                                      No.33-16490 and Form 10-K for the year
                                      ended March 31, 1990, File No. 0-14653

 3.1    Amendment to Certificate of   Exhibit 3.1 to Form S-1 Registration
        Incorporation                 Statement filed on March 2, 1995,
                                      Registration No. 33-9208

 3.2    By-Laws of the Company        Exhibit 3.1 to Form S-18 Registration
                                      Statement filed on October 16, 1985,
                                      Registration No. 33-9208

 3.3    Amendment to Bylaws           Exhibit 3.3 to Form S-1 Registration
                                      Statement filed on March 2, 1995,
                                      Registration No. 33-89938



- --------------------------------------------------------------------------------
Exhibit                               Included herein or
Number   Description                  Incorporated by Reference to
- --------------------------------------------------------------------------------
 4.0    Form of Common Stock          Exhibit 4.0 to Form S-1 Registration
        Certificates                  Statement filed on March 2, 1995,
                                      Registration No. 33-89938

 4.1    Cardiac Control Systems,      Exhibit 4.1 to Amendment No. 1 of Form
        Inc. 1987 Non-Qualified       S-1 Registration Statement filed on
        Stock Option Plan             February 1, 1988.  Registration No.
                                      33-16490

 4.2    Form 1987 Non-Qualified       Exhibit 4.2 to Amendment No. 1 of Form
        Stock Option Agreement        S-1 Registration Statement filed on
                                      February 1, 1988, Registration No.
                                      33-16490

 4.3    Amendment No. 1 to 1987       Exhibit 4.14 to Form 10-Q for the Quarter
        Non-Qualified Stock Option    Ended September 30, 1988, File No. 0-14653
        Plan

 4.4    Form of Sales                 Exhibit 4.13 to Form 10-1 for the Quarter
        Representative Stock          Ended September 30, 1988, File No. 0-14653
        Option Agreement

 4.5    Cardiac Control Systems,      Exhibit 4.8 to Form 10-K for the Year
        Inc. 1992 Non-Qualified       Ended March 31, 1992, File No. 0-14653
        Stock Option Plan

 4.6    Cardiac Control Systems,      Exhibit 4.9 to Form 10-K for the Year
        Inc. 1992 Non-Qualified       Ended March 31, 1994, File No. 0-14653
        Stock Option Plan (as
        Amended and Restated,
        March, 1994)

 4.7    Cardiac Control Systems,      Exhibit 4.15 to Form 8-K Current Report
        Inc.                          dated October 11, 1994, File No. 0-14653
        5% Convertible Debenture
        due October 31, 1999

 4.8    Combined 1987-1992            Exhibit 4.8 to Amendment No. 1 to Form
        Non-Qualified Stock Option    S-1 Registration Statement filed on April
        Plan                          17, 1995, Registration No. 33-89938

 4.9    Stock Purchase Warrant        Exhibit 4.1 to Form 8-K Current Report,
        dated March 31, 1995 in       dated March 31, 1995, File No. 0-14653.
        favor of Sirrom Capital
        Corporation

 4.10   Stock Purchase Warrant,       Exhibit 4.2 to Form 8-K Current Report,
        dated March 31, 1995 in       dated March 31, 1995, File No. 0-14653.
        favor of Dow Corning
        Enterprises, Inc.

 5.0    Opinion of Broad and          Exhibit 5.0 to Amendment No. 1 to Form
        Cassel as to legality         S-1 Registration Statement filed on April
                                      17, 1995, Registration No. 33-89938

10.0    License Agreement between     Exhibit 10.1 to form 10-Q for the Quarter
        Hughes/Bertolet and the       Ended September 30, 1986, File No. 0-14653
        Company



- --------------------------------------------------------------------------------
Exhibit                               Included herein or
Number   Description                  Incorporated by Reference to
- --------------------------------------------------------------------------------
10.1    Settlement Agreement and      Exhibit 10.2 to Form 10-K for the Year
        Release between Applied       Ended March 31, 1990, File No. 0-14653
        Cardiac Electrophysiology
        and the Company

10.2    Investment Agreement          Exhibit 4.10 to Form 10-Q for the Quarter
        between Dow Corning           Ended September 30, 1988, File No. 0-14653
        Enterprises, Inc. and the
        Company

10.3    Promissory Note (as           Exhibit 4.11 to Form 10-Q for the Quarter
        amended) between Dow          Ended September 30, 1988, file No. 0-14653
        Corning Enterprises, Inc.
        and the Company

10.4    Open End Mortgage Deed and    Exhibit 4.11 to Form 10-Q for the Quarter
        Security Agreement between    Ended September 30, 1988, File No. 0-14653
        Dow Corning Enterprises,
        Inc. and the Company

10.5    Agreement to Terminate        Exhibit 4.13 to Form 10-Q for the Quarter
        Standstill Agreement          Ended December 31, 1989, File No. 0-14653
        between Dow Corning
        Enterprises, Inc. and the
        Company

10.6    Amended and Restated          Exhibit 10.19 to Form 8-K Current Report
        License Agreement between     dated April 2, 1993, File No. 0-14653
        Intermedics Inc and the
        Company, dated April 2,
        1993

10.7    Amended and Restated          Exhibit 10.20 to Form 8-K Current Report
        Supply Contract between       dated April 2, 1992, File No. 0-14653
        Intermedics Inc and the
        Company, dated April 2,
        1993

10.8    Employment Agreement          Exhibit 10.24 to Form 8-K Current Report
        between Bart C. Gutekunst     dated October 11, 1994, File No. 0-14653
        and the Company, dated
        October 13, 1994

10.9    Employment Agreement          Exhibit 10.25 to Form 8-K Current Report
        between Alan J. Rabin and     dated October 11, 1994, File No. 0-14653
        the Company, dated October
        13, 1994

10.10   Employment Agreement          Exhibit 10.12 to Form 10-Q for the
        between Robert S. Miller      Quarter Ended December 31, 1994, File No.
        and the Company, dated        0-14653.
        December 12, 1994

10.11   Agreement between LEM         Exhibit 10.13 to Form 10-Q for the
        Biomedica s.r.l. and the      Quarter Ended December 31, 1994, File No.
        Company, dated October 1,     0-14653
        1994



- --------------------------------------------------------------------------------
Exhibit                               Included herein or
Number   Description                  Incorporated by Reference to
- --------------------------------------------------------------------------------
10.12   Agreement between the         Exhibit 10.12 to Form S-1 Registration
        Company and Alan J. Rabin     Statement filed on March 2, 1995,
        and Bart C. Gutekunst         Registration No. 33-89938
        dated July 1, 1994

10.13   Form of Indemnification       Exhibit 10.13 to Form S-1 Registration
        Agreement between the         Statement filed on March 2, 1995,
        Company and each Director,    Registration No. 33-89938
        executed December 1994.

10.14   Employment Agreement          Exhibit 10.14 to Form S-1 Registration
        between Robert R. Brownlee    Statement filed on March 2, 1995,
        and the Company dated as      Registration No. 33-89938
        of October 1, 1994

10.15   Loan and Security             Exhibit 10.1 to Form 8-K Current Report,
        Agreement between the         dated March 31, 1995, File No. 0-14653.
        Company and Sirrom Capital
        Corporation, dated March
        31, 1995

10.16   $1,500,000 Secured            Exhibit 10.2 to Form 8-K Current Report,
        Promissory Note in favor      dated March 31, 1995, File No. 0-14653.
        of Sirrom Capital
        Corporation, dated March
        31, 1995

10.17   Mortgage, Assignment of       Exhibit 10.3 to Form 8-K Current Report,
        Rents and Leases, and         dated March 31, 1995, File No. 0-14653.
        Security Agreement in
        favor of Sirrom Capital
        Corporation, dated March
        31, 1995

10.18   Second Mortgage and           Exhibit 10.4 to Form 8-K Current Report,
        Security Agreement in         dated March 31, 1995, File No. 0-14653.
        favor of Dow Corning
        Enterprises, Inc., dated
        March 31, 1995

10.19   Subordination Agreement       Exhibit 10.5 to Form 8-K Current Report,
        between the Company Sirrom    dated March 31, 1995, File No. 0-14653.
        Capital Corporation, and
        the Debentureholders,
        dated March 31, 1995

16.     Letter regarding change in    Exhibit 16.1 to Form 8-K Current Report
        certifying accountant from    dated January 5, 1995, File No. 0-14653
        Price Waterhouse dated
        January 5, 1995

23.0    Consent of Price              Included herein
        Waterhouse LLP

23.1    Consent of Broad and Cassel   Contained in Exhibit 5.0

23.2    Consent of BDO Seidman,LLP    Included herein



- --------------------------------------------------------------------------------
Exhibit                               Included herein or
Number   Description                  Incorporated by Reference to
- --------------------------------------------------------------------------------
25.     Power of Attorney             Exhibit 25 to Form S-1 Registration
                                      Statement filed on March 2, 1995,
                                      Registration No. 33-89938

27.0    Financial Data Schedule       Included herein
- --------------------------------------------------------------------------------

    (b)         Financial Statement Schedules

                Schedule II           Valuation and Qualifying Accounts

     All other schedules are omitted because they are inapplicable or the requested information is shown in the financial statements of the Registrant or Notes thereto.

     Item 17.  Undertakings.

     The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and
     (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) For the purposes of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense or any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palm Coast, State of Florida, on July 21, 1995.

                             CARDIAC CONTROL SYSTEMS, INC.


                               By:   /s/ Alan J. Rabin
                                  ----------------------------------------
                                    Alan J. Rabin
                                    President, Chief Executive
                                    Officer and Director


     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.





     Signature                  Title                       Date
     ---------                  -----                       ----

                    *     Chairman of the Board         July 21, 1995
- ---------------------     and Director
Bart C. Gutekunst


/s/ Alan J. Rabin         President, Chief              July 21, 1995
- ---------------------     Executive Officer and
Alan J. Rabin             Director



                    *     Senior Executive Vice
- ---------------------     President, Secretary          July 21, 1995
Robert R. Brownlee        and Director




                    *     Director                      July 21, 1995
- ---------------------
Robert T. Rylee


                    *     Director                      July 21, 1995
- ---------------------
Larry Haimovitch


/s/ Lauri L. Mitchell     Controller (Principal         July 27, 1995
- ---------------------     Accounting Officer)
Lauri L. Mitchell



*  By:  /s/ Alan J. Rabin
        ----------------------------
        Alan J. Rabin
        Attorney-in-fact



- --------------------------------------------------------------------------------
Exhibit                                      Included herein or
Number   Description                         Incorporated by Reference to
- --------------------------------------------------------------------------------

  23.0   Consent of Price Waterhouse LLP     Included herein
  23.2   Consent of B D O Seidman, LLP       Included herein
  27.0   Financial Data Schedule             Included herein

================================================================================

                         CARDIAC CONTROL SYSTEMS, INC.

                SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS

- -----------------------------------------------------------------------------------------------------
                                     Balance at   Additions                                Balance
                                     Beginning    Charged to                  Accounts    at End of
                                     of Period     Expense     Deductions     Recovered     Period
- -----------------------------------------------------------------------------------------------------
Allowance for doubtful accounts:
   Year ended March 31, 1995 .....   $  71,738                $  (7,292) (a)  $  16,063   $  80,509
   Year ended March 31, 1994 .....      72,348                     (610) (a)                 71,738
   Year ended March 31, 1993 .....      52,053    $  26,000      (5,705) (a)                 72,348

Reserve for Obsolescence:
   Year ended March 31, 1995 .....   $ 120,000                                            $ 120,000
   Year ended March 31, 1994 .....     175,000                $ (55,000) (b)                120,000
   Year ended March 31, 1993 .....     135,000    $  40,000                                 175,000

   (a) Uncollectible accounts written off

   (b) Materials scrapped

                                      S-1